Exhibit 10.1

EXECUTION VERSION

LOAN AND SERVICING AGREEMENT

Dated as of August 15, 2023

among

MSD BDC SPV II, LLC,

as the Borrower

MSD Investment Corp.,

as the Collateral Manager

MSD Investment Corp.,

as the Equityholder

MSD Investment Corp.,

as the Seller

CITIZENS BANK, N.A.,

as the Swingline Lender

CITIZENS BANK, N.A.,

as the Administrative Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as the Collateral Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as the Account Bank and the Collateral Custodian

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LIST OF SCHEDULES AND EXHIBITS

ANNEXES
ANNEX A	‑	Commitments
SCHEDULES
SCHEDULE I	‑	Conditions Precedent Documents
SCHEDULE II	‑	[Reserved]
SCHEDULE III	‑	[Reserved]
SCHEDULE IV	‑	Collateral Obligation Tape
SCHEDULE V	‑	[Reserved]
SCHEDULE VI	‑	[Reserved]
SCHEDULE VII	‑	Collateral Obligation List
SCHEDULE VIII	‑	Moody’s Industry Classification Group List
SCHEDULE IX	‑	Diversity Score Calculation

EXHIBITS
EXHIBIT A	‑	Form of Approval Notice
EXHIBIT B	‑	Form of Borrowing Base Certificate
EXHIBIT C	‑	Form of Disbursement Request
EXHIBIT D	‑	Form of Joinder Supplement
EXHIBIT E	‑	Form of Notice of Borrowing
EXHIBIT F	‑	Form of Notice of Reduction
EXHIBIT G	‑	Form of Notice of Permanent Reduction/Termination
EXHIBIT H‑1	‑	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships)
EXHIBIT H‑2	‑	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships)
EXHIBIT H‑3	‑	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships)
EXHIBIT H‑4	‑	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships)
EXHIBIT I		Form of Notice of Conversion
EXHIBIT J	‑	Form of Certificate of Closing Attorneys
EXHIBIT K	‑	Form of Monthly Report
EXHIBIT L	‑	Form of Collateral Manager’s Certificate
EXHIBIT M	‑	Form of Release of Required Loan Documents
EXHIBIT N	‑	Form of Transferee Letter
EXHIBIT O	‑	Form of Document Checklist

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This LOAN AND SERVICING AGREEMENT is made as of August 15, 2023, among:

(1) MSD BDC SPV II, LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2) MSD INVESTMENT CORP., a Maryland corporation, as the Collateral Manager (as defined herein);

(3) MSD INVESTMENT CORP., a Maryland corporation (together with its successors and assigns in such capacity, the “Equityholder”);

(4) MSD INVESTMENT CORP., a Maryland corporation (together with its successors and assigns in such capacity, the “Seller”);

(5) Each of the Lenders from time to time party hereto;

(6) CITIZENS BANK, N.A., as Swingline Lender (together with its successors and assigns in such capacity, the “Swingline Lender”);

(7) CITIZENS BANK, N.A., as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”);

(8) U.S. BANK NATIONAL ASSOCIATION, as the Account Bank (as defined herein) and as the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”); and

(9) U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as the Collateral Agent (together with its successors and assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in an aggregate principal amount not to exceed the Facility Amount. The proceeds of the Advances will be used (i) to finance the Borrower’s origination and acquisition of Eligible Collateral Obligations consisting of Specified Collateral Obligations and Approved Collateral Obligations and (ii) for the uses not otherwise prohibited by Section 5.02(h), in each case, subject to the terms and conditions set forth herein and in the other Transaction Documents. Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and the exhibits and schedules attached hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account” means any of the Canadian Dollar Account, the Euro Account, the GBP Account, the Collection Account, the Principal Collection Account, the Interest Collection Account, the Unfunded Exposure Account, the Collateral Account and any sub‑accounts thereof deemed appropriate or necessary by the Collateral Agent or the Account Bank for convenience in administering such accounts.

“Account Bank” means U.S. Bank National Association, in its capacity as the “Account Bank” pursuant to the Account Control Agreement.

“Account Control Agreement” means that certain Account Control Agreement, dated as of the Closing Date, among the Borrower, the Account Bank, the Collateral Manager and the Collateral Agent, which agreement relates to the Controlled Accounts, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Action” has the meaning assigned to that term in Section 8.03.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Balance” means, for any Eligible Collateral Obligation on any date of determination, an amount equal to the Assigned Value of such Eligible Collateral Obligation on such date multiplied by the Outstanding Balance thereof.

“Administrative Agent” means CBNA, in its capacity as administrative agent, together with its permitted successors and permitted assigns, including any successor appointed pursuant to Article IX.

“Administrative Expenses” means amounts (excluding principal payments, interest payments, any Make-Whole Fees, Undrawn Fees, Optional Prepayment Penalty and any other similar fees) due or accrued and payable by the Borrower to any other Person pursuant to any Transaction Document, including, but not limited to, indemnification payments, out of pocket

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expenses and amounts owing to any authorized third party service provider to the Borrower, any Lender, the Administrative Agent, the Collateral Custodian, the Collateral Agent, the Account Bank or any other Person (including accountants, agents and counsel of any of the foregoing for fees and expenses owing thereto) pursuant to any Transaction Document.

“Advance” means each loan advanced by the Lenders (including the Swingline Lender) to the Borrower on an Advance Date pursuant to Article II (including each Loan Advance, Swingline Advance and each advance made for the purpose of refunding the Swingline Lender for any Swingline Advance made pursuant to Section 2.01(b)).

“Advance Date” means the date on which an Advance is made.

“Advance Rate” means, as of any Measurement Date or other date of determination, with respect to any Eligible Collateral Obligation:

(i) in the case of a Broadly Syndicated Loan, 72.5%;

(ii) in the case of a Traditional Middle Market Loan, 67.5%

(iii) in the case of a Lower Middle Market Loan, 65.0%

(iv) in the case of a Senior Secured Bond, 60.0%

(v) in the case of a Recurring Revenue Loan, 50.0%;

(vi) in the case of a First Lien Last Out Loan, 45.0%; and

(vii) in the case of a Second Lien Loan, 35.0%.

“Advances Outstanding” means, on any date of determination, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day; provided that, the principal amounts of Advances outstanding shall not be reduced by any Available Collections or other amounts paid to the Lenders to the extent any such payment of such amounts are rescinded or have been returned to the Borrower for any reason.

“Advisers Act” has the meaning assigned to that term in Section 2.07(g).

“Affected Party” has the meaning assigned to that term in Section 2.10(a).

“Affiliate” when used with respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Agented Loan” means any Loan which is agented by a Person (other than the Borrower) on behalf of each lender that is at any time party to the related Underlying Instrument as part of a syndicated loan transaction.

“Aggregate Adjusted Balance” means, as of any date of determination, the aggregate sum of the Adjusted Balances for all Eligible Collateral Obligations in the Collateral Portfolio.

“Aggregate Funded Spread” means, as of any date of determination, the aggregate sum of (i) the stated interest rate spread (inclusive of any credit adjustment spread, if any) on each Eligible Collateral Obligation (including, for each Permitted Deferrable Obligation, only the required current cash pay interest thereon) above the greater of (x) the index applicable thereto (inclusive of any applicable benchmark floor benefit or similar floor benefit) and (y) zero, multiplied by (ii) the Adjusted Balance of each such Eligible Collateral Obligation.

“Aggregate Outstanding Balance” means, as of any date of determination, the aggregate sum of the Outstanding Balances for all Eligible Collateral Obligations in the Collateral Portfolio.

“Aggregate Unfunded Equity Exposure Amount” means, on any date of determination, the Dollar Equivalent of the sum of the Unfunded Equity Exposure Amounts of all Collateral Obligations included in the Collateral Portfolio.

“Aggregate Unfunded Exposure Amount” means, on any date of determination, the Dollar Equivalent of the sum of the Unfunded Exposure Amounts of all Collateral Obligations included in the Collateral Portfolio.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Anti‑Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti‑bribery or anti‑corruption laws, regulations or ordinances in any jurisdiction in which the Borrower, the Collateral Manager, the Seller, the Equityholder or any of their respective Subsidiaries is located or doing business.

“Anti‑Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower, the Collateral Manager, the Seller, the Equityholder or any of their respective Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Banking Laws” has the meaning assigned to such term in Section 10.06(p).

“Applicable Law” means, for any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and

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interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Dodd‑Frank Wall Street Reform and Consumer Protection Act, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi‑judicial tribunal or agency of competent jurisdiction.

“Applicable Prime Rate” means, (i) with respect to any Collateral Obligation, the prime or base rate applicable to such Collateral Obligation pursuant to the related Underlying Instrument; and (ii) with respect to any Advance, the rate publicly announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change hereunder as and when the Administrative Agent changes such designated rate. The Applicable Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any other specified financial institution in connection with extensions of credit to debtors.

“Approval Notice” means, with respect to any Eligible Collateral Obligation, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval of the Administrative Agent, in its sole and absolute discretion, of the acquisition, funding or origination, as applicable, of such Eligible Collateral Obligation by the Borrower; provided that Approval Notices may take the form of an email.

“Approved Collateral Obligation” means any Eligible Collateral Obligation (a) that is not a Specified Collateral Obligation and (b) with respect to which the Administrative Agent (in its sole discretion) shall have provided an Approval Notice to the Borrower. For the avoidance of doubt, any Eligible Collateral Obligation for which the Administrative Agent has waived one or more of the requirements set forth in the definition of “Eligible Collateral Obligation” shall be deemed to be an Approved Collateral Obligation for all purposes hereunder.

“Approved Foreign Jurisdiction” means Canada, the United Kingdom or Luxembourg and, with respect to any Approved Collateral Obligation, any other jurisdiction set forth and approved by the Administrative Agent in its sole discretion in the related Approval Notice.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis based on the quarterly financial statements and/or annual financial statements, as applicable, of the Collateral Manager, without duplication, of (a) the fair market value of the total assets of the Collateral Manager and its consolidated Subsidiaries as required by, and as determined in accordance with, GAAP and Applicable Law and any orders of the Securities and Exchange Commission issued to the Collateral Manager, to be determined by the board of directors of the Collateral Manager and reviewed by its auditors on a quarterly basis, less all liabilities (other than Indebtedness, including Indebtedness hereunder) of the Collateral Manager and its consolidated Subsidiaries, to (b) the aggregate amount of Indebtedness of the Collateral Manager and its consolidated Subsidiaries, in each case as determined pursuant to the 1940 Act and any orders of the Securities and Exchange Commission issued to or with respect to the Collateral Manager thereunder, including any exemptive relief granted by the Securities and Exchange Commission with respect to the indebtedness of any Subsidiary for purposes of the calculation of such ratio under the 1940 Act.

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“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Participation Interest” means a Participation Interest acquired under the Master Participation Agreement.

“Assigned Value” means, as of any date of determination (i) prior to the occurrence of a Revaluation Event, (a) with respect to any Specified Collateral Obligation, expressed as a percentage of the Outstanding Balance thereof, the lower of the Purchase Price and the par value thereof; or (b) with respect to any Approved Collateral Obligation, expressed as a percentage of the Outstanding Balance thereof, the lower of the Purchase Price and the value assigned by the Administrative Agent in its sole discretion in the applicable Approval Notice, in each case, as of the applicable Cut‑Off Date; and (ii) following the occurrence of a Revaluation Event with respect to any such Eligible Collateral Obligation, the Assigned Value of such Collateral Obligation shall be the Assigned Value, expressed as a percentage of the Outstanding Balance of such Collateral Obligation, determined by the Administrative Agent in its sole discretion.

Notwithstanding the foregoing, the “Assigned Value” shall be deemed to be zero automatically for any Collateral Obligation (1) that becomes a Defaulted Obligation; (2) following the occurrence of a Revaluation Event described in clause (b) of the definition thereof (solely with respect to a Specified Material Modification); (3) that is not an Eligible Collateral Obligation as of any date of determination; and (4) subject to mandatory repurchase by the Seller under the Purchase and Sale Agreement or the Master Participation Agreement, as applicable, in each case, unless otherwise agreed to by the Administrative Agent in its sole discretion.

“Available Collections” means the Dollar Equivalent of all cash collections and other cash proceeds with respect to any Collateral Obligation, including, without limitation, all Principal Collections, all Interest Collections, all Proceeds with respect to such Collateral Obligation, cash proceeds or other funds received by the Borrower or the Collateral Manager with respect to any Collateral Obligation (including from any guarantors), all other amounts, in each case, on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments.

“Available Tenor” means, as of any date of determination and with respect to the applicable then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that in each case is or may be used for determining the length of a Remittance Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Remittance Period” pursuant to Section 2.25 and any related definitions or provisions.

“Average Life” means, for any Collateral Obligation, as of any date of determination, the number determined by multiplying the amount of each Scheduled Payment of principal to be paid after such date of determination by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due.

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“Bail‑In Action” means the exercise of any Write‑Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail‑In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirements for such EEA Member Country from time to time which is described in the EU Bail‑In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person, in each case, under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the Bankruptcy Code; or

(ii) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

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“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, on any date, a fluctuating per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the greatest of (a) the Daily SOFR Rate; (b) the Federal Funds Rate in effect on such date plus 0.50%; and (c) the Applicable Prime Rate in effect on such date; provided that, the Base Rate shall at no time be less than the Floor; provided further that, notwithstanding the foregoing, if on any date the applicable Benchmark exceeds the highest of the rates specified in the foregoing clause (a), clause (b) and clause (c) on such date, then the Base Rate shall be increased by such excess for such date; provided further that, if the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Daily SOFR Rate or the Federal Funds Rate for any reason, including the inability or failure the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Base Rate shall be determined without regard to the foregoing clause (a) or clause (b), as applicable until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Applicable Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable, shall be effective from and including the effective date of such change in the Applicable Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable.

“Benchmark” means, initially, (i) with respect to a Daily Simple SOFR Advance, Daily Simple SOFR or (ii) with respect to a Term SOFR Advance, Term SOFR; provided that, if a Benchmark Transition Event has occurred with respect to Daily Simple SOFR or Term SOFR (or another then-current Benchmark, as applicable), then “Benchmark” means, with respect to the Advances, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.25 and any related definitions or provisions herein; provided further that, all references to “Benchmark” herein shall include the published component used in the calculation thereof, if any.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Borrower as the replacement for the applicable then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the currency applicable to such Benchmark at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of a then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), which has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such

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Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market conventions for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” shall be deemed to have occurred in the case of the foregoing clauses (a) or (b) with respect to any then-current Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any applicable then‑current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component)

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or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are or will no longer be representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information as described above has occurred with respect to each then‑current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (i) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the applicable then‑current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.25 and (ii) ending at the time that a Benchmark Replacement has replaced such then‑current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.25.

“BDT” means BDT & Company Holdings, LP a Delaware limited partnership.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3‑101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets.

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“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrower Operating Agreement” means, individually or collectively, as the context may require, the amended and restated limited liability company agreement of the Borrower, dated on or prior to the date hereof, and any other organizational or formation documents related thereto, in each case, as the same may be further amended, restated, modified or supplemented from time to time in accordance therewith and subject to the terms thereof and of this Agreement and of the Purchase and Sale Agreement, as applicable.

“Borrowing Base” means, on any date of determination, the Dollar Equivalent (as applicable) of the least of:

(a) the Facility Amount minus the Unfunded Equity Shortfall Amount;

(b) the sum of (i) the product of (1) the lower of (I) the Weighted Average Advance Rate and (II) the Maximum Portfolio Advance Rate multiplied by (2) the Aggregate Adjusted Balance minus (ii) the Excess Concentration Amount plus (iii) the amount of Principal Collections on deposit in the Principal Collection Account minus (iv) the Unfunded Equity Shortfall Amount; and

(c) the sum of (i) the Aggregate Adjusted Balance minus the Minimum Required Equity Amount plus (ii) amount of Principal Collections on deposit in the Principal Collection Account.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base, as of each Measurement Date or any other applicable date of determination, substantially in the form of Exhibit B hereto, prepared by the Collateral Manager (on behalf of the Borrower) and certified by a Responsible Officer of the Collateral Manager.

“Borrowing Base Deficiency” means a condition that exists and is continuing on any date of determination where the aggregate Advances Outstanding exceed the Borrowing Base.

“Bridge Loan” means any loan that (a) is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

“Broadly Syndicated Loan” means any First Lien Loan with respect to which the TTM EBITDA of the related Obligor is equal to or greater than $50,000,000 as of the applicable Cut-Off Date.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close.

“Canadian Dollar” means the lawful currency for the time being of Canada.

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“Canadian Dollar Account” means the securities account designated as the “Canadian Dollar Account” and any sub‑accounts under the Account Control Agreement created and maintained on the books and records of the Account Bank for the deposit of Canadian Dollars in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties.

“Canadian Dollars” means the lawful currency for the time being of Canada.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, partnership or a limited liability company, any and all similar ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Interest Coverage Ratio” means, for the Relevant Test Period with respect to any Collateral Obligation other than a Qualified Recurring Revenue Loan, the comparable definition in the related Underlying Instrument; provided that, in the event that “Cash Interest Coverage Ratio” is not defined in such Underlying Instrument (and no comparable defined term exists therein), then “Cash Interest Coverage Ratio” shall mean the reasonable and customary meaning of such term and shall consider any meaningful capital structure changes; provided, further, that, if such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then “Cash Interest Coverage Ratio” shall mean, for purposes of this Agreement, an amount, equal to the ratio of (i) EBITDA to (ii) either (a) the pro forma cash interest expense of such Obligor or (b) the cash interest expense of such Obligor for the previous twelve months, as reasonably determined by the Administrative Agent for such Obligor.

“CBNA” means Citizens Bank, N.A.

“Change of Control” means an event which will be deemed to have occurred if (a) the Equityholder ceases to own, of record, beneficially and directly, 100% of the Capital Stock of the Borrower; (b) any “assignment” (as defined in Section 202(a)(1) of the Investment Advisors Act of 1940) of either (i) the related investment management agreement by the Investment Manager (other than an assignment to an Affiliate of the Investment Manager with the prior written consent of the Administrative Agent in its sole discretion) or (ii) the ownership interests of the Investment Manager (other than an assignment to an Affiliate of the Investment Manager (including, without limitation, BDT) with the prior written consent of the Administrative Agent in its sole discretion), or (c) the Investment Manager, or, with the prior written consent of the Administrative Agent in its sole discretion, any Affiliate (including, without limitation, BDT) thereof, is no longer the investment manager of the Borrower or the Equityholder.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” means August 15, 2023.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Collateral Account” means the securities account designated as the “Collateral Account” and any sub-accounts under the Account Control Agreement created and maintained on the books and records of the Account Bank in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning assigned to that term in the preamble hereto.

“Collateral Agent Expenses” means the expenses set forth in the Collateral Agent and Collateral Custodian Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time, and any other accrued and unpaid expenses (including reasonable and documented attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Agent under the Transaction Documents.

“Collateral Agent Fees” means the fees set forth in the Collateral Agent and Collateral Custodian Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.

“Collateral Agent and Collateral Custodian Fee Letter” means the Collateral Agent and Collateral Custodian Fee Letter, dated as of the date hereof, among the Collateral Agent, the Account Bank, the Collateral Custodian and the Borrower, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 10.05.

“Collateral Custodian” means U.S. Bank National Association, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

“Collateral Custodian Expenses” means the expenses set forth in the Collateral Agent and Collateral Custodian Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time, and any other accrued and unpaid expenses (including reasonable and documented attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Custodian under the Transaction Documents.

“Collateral Custodian Fees” means the fees set forth in the Collateral Agent and Collateral Custodian Fee Letter, as such fee letter may be amended, restated, supplemented and/or otherwise modified from time to time.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 12.05.

“Collateral Database” has the meaning assigned to that term in Section 10.02(b)(iv).

“Collateral Management Fee” means the fee payable to the Collateral Manager (or its designee) on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.25%, (ii) the arithmetic mean of the aggregate outstanding principal balance of the Collateral Portfolio on the first day and on the last day of the related Remittance

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Period and (iii) the actual number of days in such Remittance Period divided by 360; provided that, in the sole discretion of the Collateral Manager, the Collateral Manager may, from time to time, waive all or any portion of the Collateral Management Fee payable on any Payment Date.

“Collateral Management Standard” means, with respect to each Collateral Obligation included in the Collateral Portfolio, to service and administer each such Collateral Obligation in accordance with Applicable Law, the terms of this Agreement and the other Transaction Documents, the applicable Underlying Instruments, all customary and usual servicing practices for loans like the Collateral Obligations and, to the extent consistent with the foregoing, (i) if the Collateral Manager is the originator or an Affiliate thereof, the higher of: (A) in a manner which the Collateral Manager believes to be consistent with the practices and procedures followed by institutional collateral managers of national standing relating to assets of the nature and character of the Collateral Obligations, and (B) the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans for its own account; and (ii) if the Collateral Manager is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans for its own account.

“Collateral Manager” means, initially, MSD Investment Corp., thereafter, any successor Collateral Manager, as applicable, then authorized, pursuant to Section 6.01 to manage, service, administer, and collect on the Collateral Obligations and exercise rights and remedies in respect of the same.

“Collateral Manager Certificate” has the meaning assigned to that term in Section 6.08(c).

“Collateral Manager Default” means the occurrence of any one or more of the following events:

(a) any failure by the Collateral Manager to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account, as required by this Agreement or any Transaction Document which continues unremedied for a period of two (2) Business Days;

(b) any failure on the part of the Collateral Manager duly (i) to observe or perform in any material respect any other covenants or agreements of the Collateral Manager set forth in this Agreement or the other Transaction Documents to which the Collateral Manager is a party (including, without limitation, any material delegation of the Collateral Manager’s duties that is not permitted by Section 6.01 of this Agreement), or (ii) to comply in any material respect with the Collateral Management Standard regarding the management and servicing of the Collateral Portfolio, and, in each case, the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

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(c) any failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of United States $2,500,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;

(d) any failure by the Collateral Manager to deliver any required Monthly Report or any other Required Reports hereunder on or before the date occurring five (5) Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(e) the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of money in excess of United States $2,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 45 consecutive days after the later of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished, without such judgment, decree or order being vacated, stayed or discharged during such 30-day period;

(f) a Bankruptcy Event shall occur with respect to the Collateral Manager;

(g) any Change of Control shall occur;

(h) the failure by the Borrower at any time to maintain MSD Investment Corp. or any Affiliate as the Collateral Manager hereunder;

(i) the failure of the Collateral Manager, together with BDT and their respective Affiliates, at any time to maintain $8,000,000,000 of assets under management with respect to its below-investment grade assets under management across bank loans, high yield and private debt;

(j) [reserved];

(i) any representation, warranty or certification made by the Collateral Manager herein or in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect when made, in any material respect, and continues to be unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(j) the Collateral Manager fails to maintain liquidity in at amount at least equal to the Unfunded Equity Shortfall Amount; or

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(k) any Event of Default occurs as a result of a material breach by the Collateral Manager of its duties under this Agreement.

“Collateral Manager Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Collateral Obligation” means a Loan, a Senior Secured Bond or a Participation Interest owned by the Borrower, excluding the Retained Interest thereon.

“Collateral Obligation File” means, with respect to each Collateral Obligation, a file containing (a) each of the documents and items as set forth on the Document Checklist with respect to such Collateral Obligation and (b) duly executed originals (to the extent required by the Collateral Management Standard) and copies of any other relevant records relating to such Collateral Obligations and Portfolio Assets pertaining thereto.

“Collateral Obligation List” means the schedule set forth as Schedule VII hereto of all Eligible Collateral Obligations included in the Collateral Portfolio that is designated by the Borrower (or the Collateral Manager on behalf of the Borrower) to support Advances under the Borrowing Base, as supplemented on any subsequent Advance Date, Cut‑Off Date, Discretionary Sale Date or Substitution Date by the delivery from the Collateral Manager to the Administrative Agent (with a copy to the Collateral Agent) of an updated Collateral Obligation List, which Collateral Obligation List is incorporated herein by reference, and which Collateral Obligation List shall, together with all supplements and amendments thereto, be included in and made a part of the Collateral Obligation Tape.

“Collateral Obligation Tape” means the Collateral Obligation Tape identifying the Collateral Obligations delivered by the Borrower or the Collateral Manager to the Collateral Custodian, the Collateral Agent and the Administrative Agent. Each such schedule shall set forth the applicable information specified on Schedule IV.

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter‑of‑credit rights, software, supporting obligations, accessions, or other property of the Borrower, including, without limitation, all right, title and interest of the Borrower in the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i) the Collateral Obligations and all monies due or to become due in payment under such Collateral Obligations on and after the related Cut‑Off Date, including, but not limited to, all Available Collections;

(ii) the Portfolio Assets with respect to the Collateral Obligations referred to in clause (i);

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(iii) the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts;

(iv) the Transaction Documents; and

(v) all income and Proceeds of the foregoing.

“Collateral Quality Tests” means, collectively or individually as the context may require, the Minimum Diversity Test, the Minimum Weighted Average Spread Test, the Minimum Weighted Average Coupon Test and the Maximum Weighted Average Life Test.

“Collateral Reporting Package” has the meaning set forth in Section 6.08(e).

“Collection Account” means, collectively, the securities account designated as a “Collection Account” and any sub‑accounts under the Account Control Agreement; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Date” means the date following the termination or expiration of the Reinvestment Period on which the Commitments have been irrevocably terminated in full and the Obligations have been irrevocably paid in full (including without limitation all Yield, any Optional Prepayment Penalty, Make-Whole Fees and/or Undrawn Fees, as applicable, and any other amounts owing and payable hereunder or under any other Transaction Document) other than unmatured contingent indemnification obligations not related to claims, causes of action, or liabilities that have been threatened or asserted, and the Borrower shall have no further right to request any additional Advances.

“Collections” means, with respect to any Eligible Currency, Principal Collections and Interest Collections denominated therein (or the Dollar Equivalent thereof, as applicable).

“Commitment” means, with respect to each Lender, (a) prior to the end of the Reinvestment Period or for purposes of Advances made pursuant to Section 2.02(g), the dollar amount set forth opposite such Lender’s name on Annex A hereto (as such amount may be reduced pursuant to Section 2.18 or increased pursuant to Section 2.21 or otherwise revised from time to time in accordance with the terms hereof) or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable; (b) on or after the end of the Reinvestment Period (other than for purposes of Advances made pursuant to Section 2.02(g)), such Lender’s Pro Rata Share of the aggregate Advances Outstanding; and (c) on or after the Termination Date, zero.

“Concentration Limitations” means the concentration limitations, calculated as of any date of determination with respect to each Eligible Collateral Obligation included in the Collateral Portfolio (after giving effect to all Eligible Collateral Obligations to be purchased or sold by the Borrower on such date), the amounts thereof in excess of which shall be aggregated

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(without duplication) for purposes of calculating the Excess Concentration Amount pursuant to the definition thereof, equal to:

(a) the sum of the Adjusted Balances of all Eligible Collateral Obligations to Obligors in the same Industry Classification (other than the Obligors in the three largest Industry Classifications) in excess of 10.0% of the Excess Concentration Measure;

(b) the sum of the Adjusted Balances of all Eligible Collateral Obligations to Obligors in the three largest Industry Classifications in excess of (i) with respect to the largest Industry Classification, 25.0% of the Excess Concentration Measure, (ii) with respect to the second‑largest Industry Classification, 15.0% of the Excess Concentration Measure and (iii) with respect to the third‑largest Industry Classification, 12.5% of the Excess Concentration Measure; provided that Obligors in the “Energy Equipment & Services,” “Oil, Gas & Consumable Fuels,” “Metals & Mining,” “Food & Staples Retailing,” “Internet & Direct Marketing Retail,” “Multiline Retail” or “Specialty Retail” Industry Classifications, in the aggregate, shall not exceed 10.0% of the Excess Concentration Measure;

(c) the sum of the Adjusted Balances of all Eligible Collateral Obligations to the same Obligor (other than the five largest Obligors) in excess of 5.0% of the Excess Concentration Measure; provided that, for purposes of this clause (c), all Collateral Obligations included or expected to be included as part of the Collateral Portfolio, the Obligor of which is an Affiliate of another Obligor, shall be calculated in the aggregate as having a single Obligor;

(d) the sum of the Adjusted Balances of all Eligible Collateral Obligations to (i) the largest Obligor in excess of 7.5% of the Excess Concentration Measure, (ii) each of the second and third‑largest Obligors in excess of 6.5% of the Excess Concentration Measure, and (iii) each of the fourth and fifth‑largest Obligors in excess of 6.0% of the Excess Concentration Measure; provided that, for purposes of this clause (d), all Collateral Obligations included or expected to be included as part of the Collateral Portfolio, the Obligor of which is an Affiliate of another Obligor, shall be calculated in the aggregate as having a single Obligor;

(e) the aggregate sum of the Adjusted Balances of all Eligible Collateral Obligations issued by the six largest Obligors in excess of 35.0% of the Excess Concentration Measure; provided that, for purposes of this clause (e), all Collateral Obligations included or expected to be included as part of the Collateral Portfolio, the Obligor of which is an Affiliate of another Obligor, shall be calculated in the aggregate as having a single Obligor;

(f) the sum of the Adjusted Balances of all Eligible Collateral Obligations (i) that are Second Lien Loans or First Lien Last Out Loans, in the aggregate, in excess of 30.0% of the Excess Concentration Measure and (ii) that are Second Lien Loans or First Lien Last Out Loans to Obligors with an EBITDA of less than $100,000,000, in excess of 10.0% of the Excess Concentration Measure;

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(g) the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Permitted Deferrable Obligations in excess of 5.0% of the Excess Concentration Measure;

(h) the sum of the Adjusted Balances of all Eligible Collateral Obligations that are unhedged Fixed Rate Obligations in excess of 5.0% of the Excess Concentration Measure;

(i) the sum of the Adjusted Balances of all Eligible Collateral Obligations with Obligors organized or with principal operations in an Approved Foreign Jurisdiction or which are underwritten with respect to Underlying Collateral located in an Approved Foreign Jurisdiction in excess of 15.0% of the Excess Concentration Measure;

(j) the sum of the Adjusted Balances of all Eligible Collateral Obligations denominated in an Eligible Currency other than Dollars in excess of 15.0% of the Excess Concentration Measure;

(k) the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Participation Interests (other than Assigned Participation Interests) in excess of 10.0% of the Excess Concentration Measure;

(l) the Aggregate Unfunded Exposure Amount in excess of 10.0% of the Excess Concentration Measure;

(m) the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Senior Secured Bonds in excess of 15.0% of the Excess Concentration Measure;

(n) the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Recurring Revenue Loans in excess of 10.0% of the Excess Concentration Measure;

(o) the sum of the Adjusted Balances of all Eligible Collateral Obligations that are DIP Collateral Obligations in excess of 5.0% of the Excess Concentration Measure;

(p) the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Discount Obligations in excess of 10.0% of the Excess Concentration Measure; and

(q) the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Cov-Lite Loans to Obligors with an EBITDA of less than $50,000,000, in excess of 10% of the Excess Concentration Measure.

“Conforming Changes” means, with respect to either the use or administration of the applicable Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Remittance Period” or, in each case, any similar or analogous definition, the addition of a concept of “interest period” or any similar or analogous concept, the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment,

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conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters), in each case, that the Administrative Agent decides (in consultation with the Borrower) may be appropriate in connection with the use or administration of the applicable Benchmark or to reflect the use, administration, adoption and/or implementation of Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlled Accounts” means the Collection Account and the Unfunded Exposure Account.

“Conversion Date” means the date on which a Loan Advance is converted from one Type to another.

“Cov‑Lite Loan” means an Eligible Collateral Obligation that does not contain any Maintenance Covenants; provided that, any such Eligible Collateral Obligation that either (i) contains a cross‑default provision to, or (ii) is pari passu with or senior to, another loan of the same Obligor, which requires the Obligor to comply with a Maintenance Covenant will be deemed not to be a Cov‑Lite Loan.

“Covered Party” means any Secured Party that is one of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b), or any subsidiary of such a covered bank to which 12 C.F.R. Part 47 applies in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Credit Improved Obligation” means any Collateral Obligation for which such designation has been approved by the Administrative Agent in its sole discretion and which the Collateral Manager has determined in accordance with the Collateral Management Standard (as certified in writing to the Administrative Agent) has significantly improved in credit quality from the condition of its credit as of the applicable Cut-Off Date, which judgment may (but need not) be based on one or more of the following:

(a) the Obligor in respect of such Collateral Obligation has shown improved financial results since the published financial reports first produced after it was acquired by the Borrower;

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(b) the Obligor in respect of such Collateral Obligation since the date on which such Collateral Obligation was acquired by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(c) with respect to which one or more of the following criteria applies in respect of such Collateral Obligation: (i) such Collateral Obligation has been upgraded or put on a watch list for possible upgrade by S&P or Moody’s since the Cut-Off Date; (ii) the proceeds from a sale of such Collateral Obligation would be at least 101% of its purchase price; or (iii) the price of such Collateral Obligation changed during the period from the date on which it was acquired by the Borrower to the date of determination by a percentage either more positive, or less negative, as the case may be, than the percentage change in a nationally recognized loan index selected by the Collateral Manager over the same period plus 0.50%.

“Credit Risk Obligation” means any Collateral Obligation for which such designation has been approved by the Administrative Agent in its sole discretion and which the Collateral Manager has determined in accordance with the Collateral Management Standard (as certified in writing to the Administrative Agent) is a stressed loan for which the full amount of principal is unlikely to ultimately be paid back in full.

“Cure Notice” means, subject to Section 2.06, a notice which (a) is delivered by or on behalf of the Borrower to the Administrative Agent not later than two (2) Business Days after either (i) the occurrence of a Borrowing Base Deficiency or (ii) any Measurement Date on which the Minimum Equity Test is not satisfied and (b) contains a written certification from the Collateral Manager that such Borrowing Base Deficiency shall be cured or the Minimum Equity Test shall be satisfied, as applicable, no later than twelve (12) Business Days after the occurrence of such Borrowing Base Deficiency or Minimum Equity Test failure, as applicable, and, in each case, setting forth in reasonable detail (with supporting calculations) the manner in which the Borrower plans to cure such Borrowing Base Deficiency or satisfy the Minimum Equity Test, as applicable, pursuant to Section 2.06.

“Cut‑Off Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation is Pledged hereunder.

“Daily Simple SOFR” means, for any calendar day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S.

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Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower or any other Person.

“Daily Simple SOFR Advance” means any Loan Advance for which the Benchmark is based on Daily Simple SOFR.

“Daily SOFR Rate” means, for any day, a rate per annum equal to the Term SOFR Reference Rate in effect on such day for a one-month tenor (subject to the Floor referred to in the definition of “Base Rate”).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Obligation” means any Collateral Obligation as to which any one of the following events or circumstances has occurred:

(a) (i) a default in the payment of any principal, interest, commitment or non-use fees with respect to any Scheduled Payment or part thereof has occurred and is continuing for longer than the shorter of (x) the grace period (if any) permitted by the related Underlying Instrument and (y) three (3) Business Days past the applicable due date; or (ii) without limiting the foregoing clause (i), the maturity of such Collateral Obligation is accelerated, either automatically or at the election or other action by any agent or such number of lenders (including the Borrower) required to take any such action to accelerate the Collateral Obligation or commence the enforcement of any other rights or remedies pursuant to the related Underlying Instrument;

(b) a Bankruptcy Event occurs with respect to the Obligor thereof, unless the related Collateral Obligation is a DIP Collateral Obligation;

(c) a default in the payment of any principal, interest or any other amount, including without limitation commitment or non-use fees, has occurred and is continuing for longer than the shorter of (x) the grace period (if any) permitted by the related Underlying Instrument and (y) three (3) Business Days past the applicable due date with respect to any other loan or other debt obligation of the same Obligor which is senior or pari passu in right of payment to such Collateral Obligation;

(d) such Collateral Obligation has (x) a public rating by S&P of “CC” or below, or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable;

(e) the Collateral Manager or the Borrower has actual knowledge that such Collateral Obligation is pari passu or junior in right of payment as to the payment of principal and/or interest to another loan or other debt obligation of the same Obligor which

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has (i) a public rating by S&P of “CC” or below, or “SD” or (ii) a public probability of default rating by Moody’s of “D” or “LD”, and in each case such loan or other debt obligation remains outstanding; provided that, both such Collateral Obligation and such other loan or other debt obligation are full recourse obligations of the applicable Obligor; or

(f) the Collateral Manager determines, in its sole discretion, in accordance with the Collateral Management Standard, that all or a material portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Advances or participations in Swingline Advances required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has (other than pursuant to an Undisclosed Administration) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (v) becomes subject to a Bail‑In Action.

“Deferrable Obligation” means a Collateral Obligation on which any portion of the interest accrued for a specified period of time or until the maturity thereof is permitted to be, at the option of the Obligor, added to the principal balance of such Collateral Obligation or otherwise deferred rather than being paid in cash pursuant to the related Underlying Instrument as of the applicable Cut-Off Date.

“Delayed Draw Obligation” means a First Lien Loan (other than a Revolving Obligation) that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more installments on draw dates to occur after the initial funding of such Loan but which, once all such installments have been made, has the characteristics of a Term Loan; provided that such loan shall only be considered a Delayed Draw Obligation for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

“Designated Lender” means CBNA, in its capacity as a Lender hereunder, and any successor‑in‑interest thereto.

“Determination Date” means the last day of each calendar month.

“DIP Collateral Obligation” means any Collateral Obligation fully secured by senior liens (i) with respect to which the related Obligor is a debtor‑in‑possession as defined under

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the Bankruptcy Code, (ii) which has the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Disbursement Request” means a disbursement request from the Borrower (or the Collateral Manager and/or the Equityholder on behalf of the Borrower, as applicable) to the Administrative Agent (with a copy to the Collateral Agent) in the form attached hereto as Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Account in accordance with Section 2.20, as applicable.

“Discount Obligation” means any Eligible Collateral Obligation acquired by the Borrower for a Purchase Price of less than 90.0%.

“Discretionary Sale” has the meaning set forth in Section 2.07(a).

“Discretionary Sale Date” means the Business Day identified by the Borrower (or the Collateral Manager on behalf of the Borrower) to the Administrative Agent and the Collateral Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice” has the meaning set forth in Section 2.07(a)(i).

“Disruption Event” means the occurrence of any of the following: any Lender shall have notified the Administrative Agent, the Collateral Manager and the Borrower (with a copy to the Collateral Agent) (a) of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the applicable interbank market to fund any Advance; (b) of the inability, for any reason, of such Lender to determine the applicable Benchmark; (c) of a determination by such Lender that the rate at which Dollar deposits are being offered to such Lender in the applicable interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance; or (d) of the inability of such Lender to obtain Dollars to make, fund or otherwise maintain any Advance.

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule IX hereto, as such diversity score shall be updated at the option of the Administrative Agent if Moody’s publishes revised criteria or S&P publishes revised industry groups or the application of such revised criteria to this facility is necessary to avoid an increased regulatory capital charge for the Administrative Agent or any Lender hereunder.

“Document Checklist” means, for each Collateral Obligation, an electronic or hard copy, as applicable, of a checklist, in the form of Exhibit O, delivered by or on behalf of the Borrower to the Collateral Custodian (with a copy to the Administrative Agent) of all applicable Required Loan Documents to be included within the respective Collateral Obligation File.

“Dollar Equivalent” means, on any date of determination, with respect to any amount related to any Collateral Obligation, (a) for any such amount denominated in Dollars, such

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amount and (b) for any such amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Collateral Manager in accordance with the Collateral Management Standard using the Spot Rate. The Administrative Agent, the Collateral Agent, the Account Bank and the Collateral Custodian shall not have any responsibility for any calculation of a Dollar Equivalent amount made by the Collateral Manager.

“Dollars” means, and the conventional “$” signifies, the lawful currency of the United States of America.

“EBITDA” means, for the Relevant Test Period with respect to any Collateral Obligation, the reasonable and customary meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the related Underlying Instrument (together with all add‑backs and exclusions as designated therein); provided that, in the event that “EBITDA” and/or “Adjusted EBITDA” are not defined in such Underlying Instrument (and no comparable defined term exists therein), or such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then “EBITDA” shall mean, for purposes of this Agreement, an amount, for the principal Obligor on such Collateral Obligation and any of its parents or Subsidiaries that are obligated pursuant to such Underlying Instrument (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus cash interest expense, income taxes, depreciation, amortization and, to the extent approved by the Administrative Agent on a Collateral Obligation-by-Collateral Obligation basis, (i) any other non-cash charges and organization costs deducted in determining earnings from continuing operations for such period and (ii) costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period), in each case, consistent with the applicable Collateral Reporting Package provided by related Obligor, and any other item the Borrower (or the Collateral Manager on behalf of the Borrower) and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Equity Amount” means, as of any date of determination, the greater of (x) the Aggregate Adjusted Balance, minus the Advances Outstanding, plus the amount of Principal Collections on deposit in the Principal Collection Account, and (y) $0.

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“Effective LTV” means, as of any date of determination, the result, expressed as a percentage of (i) for any First Lien Loan, First Lien Last Out Loan, Senior Secured Bond, Recurring Revenue Loan (other than a Qualified Recurring Revenue Loan) or Qualified First Lien Loan, the Senior Net Leverage Ratio divided by the Enterprise Value thereof; (ii) for any Second Lien Loan, the Total Net Leverage Ratio divided by the Enterprise Value thereof; or (iii) for any Qualified Recurring Revenue Loan, the Gross Debt-to-Recurring-Revenue Ratio divided by the Enterprise Value thereof.

“Eligible Collateral Obligation” means, at any time, any Collateral Obligation which satisfies each of the representations, warranties and conditions contained in Section 4.01(ll) and Section 4.02 and which satisfies each of the following eligibility requirements (unless the Administrative Agent, in its sole discretion, agrees to waive any such requirement with respect to such Collateral Obligation; provided that, if the Administrative Agent has waived any of the following requirements (and such requirement is not currently satisfied) with respect to more than 15.0% of the Aggregate Outstanding Balance on any date of determination, then any waiver of any of the following requirements with respect to any additional Collateral Obligation to be included in the Collateral Portfolio shall require the consent of the Required Lenders on or prior to the applicable Cut-Off Date):

(a) Each such Collateral Obligation is (i) a Specified Collateral Obligation or (ii) an Approved Collateral Obligation.

(b) Each such Collateral Obligation is a First Lien Loan, a First Lien Last Out Loan, a Second Lien Loan, a Recurring Revenue Loan, a DIP Collateral Obligation, a Permitted Deferrable Obligation, a Delayed Draw Obligation (which Delayed Draw Obligation is also a First Lien Loan), a Revolving Obligation or a Senior Secured Bond, in each case, evidenced by a note or a credit document and, other than in the case of any Collateral Obligation acquired or funded directly by the Borrower at the origination of such Collateral Obligation, an assignment or participation document in the form specified in the applicable credit agreement or, if no such specification, on a form reasonably acceptable to the agent or, in the case of a Participation Interest, the seller and Borrower (which the parties acknowledge that the Loan Syndications and Trading Association assignment form or the Loan Syndications and Trading Association participation form, as applicable, (or applicable United Kingdom, European or Canadian equivalent) is acceptable) in respect of such Collateral Obligation, in each case, governed by, and construed in accordance with, all Applicable Law. Each such Collateral Obligation and the Portfolio Assets related thereto is subject to a valid, subsisting and enforceable first or second priority perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, on behalf of the Secured Parties, and the Borrower has good and marketable title to, such Collateral Obligation and the Portfolio Assets related thereto, free and clear of all Liens other than any Permitted Liens.

(c) Such Collateral Obligation is not a Defaulted Obligation.

(d) The Obligor with respect to such Collateral Obligation is an Eligible Obligor domiciled and organized or incorporated in (and the Underlying Collateral with respect to which such Collateral Obligation was principally underwritten is located in) the United

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States or any state or territory thereof or an Approved Foreign Jurisdiction; provided that, the foregoing restriction shall not apply to any Obligor that is (x) not the primary obligor and (y) not the basis on which the applicable Collateral Obligation was principally underwritten.

(e) Each such Collateral Obligation is denominated and payable only in an Eligible Currency and does not permit the currency or country in which such Collateral Obligation is payable to be changed (unless such permitted currency is another Eligible Currency).

(f) No such Collateral Obligation is Margin Stock.

(g) The acquisition of such Collateral Obligation does not cause the Borrower or the assets constituting the Collateral Portfolio to be required to be registered as an investment company under the 1940 Act (with the parties hereto hereby acknowledging and agreeing that a Person which is a “business development corporation” (as such term is defined in the 1940 Act) shall, for all purposes hereunder and under the other Transaction Documents, not be deemed to be a Person required to be registered as an investment company under the 1940 Act).

(h) Such Collateral Obligation is not a construction loan and is not principally secured by real estate.

(i) Each such Collateral Obligation constitutes a legal, valid, binding and enforceable obligation of the Obligor thereunder and each guarantor thereof, enforceable against each such Person in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations and there are no conditions precedent to the enforceability or validity of the Collateral Obligation that have not been satisfied or validly waived.

(j) If such Collateral Obligation is a Deferrable Obligation, it is a Permitted Deferrable Obligation.

(k) The Obligor with respect to each such Collateral Obligation is not an Affiliate of the Collateral Manager or the Equityholder, except to the extent warrants or other equity interests in such Obligor are granted to the Collateral Manager or the Equityholder or one of their Affiliates in connection with a restructuring of such Collateral Obligation, in each case, other than as expressly permitted or required by this Agreement, the Master Participation Agreement and the Purchase and Sale Agreement.

(l) The acquisition of any such Collateral Obligation by the Borrower or the Pledge thereof would not (a) materially, as determined by the Administrative Agent in its reasonable discretion, violate any Applicable Law or (b) in the Administrative Agent’s commercially reasonable judgment, cause the Administrative Agent or any Lender to fail to comply with any request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction thereover.

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(m) No such Collateral Obligation or Underlying Collateral contravenes any Applicable Law and no part thereof is in violation of any Applicable Law, in each case, in any material respects.

(n) Pursuant to the Underlying Instrument with respect to such Collateral Obligation, (i) either (a) such Collateral Obligation is assignable to the Borrower or participated to the Borrower, as applicable, and the Borrower’s rights therein are able to be Pledged to the Collateral Agent, on behalf of the Secured Parties, without the consent of the Obligor or (b) all consents necessary for assignment or participation, as applicable, of such Collateral Obligation to the Borrower and Pledge to the Collateral Agent for the benefit of the Secured Parties have been obtained; and (ii)(a) only usual and customary consents (which may include a disqualified institution list) are required, (b) any consents necessary for future assignments shall not be unreasonably withheld by the applicable Obligor and/or agent and (c) the ability to enforce rights and remedies in respect of the same thereunder inure to the benefit of the holder of such Collateral Obligation (subject only to usual and customary rights of any applicable agent or other lenders).

(o) The funding obligations of the Borrower for each such Collateral Obligation and the Underlying Instrument under which each such Collateral Obligation was created have been fully satisfied and all sums available thereunder have been fully advanced, or if such Collateral Obligation is a Revolving Obligation or Delayed Draw Obligation, the Unfunded Equity Exposure Amount with respect to such Collateral Obligation shall not create a Borrowing Base Deficiency.

(p) (i) No such Collateral Obligation is the subject of any assertions in respect of, any litigation, right of rescission, set‑off, counterclaim or defense, including the defense of usury, by the related Obligor, nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set‑off, counterclaim or defense, including the defense of usury, and no such right of rescission, set‑off, counterclaim or defense has been asserted with respect thereto, and (ii) the Underlying Instrument with respect to such Collateral Obligation contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are not subject to rescission, set‑off and counterclaim against the Equityholder and its assignees or any holder thereof.

(q) No such Collateral Obligation has been repaid, prepaid, satisfied, subordinated or rescinded, in each case, in full or substantially in full (other than, with respect to a Collateral Obligation which is a Revolving Obligation, any repayments made thereunder so long as the corresponding commitment is not permanently reduced in connection with such repayment).

(r) No such Collateral Obligation has been sold, transferred, assigned or pledged by the Borrower to any Person other than to the Collateral Agent for the benefit of the Secured Parties.

(s) Such Collateral Obligation is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make

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“gross‑up” payments that cover the full amount of such withholding tax on an after‑tax basis.

(t) The Obligor with respect to such Collateral Obligation (and any guarantor of such Obligor’s obligations thereunder), had full legal capacity to execute and deliver the Underlying Instrument which creates such Collateral Obligation and any other documents related thereto.

(u) Each such Collateral Obligation was (i) originated or funded by the Borrower, (ii) sold and/or contributed by the Seller to the Borrower under the Purchase and Sale Agreement or the Master Participation Agreement, or (iii) sold by a third party directly to the Borrower under any assignment and acceptance agreement or participation agreement evidencing the Borrower’s acquisition thereof, as applicable, and, to the extent required by Applicable Law, the Borrower has all necessary consents, licenses, approvals, authorizations and permits to purchase and own each such Collateral Obligation and enter into the Underlying Instrument (or participation agreement, as applicable) pursuant to which each such Collateral Obligation was created, in the jurisdiction where the Obligor is located and any other relevant jurisdiction.

(v) There are no proceedings pending or, to the Borrower’s knowledge, threatened (i) asserting insolvency of the Obligor of such Collateral Obligation, or (ii) wherein the Obligor of such Collateral Obligation, any other obligated party or any Governmental Authority has alleged that such Collateral Obligation or the Underlying Instrument which creates such Collateral Obligation is illegal or unenforceable.

(w) Each such Collateral Obligation requires the related Obligor to maintain the Underlying Collateral in good repair and pay all maintenance, repair, taxes and any other costs and expenses (and maintain adequate insurance) with respect to such Underlying Collateral.

(x) The Underlying Collateral for each such Collateral Obligation has not, and will not, be used by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Borrower or the Lenders under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or order related to addressing the environment, health or safety.

(y) The original term to maturity of such Collateral Obligation is less than or equal to eight years.

(z) No such Collateral Obligation contains confidentiality restrictions that would prohibit the Lenders or the Administrative Agent from accessing all necessary information (as required to be provided pursuant to the Transaction Documents) with regards to such Collateral Obligation; provided that, the Lenders and/or the Administrative Agent, as applicable, shall agree to maintain the confidentiality of such information in accordance with the provisions of the related Underlying Instrument.

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(aa) Each such Collateral Obligation provides for a full, fixed amount of principal payable in cash no later than its stated maturity and has a current cash coupon payable at least semi‑annually.

(bb) Each such Collateral Obligation (a) was originated or sourced and underwritten, or acquired, by the Seller or the Borrower (or the Collateral Manager on the Borrower’s behalf) including, the completion of such due diligence as the Seller or the Collateral Manager on the Borrower’s behalf considered necessary in accordance with the Collateral Management Standard and (b) is being managed by the Collateral Manager in accordance with the Collateral Management Standard.

(cc) All of the original or certified Required Loan Documents and the Document Checklist, with respect to such Collateral Obligation have been, or will be, delivered to the Collateral Custodian within the time periods required under this Agreement, and all Collateral Obligation Files are being or shall be maintained by the Collateral Manager.

(dd) Except in the case of a DIP Collateral Obligation, no such Collateral Obligation is an extension of credit by the Equityholder (or any other Person) to the Obligor for the purpose of (a) making any past due principal, interest or other payments due on such Collateral Obligation, (b) preventing such Collateral Obligation or any other loan to the related Obligor from becoming past due or (c) preventing such Collateral Obligation from becoming defaulted.

(ee) The Obligor with respect to such Collateral Obligation, as of any date of determination and at all relevant times, (a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization; (b) is a legal operating entity or holding company; (c) has not entered into the Collateral Obligation primarily for personal, family or household purposes; and (d)(i) except in the case of a DIP Collateral Obligation, if within the 12 months prior to the related Cut‑Off Date it was the subject of a Bankruptcy Event (unless, as certified to the Administrative Agent by the Collateral Manager, such Obligor was not primarily relied upon in the credit underwriting of such Collateral Obligation), such Collateral Obligation is restructured or newly originated and is approved by the Administrative Agent in its sole discretion or (ii) as of the related Cut‑Off Date, except in the case of a DIP Collateral Obligation, is not (and for the previous two years, has not been) the subject of a Bankruptcy Event (unless, as certified to the Administrative Agent by the Collateral Manager, such Obligor was not primarily relied upon in the credit underwriting of such Collateral Obligation) and such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, in each case, as determined by the Collateral Manager in its reasonable discretion unless approved in writing by the Administrative Agent.

(ff) All information provided by the Borrower or the Collateral Manager to the Administrative Agent in writing with respect to such Collateral Obligation is true, complete and correct in all material respects as of the date such information is provided; provided that, to the extent any such information was furnished to the Borrower or the Collateral

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Manager, as applicable, by a related Obligor or any other third party, such information is true and correct to the knowledge of the Borrower or the Collateral Manager, as applicable.

(gg) Such Collateral Obligation (A) is not an Equity Security (or component thereof) and (B) does not provide by its terms for the conversion of any portion thereof into an Equity Security at any time on or after the date it is included as part of the Collateral Portfolio.

(hh) Each such Collateral Obligation has a Purchase Price equal to or greater than 85.0%.

(ii) Such Collateral Obligation is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being transferred, pledged, assigned or novated by the owner thereof or of an interest therein, subject to customary qualifications for instruments similar to such Collateral Obligation (a) to the Administrative Agent, (b) to any assignee of the Administrative Agent permitted or contemplated under this Agreement, (c) to any Person at any foreclosure or strict foreclosure sale or other disposition initiated by a secured creditor in furtherance of its security interest and (d) to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the UCC).

(jj) No such Collateral Obligation is the subject of an offer, exchange or tender by the related Obligor.

(kk) No such Collateral Obligation is a second lien bond or unsecured bond, a Bridge Loan, an asset-based loan, a Zero‑Coupon Obligation or Structured Finance Obligation, an unsecured loan, a letter of credit or in support of a letter of credit, a lease, a Synthetic Security, an interest in a grantor trust, a step‑down obligation, a security in the form of a floating rate note or a Structured Finance Obligation.

(ll) None of the Obligor with respect to such Collateral Obligation, any of its Affiliates or any director or officer or employee or agent of the Obligor with respect to such Collateral Obligation or any of its Affiliates, is a Person that is, or is owned or controlled by, or acting on behalf of, any Person that is, (i) the target or subject of any Sanctions or (ii) a Sanctioned Person.

(mm) The proceeds of such Collateral Obligation will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), or 2372 (Land Subdivision) or “for profit” post‑secondary educational institutions or companies that are in material non‑compliance with environmental laws, direct risk transactions with hedge funds or funds of hedge funds, activities with fund managers involving undisclosed principals and unallocated proceeds, online gambling, and companies directly involved in the cannabis industry.

(nn) The Obligor of each such Collateral Obligation has a TTM EBITDA of no less than $10,000,000 as of the applicable Cut‑Off Date.

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(oo) If such Collateral Obligation is a Related Obligation, (x) it is indicated as such in the Collateral Obligation Tape and (y) the applicable Affiliate of the Borrower, the Equityholder or the Collateral Manager, as applicable, has provided evidence satisfactory to the Administrative Agent in its sole discretion that such Person has sufficient liquidity to meet the funding obligations of the related Delayed Draw Obligation or Revolving Obligation, as applicable.

(pp) As of the related Cut-Off Date, if such Collateral Obligation is rated by S&P or Moody’s, such Collateral Obligation does not have either (x) a public rating by S&P of “CCC-” or below (or such rating previously withdrawn) or (y) a Moody’s probability of default rating (as published by Moody’s) of “Caa3” or below (or such rating previously withdrawn).

(qq) As of the related Cut-Off Date, if such Collateral Obligation is a Participation Interest, the seller thereof has (x) long-term unsecured ratings of at least “Baa1” by Moody’s and “BBB+” by S&P and (y) short-term unsecured ratings of at least “A-1” by S&P and “P-1” by Moody’s.

(rr) If such Collateral Obligation is an Assigned Participation Interest, such Assigned Participation Interest has been elevated to a full assignment by the date that is ninety (90) days after the Closing Date.

(ss) Neither the Borrower, nor any Affiliate of the Borrower or Collateral manager owns 5.00% or more of any class of vested voting securities of the Obligor or more than 10.00% of the total equity of such Obligor, or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.00% or more of any class of vested voting securities of any Obligor or 10.0% or more of the total equity of any Obligor, in each case as determined by the Collateral Manager.

“Eligible Currency” means Dollars, Canadian Dollars, Euros and GBP.

“Eligible Obligor” means on any date of determination, any Obligor that satisfies each of the following eligibility requirements (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such Obligor):

(a) is a business organization (and not a natural Person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority;

(c) is not (i) the target or subject of any Sanctions or (ii) a Sanctioned Person;

(d) is not an Affiliate of, or controlled by or under common control with, the Borrower, the Collateral Manager or the Equityholder;

(e) is a legal operating entity or a holding company;

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(f) did not enter into the Collateral Obligation primarily for personal, family or household purposes; and

(g) does not:

(i) derive any portion of its business from, is not primarily or directly involved in (or for which the proceeds received by the relevant Obligor is used to finance) payday lending, pawn shops, adult entertainment, marijuana related businesses, automobile title loans, tax refund anticipation loans, credit repair services, drug paraphernalia, fireworks distributors, tax evasion, assault weapons or firearms manufacturing, businesses engaged in predatory lending practices or strip mining; or

(ii) any other industry which involves any activity that the Administrative Agent or a Lender reasonably believes is or would be illegal in any applicable jurisdiction if it were carried out in such jurisdiction (regardless of where the activity is actually carried out).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Enterprise Value” means, with respect to any Eligible Collateral Obligation, determined as of the applicable Cut‑Off Date, the reasonable and customary meaning of “Enterprise Value” as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard or any comparable definition in the related Underlying Instrument; provided that, in the event that “Enterprise Value” is not defined in such Underlying Instrument (and no comparable defined term exists therein), or such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then, subject to the approval of the Administrative Agent on a Collateral Obligation-by-Collateral Obligation basis, “Enterprise Value” shall mean, for purposes of this Agreement, a multiple for the related Obligor and any of its parents that are obligated with respect to such Collateral Obligation pursuant to the related Underlying Instrument and their respective subsidiaries determined on a consolidated basis without duplication.

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks

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(40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Security” means (i) any equity security or any other security that is not eligible for purchase by the Borrower as a Collateral Obligation, (ii) any security purchased as part of a “unit” with a Collateral Obligation and that itself is not eligible for purchase by the Borrower as a Collateral Obligation, and (iii) any obligation that, at the time of commitment to acquire such obligation, was eligible for purchase by the Borrower as a Collateral Obligation but that, as of any subsequent date of determination, no longer is eligible for purchase by the Borrower as a Collateral Obligation, for so long as such obligation fails to satisfy such requirements.

“Equityholder” has the meaning assigned to that term in the preamble hereto.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the relevant Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with that Person, or (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as, or that otherwise is aggregated under Code Section 414(o) with, the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Erroneous Payment” has the meaning assigned to it in Section 11.22(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.23(f).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.23(f).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.23(f).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.23(g).

“EU Bail‑In Legislation Schedule” means the EU Bail‑In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Excluded Liability” means any liability that is excluded under the Bail‑In Legislation from the scope of any Bail‑In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

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“Euro Account” means the securities account designated as the “Euro Account” and any sub‑accounts under the Account Control Agreement created and maintained on the books and records of the Account Bank for the deposit of Euros in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties.

“Euros” means the lawful currency of each state so described in any EMU Legislation introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted Persons” has the meaning assigned to that term in Section 11.12(a).

“Excess Concentration Amount” means an aggregate amount, with respect to each applicable Concentration Limitation as of any date of determination, equal to the sum of the amounts by which the Adjusted Balances of all applicable Eligible Collateral Obligations exceed any applicable Concentration Limitation, calculated without duplication and after giving effect to all Eligible Collateral Obligations to be purchased or sold by the Borrower on such date; provided that, notwithstanding anything to the contrary in this Agreement, after the end of the Reinvestment Period, the Excess Concentration Amount shall be the Excess Concentration Amount as of the last day of the Reinvestment Period.

“Excess Concentration Measure” means, (a) during the Ramp Period, the Minimum Target Amount and (b) thereafter, the Aggregate Adjusted Balance.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Collateral Obligation included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Collateral Obligation or on any Underlying Collateral and (b) any interest or fees (including origination, agency, structuring, management or other up‑front fees) that are for the account of the Seller or any other Person from whom the Borrower purchased such Collateral Obligation (including, without limitation, interest accruing prior to the date such Collateral Obligation is purchased by the Borrower), (c) any reimbursement of insurance premiums that were paid from amounts other than Collections, (d) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under any Underlying Instrument, (e) any amount received in the Collection Account with respect to any Collateral Obligation sold or transferred by the Borrower pursuant to Section 2.07 to the extent such amount is attributable to a time after the effective date of such sale, (f) any interest accruing on a Collateral Obligation prior to the related Cut‑Off Date that was not purchased by the Borrower and is for the account of the Person from whom the Borrower purchased such Collateral Obligation, and (g) any amounts deposited into the Collection Account in manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch

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profits Taxes, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(g), and (d) any Taxes imposed under FATCA.

“Facility Amount” means $370,000,000, as such amounts may vary from time to time in accordance with the terms of this Agreement (including in connection with an increase up to the Maximum Facility Amount pursuant to Section 2.21); provided that, at any time on or after the Reinvestment Period End Date, the Facility Amount shall mean an amount equal to the aggregate Advances Outstanding at such time.

“Facility Attachment Ratio” means, with respect to any Collateral Obligation for the Relevant Test Period, the ratio of (i) committed Indebtedness of the related Obligor that is senior in terms of payment or lien subordination to the related Collateral Obligation to (ii) TTM EBITDA of such Obligor.

“Facility Margin” means, (i) during the Reinvestment Period, 2.75% per annum; and (ii) thereafter, 3.00% per annum; provided that, upon the occurrence and during the continuation of an Event of Default, the Facility Margin shall increase by 2.00%.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating per annum rate of interest equal, for each day during such period, to the weighted average of the overnight federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day. Notwithstanding anything herein to the contrary, if the calculation of the Federal Funds Rate results in a rate of less than zero, the Federal Funds Rate shall be deemed to be zero for all purposes of this Agreement.

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“Fees” has the meaning set forth in Section 2.09.

“Financial Asset” has the meaning specified in Section 8‑102(a)(9) of the UCC.

“First Lien Last Out Loan” means any Loan which satisfies the definition of First Lien Loan except that such Loan is subordinated in application of proceeds pursuant to a specified priority of payments to other senior secured loans of the same Obligor until such other senior secured loans are paid in full; provided that, as of any date of determination, any Loan for which the Facility Attachment Ratio thereof exceeds 2.0x shall be deemed to be a Second Lien Loan for all purposes hereunder.

“First Lien Loan” means any Loan that (a) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the related Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (b) is secured by a pledge of specified collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the related Underlying Instrument and liens accorded priority by law in favor of any governmental body) and (c) the Collateral Manager determines in good faith that the value of the Underlying Collateral and/or the Enterprise Value of the related Obligor as of the Cut-Off Date equals or exceeds the Outstanding Balance of such Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“First Undrawn Amount” means, as of any date of determination, the lesser of (i) the Undrawn Amount and (ii) an amount equal to 50.0% of the Facility Amount.

“Fitch” means Fitch Ratings, Inc. or any successor thereto.

“Fixed Rate Obligation” means any Eligible Collateral Obligation other than a Floating Rate Obligation.

“Floating Rate Obligation” means any Eligible Collateral Obligation that bears a floating rate of interest.

“Floor” means, with respect to any applicable Benchmark or any applicable Base Rate, a rate of interest equal to 0.0%.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances (other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.

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“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would have a material adverse effect on any Lender and (a) increase or extend the term of the Commitments (other than an increase in the Commitment of another Lender or the addition of a new Lender) or extend the Termination Date or any component thereof or definition related thereto; (b) extend the date fixed for the payment of any amounts in respect of any Advance or any Fees hereunder, in each case, owing to any such Lender; (c) reduce any Advances Outstanding or the amount of any payment of principal or interest thereon or any Fee or other amounts hereunder owing to any such Lender; (d) reduce the rate at which interest or any Fee is payable hereunder to any Lender (excluding, in each case, any such reduction as a result of a full or partial waiver of interest or Fees accruing at a default rate imposed during an Event of Default or as a result of a waiver of any Event of Default); (e) release any material portion of the Collateral Portfolio, except in connection with dispositions expressly permitted or required hereunder; (f) alter the terms of Section 2.04(a), (b), (c) or (e), Section 2.16, Section 2.18, Section 2.25 or Section 11.01 or any related definitions or provisions in a manner that would alter the effect or intent of any such Section; (g) modify the definition of the “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision herein; (h) modify the definition of “Advance Rate”, “Borrowing Base”, “Eligible Collateral Obligation”, “Excess Concentration Amount”, “Fundamental Amendment”, “Maximum Portfolio Advance Rate”, “Minimum Equity Test”, any other component of the “Collateral Quality Tests” or “Termination Date” or any defined term used in or otherwise related to any of the foregoing, in each case, in a manner which would have the effect of making more credit available to the Borrower, or make any such provision less restrictive on the Borrower; (i) extend the Reinvestment Period; or (j) result in or permit the direct or indirect subordination of any lien or claim securing the Obligations in connection with this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“GBP” means the lawful currency of the United Kingdom.

“GBP Account” means the securities account designated as the “GBP Account” and any sub‑accounts under the Account Control Agreement created and maintained on the books and records of the Account Bank for the deposit of GBP in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, including any supranational bodies (such as the European Union and the European Central Bank).

“Governmental Plan” has the meaning assigned to that term in Section 4.01(y).

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“Gross Debt‑to‑Recurring‑Revenue Ratio” means, with respect to any Qualified Recurring Revenue Loan for any Relevant Test Period, the reasonable and customary meaning of “Gross Debt‑to‑Recurring‑Revenue Ratio” or any comparable term defined in the related Underlying Instrument for such Qualified Recurring Revenue Loan; provided that, if neither “Gross Debt‑to‑Recurring‑Revenue Ratio” nor any such comparable term is defined in such related Underlying Instrument, or such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then “Gross Debt-to-Recurring-Revenue Ratio” shall mean, for purposes of this Agreement, the ratio obtained by dividing (i) the aggregate Indebtedness of the related Obligor under such Qualified Recurring Revenue Loan and all other indebtedness of such Obligor that is senior or pari passu in right of payment to such Qualified Recurring Revenue Loan (minus Unrestricted Cash and cash equivalents) by (ii) the TTM Recurring Revenue of such Obligor; provided that, in the event of a lack of any such information necessary to calculate the Gross Debt-to-Recurring-Revenue Ratio of any Obligor under a Qualified Recurring Revenue Loan, a Revaluation Event shall occur as set forth in the definition thereof.

“Group” or “Groups” means, individually or collectively, as the context may require, one or more groups or an individual group consisting of Group 1 Loans, Group 2 Loans and/or Group 3 Loans, as applicable.

“Group 1 Loan” means each Eligible Collateral Obligation that is a First Lien Loan and that satisfies, as of the related Cut‑Off Date, all of the applicable criteria set forth in the same row as the Group 1 Loan classification in the table under the definition of “Specified Collateral Obligation”.

“Group 2 Loan” means each Eligible Collateral Obligation that is a First Lien Loan and that satisfies, as of the related Cut‑Off Date, all of the applicable criteria set forth in the same row as the Group 2 Loan classification in the table under the definition of “Specified Collateral Obligation”.

“Group 3 Loan” means each Eligible Collateral Obligation that is a First Lien Loan and that satisfies, as of the related Cut‑Off Date, all of the applicable criteria set forth in the same row as the Group 3 Loan classification in the table under the definition of “Specified Collateral Obligation”.

“Guarantee Obligation” means, with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary

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obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Collateral Manager in good faith.

“Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead‑based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Highest Required Investment Category” means: (a) with respect to ratings assigned by Moody’s, “Aa2” or “P‑1” for one‑month instruments, “Aa2” and “P‑1” for three‑month instruments, “Aa2” and “P‑1” for six‑month instruments and “Aaa” and “P‑1” for instruments with a term in excess of six‑months, (b) with respect to rating assigned by S&P, “A‑1+” for short‑term instruments and “AAA” for long‑term instruments, and (c) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F‑1+” for short‑term instruments and “AAA” for long‑term instruments.

“Increased Costs” means, collectively, any increased cost, loss or liability owing to the Administrative Agent and/or any other Affected Party pursuant to Section 2.10.

“Indebtedness” means, (x) with respect to any Obligor, if “Indebtedness” or any comparable definition is set forth in the Underlying Instrument for the related Collateral Obligation, such definition or (y) with respect to any other Person or any Obligor if clause (a) does not apply, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (c) all non-contingent obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (d) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment

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thereof, (e) all indebtedness of such Person under any swap, hedge or other similar transaction and (f) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e) above. The amount of any Indebtedness under clause (d) shall be equal to the lesser of (A) the stated amount of the relevant obligations and (B) the fair market value of the Property subject to the relevant Lien. The amount of any Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 8.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnifying Party” has the meaning assigned to that term in Section 8.03.

“Independent” means with respect to any Person, that such Person is a natural person who, (A) for the five‑year period prior to his or her appointment as an Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, the Equityholder or any of their respective Affiliates (other than his or her service as an Independent Director or independent officer or other independent capacity of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower, the Equityholder or any of their respective Affiliates (other than his or her service as an Independent Director or independent officer or other independent capacity of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (iii) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of the Borrower or any Affiliate of the Borrower; or (iv) any member of the immediate family of a person described in the foregoing clause (i), clause (ii) or clause (iii), and (B) has (1) prior experience as an independent director for a Person whose charter documents required the consent of the independent director thereof before such Person could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Independent Accountants” means a firm of nationally recognized independent certified public accountants.

“Independent Director” means the “Independent Manager” (as such term is defined in the Borrower Operating Agreement), which shall at all times be Independent.

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“Indorsement” has the meaning specified in Section 8‑102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Industry Classification” means the Moody’s Industry Classification Group List set forth in Schedule VIII, as such industry classifications shall be updated at the option of the Administrative Agent in its sole discretion if S&P publishes revised industry classification.

“Initial Advance” means the first Advance hereunder made pursuant to Article II.

“Instrument” has the meaning specified in Section 9‑102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Collateral Obligation, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral, or an ACORD certificate or other evidence of such insurance.

“Interest” means, with respect to any period and any Collateral Obligation, for the Obligor on such Collateral Obligation and any of its parents or Subsidiaries that are obligated under the Underlying Instrument for such Collateral Obligation (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Underlying Instrument for such Collateral Obligation and in the event that “Interest” or any such comparable definition is not defined in such Underlying Instrument, all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).

“Interest Collection Account” means each account and/or sub‑account designated as an “Interest Collection Account” under the Account Control Agreement.

“Interest Collections” means, (i) with respect to any Collateral Obligation, all payments and collections attributable to interest on such Collateral Obligation or other Portfolio Assets, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation (ii) any commitment fees, ticking fees, upfront fees, underwriting fees, origination fees, amendment fees, servicing fees, amendment fees, late fees, waiver fees, prepayment fees or other amounts received in respect of the Collateral Obligations and (iii) the earnings on Interest Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Interests; provided that, any amounts received in respect of any Defaulted Obligation shall constitute Principal Collections (and not Interest Collections) until the aggregate of all collections in respect of such Defaulted Obligation since it became a Defaulted Obligation equals the outstanding principal balance of such Collateral Obligation at the time it became a Defaulted Obligation.

“Investment Manager” means MSD Partners, L.P.

“Joinder Supplement” means an agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit D to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

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“Key Person Event” means an event occurring at any time when either (i) Rob Platek (unless his material responsibilities are assumed within ninety (90) days after his departure by either (x) one of the Persons specified in clause (ii) or (y) any other Person approved by the Administrative Agent in its sole discretion) or (ii) any three of Jeremy Herz, Matthew Olim, Scott Segal, Simon Crocker or Christopher Gleysteen at any time cease to be Affiliated with or employed by the Collateral Manager or otherwise cease to have material responsibilities with respect to the day-to-day operations thereof in connection with the its duties and obligations as Collateral Manager hereunder; provided that, if any Person specified in clause (ii) is designated as the replacement for Rob Platek pursuant to clause (i), then such Person shall be disregarded for the purposes of the determining compliance with clause (ii).

“Lender” means (i) CBNA and (ii) each other financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement in accordance with Section 11.04. For the avoidance of doubt, the Swingline Lender shall constitute a “Lender” with respect to the repayment of Swingline Advances for all purposes hereunder.

“Lender Fee Letter” has the meaning set forth in Section 2.09.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Loan” means any commercial loan (or participation therein) which the Borrower acquires (a) at arm’s-length from a third party in the ordinary course of business, subject to the restrictions set forth in this Agreement, the related Transaction Documents and the Borrower Operating Agreement or (b) otherwise pursuant to the Purchase and Sale Agreement or the Master Participation Agreement, to the extent expressly set forth therein, which loan is or may be sourced or originated by the Seller or any of its Affiliates and which loan, in each case, is listed on the Collateral Obligation List until such loan is sold or substituted in accordance with Section 2.07 or released in accordance with Section 2.16, and which loan includes, without limitation, (i) the Required Loan Documents and Collateral Obligation File, and (ii) all right, title and interest of the Borrower or the applicable seller in and to such loan and any Underlying Collateral, but excluding, as applicable, the Retained Interest and Excluded Amounts.

“Loan Advance” means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Section 2.01(a), and all such loan advances collectively as the context requires.

“Lower Middle Market Loan” means any First Lien Loan with respect to which the TTM EBITDA is less than $25,000,000.

“Maintenance Covenant” means, at any time, a covenant by the Obligor of a Collateral Obligation to comply with one or more financial covenants during each reporting period applicable to such Collateral Obligation.

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“Make-Whole Fee” means, with respect to each Lender, a fee due and payable in an amount accruing during the Reinvestment Period, for each day during the related Remittance Periods, equal to (1) the Facility Margin in effect on such day divided by 360 multiplied by (2) the excess, if any, of (x) the product of the Make-Whole Minimum Utilization Percentage applicable on such day and the aggregate average daily Commitment of the applicable Lender during the related Remittance Periods over (y) the daily average Advances funded by the applicable Lender during such Remittance Periods minus (3) the Undrawn Fee accrued on such day with respect to the amount of the applicable Unused Facility Amount for which a Make-Whole Fee is owing.

“Make-Whole Minimum Utilization Percentage” means, with respect to any day (a) during the Ramp Period, 25.0%; (b) after the Ramp Period, 60.0%.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Participation Agreement” that certain Master Participation Agreement, dated as of the Closing Date, between the Seller, as the seller, and the Borrower, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Material Adverse Effect” means, subject to Section 5.01(o), Section 5.03(i) and Section 5.03(m), with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Collateral Manager or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Collateral Obligations generally or any material portion of the Collateral Obligations, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Account Bank, the Administrative Agent, any Lender and/or any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Collateral Manager to perform its respective obligations under this Agreement or any other Transaction Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral Portfolio.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Underlying Instrument or any provision thereof governing an Eligible Collateral Obligation executed or effected on or after the Cut‑Off Date for such Eligible Collateral Obligation which:

(a) reduces or forgives any or all of the principal amount due under such Collateral Obligation;

(b) delays or extends the (i) stated maturity date thereof or (ii) any other required or scheduled amortization thereof (including any scheduled or required amortization payments or excess cash flow sweeps, but not including any such sweep or payment that is declined at the option of the lenders in respect of such Eligible Collateral Obligation as expressly provided for in the related Underlying Instrument) in any way that (solely with respect to this clause (ii)) causes the Weighted Average Life with respect to all Eligible Collateral Obligations to increase by 0.50 or more years in connection therewith;

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(c) (i) waives one or more interest payments, (ii) reduces the interest rate spread or coupon with respect to such Eligible Collateral Obligation by 0.50% or more (other than due to automatic changes in grid pricing existing on the date of the Approval Notice for such Eligible Collateral Obligation), or (iii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Collateral Obligation (other than any deferral or capitalization already expressly permitted, as of the Cut-Off Date, by the terms of the related Underlying Instrument with respect to any Permitted Deferrable Obligation as of the related Cut-Off Date);

(d) contractually or structurally subordinates such Collateral Obligation to any obligation (other than any obligation which is senior to such Collateral Obligation and which existed as of the applicable Cut‑Off Date) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Underlying Instrument or such comparable term if “permitted liens” is not defined therein, in each case, so long as such definition or term, as applicable, is reasonable and customary) on any of the Underlying Collateral securing such Collateral Obligation, in each case, with the consent of the Borrower;

(e) substitutes, alters or releases all or any portion (other than by the granting of Permitted Liens) of the Underlying Collateral securing such Collateral Obligation and such substitution, alteration or release, individually or in the aggregate and as determined in the Administrative Agent’s sole discretion, materially and adversely affects the value of such Collateral Obligation;

(f) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Indebtedness”, “Senior Net Leverage Ratio”, “Total Net Leverage Ratio”, “Gross Debt‑to‑Recurring‑Revenue Ratio”, “EBITDA”, “Effective LTV”, “Enterprise Value”, “Cash Interest Coverage Ratio”, “Unrestricted Cash”, “Permitted Liens”, “Interest Coverage Ratio” or any comparable definitions, provisions or related financial covenants or collateral quality compliance tests, as applicable, in the related Underlying Instrument or (ii) any term or provision of such Underlying Instrument referenced in or utilized in the calculation of any of the foregoing or any comparable term (or, in each case, any component thereof), including without limitation as any such relates to financial covenants, in such Underlying Instrument, in each case (with respect to clauses (i) and (ii) above), in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to any Secured Party; provided that, in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent may in its sole discretion retroactively adjust any of the foregoing definitions, including any comparable definitions or other related terms and provisions or methods of calculation, as applicable, for any Collateral Obligation as determined on the applicable Cut‑Off Date;

(g) with respect to a Qualified Recurring Revenue Loan, the Maintenance Covenants calculated based on Recurring Revenue set forth in the related Underlying Instrument are not replaced with traditional EBITDA-based cash flow leverage lending covenants (such as “Total Net Leverage Ratio” or “Senior Net Leverage Ratio” or an

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equivalent term) by the applicable date set forth in the related Underlying Instrument or such date is extended; or

(h) waives or amends the maintenance financial covenant under the related Underlying Instrument in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to any Secured Party.

“Maximum Facility Amount” means $750,000,000; provided that, at any time on or after the Reinvestment Period End Date, the Maximum Facility Amount shall mean an amount equal to the aggregate Advances Outstanding at such time.

“Maximum Portfolio Advance Rate” means (i) if Second Lien Loans comprise over 15.0% of the Aggregate Adjusted Balance, 62.5% or (ii) otherwise, 65.0%.

“Maximum Weighted Average Life Test” means a test that will be satisfied at any time if the Weighted Average Life of all Eligible Collateral Obligations at such time is less than or equal to 7 years minus the number of years (rounded to the nearest quarter year) that have elapsed since the Closing Date.

“Measurement Date” means each of the following dates: (i) each Determination Date, (ii) the Reporting Date with respect to each Payment Date, (iii) the date as of which an Advance or reduction of the Advances Outstanding is requested, (iv) the date as of which a release of Principal Collections is requested, (v) the date of any Discretionary Sale or any Substitution Date described in Section 2.07, (vi) the date as of which a Borrowing Base Deficiency occurs, (vii) the Business Day following the date on which a Responsible Officer of the Borrower, the Collateral Manager or the Equityholder has actual knowledge of the occurrence of any Revaluation Event, (viii) the Business Day following the date that the Assigned Value of any Collateral Obligation is adjusted; (ix) the date on which any Collateral Obligation included in the latest calculation of the Borrowing Base fails to meet one or more of the criteria listed in the definition of “Eligible Collateral Obligation” (other than any criteria thereof waived by the Administrative Agent) and (x) any other date reasonably requested by the Administrative Agent.

“Minimum Diversity Test” means a test that will be satisfied on any date of determination if the Diversity Score is no less than (i) prior to the end of the Ramp Period, 6 and (ii) thereafter, 10.

“Minimum Equity Test” means a test that will be satisfied on any date of determination during the Reinvestment Period if the Effective Equity Amount is greater than or equal to the Minimum Required Equity Amount.

“Minimum Required Equity Amount” means, as of any date of determination, the greater of (a) an amount equal to the aggregate sum of the Adjusted Balances of all Eligible Collateral Obligations attributable to the four largest Obligors and (b) $50,000,000.

“Minimum Target Amount” means $370,000,000; provided that such amount shall be increased pro rata in connection with any increase in the Facility Amount pursuant to Section 2.21.

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“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any day if the Weighted Average Coupon of all Eligible Collateral Obligations that are Fixed Rate Obligations included in the Collateral Portfolio on such day is equal to or greater than 6.50%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any day if the Weighted Average Spread of all Eligible Collateral Obligations included in the Collateral Portfolio on such day is equal to or greater than 5.00%.

“Monthly Report” has the meaning assigned to that term in Section 6.08(b).

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the applicable Person or any ERISA Affiliate of that Person contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Noteless Loan” means a Loan with respect to which the Underlying Instrument (i) does not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) requires any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor (and none has been requested with respect to such Loan held by the Borrower).

“Notice of Borrowing” means an irrevocable (other than as set forth in Section 2.25) written notice of borrowing from the Borrower to the Administrative Agent in the form attached hereto as Exhibit E.

“Notice of Conversion” means an irrevocable (other than as set forth in Section 2.25) written notice of a conversion of Loan Advances from one Type to the other from the Borrower to the Administrative Agent in the form attached hereto as Exhibit I.

“Notice of Exclusive Control” has the meaning given to such term in the Account Control Agreement, as applicable.

“Notice of Permanent Reduction/Termination” means, subject to the following proviso, an irrevocable notice of a permanent reduction or termination of the Advances Outstanding, in the form attached hereto as Exhibit G, delivered pursuant to Section 2.18 by and at the option of the Borrower to the Administrative Agent (with a copy to each Lender and the Collateral Agent), which notice shall include a Borrowing Base Certificate; provided that, any Notice of Permanent Reduction/Termination shall be revocable only in the event that a proposed refinancing pursued in good faith by the Borrower (or the Collateral Manager on behalf of the Borrower) and only to the extent that such refinancing fails to close due to events or circumstances reasonably outside of the control of the Borrower, the Collateral Manager, the Equityholder or any Affiliate of the foregoing, as applicable.

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“Notice of Reduction” means an irrevocable notice of a reduction of the Advances Outstanding, in the form attached hereto as Exhibit F, delivered by and at the option of the Borrower to the Administrative Agent (with a copy to each Lender and the Collateral Agent) pursuant to Section 2.18, which notice shall include a Borrowing Base Certificate.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Secured Parties, the Collateral Agent or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances Outstanding, indemnification and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Secured Parties and the Account Bank under this Agreement and/or any other Transaction Document, including, without limitation, any Administrative Expenses, Undrawn Fees, Make-Whole Fees, Optional Prepayment Penalty and any other fees, costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian, as applicable, including without limitation reasonable and documented attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, with respect to a Collateral Obligation, the Person who is principally obligated to repay such Collateral Obligation (including, if applicable, a guarantor thereof), and whose assets or Enterprise Value, as applicable, are primarily relied upon by the Borrower (or the Collateral Manager on behalf of the Borrower) at the time such Collateral Obligation was originated or purchased by the Borrower (or the Collateral Manager on behalf of the Borrower) as the source of repayment of such Collateral Obligation.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Person providing the applicable certification, as the case may be.

“Operating Lease Implementation” means the implementation by an Obligor of IFRS 16/ASC 842.

“Opinion of Counsel” means a customary written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its reasonable discretion; provided that Cadwalader, Wickersham & Taft LLP and Morgan, Lewis & Bockius LLP shall be considered acceptable counsel for purposes of this definition.

“Optional Prepayment Penalty” means a nonrefundable fee with respect to any permanent reduction of the Facility Amount pursuant to Section 2.18 equal to, if such reduction occurs:

(a) on or prior to the 12-month anniversary of the Closing Date, the product of (x) the amount of such reduction and (y) 1.00%;

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(b) after the 12-month anniversary of the Closing Date and prior to the 24-month anniversary of the Closing Date, the product of (x) the amount of such reduction and (y) 0.50%;

(c) on or after the 24-month anniversary of the Closing Date, zero.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Outstanding Balance” means, with respect to any Eligible Collateral Obligation on any date of determination, (a) if such Collateral Obligation is denominated and payable in Dollars, the outstanding principal balance of such Collateral Obligation and (b) if such Collateral Obligation is denominated and payable in an Eligible Currency other than Dollars, the Dollar Equivalent of the outstanding principal balance of such Collateral Obligation, in each case, exclusive of (A) any deferred or capitalized interest on any Permitted Deferrable Obligation and (B) any unfunded commitments with respect to any Delayed Draw Obligation or Revolving Obligation; provided that, for purposes of calculating the “Outstanding Balance” of any Permitted Deferrable Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest.

“Participant Register” has the meaning assigned to that term in Section 11.04(a).

“Participation Interest” means a participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i) such loan, debt obligation or other obligation, as applicable, would constitute an Eligible Collateral Obligation hereunder were it acquired directly, (ii) the Selling Institution is a lender in respect of such loan, (iii) the aggregate participation therein does not exceed the principal amount or commitment thereof, (iv) such participation does not grant, in the aggregate, to the participant therein a greater interest than the Selling Institution holds in the loan, debt obligation or other obligation, as applicable, that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Obligation or Delayed Draw Obligation, at the time of the funding thereof), (vi) the participation provides the participant all of the economic benefits and risks of the whole or part of such loan, debt obligation or other obligation, as applicable, that is the subject of such participation, (vii) other than in the case of an Assigned Participation Interest, such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants and (viii) other than in the case of an Assigned

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Participation Interest, the Borrower has owned such participation without elevating it to a full assignment for not more than 60 days. For the avoidance of doubt, “Participation Interest” shall not include a sub-participation interest in any loan, debt obligation or other obligation.

“Payment Date” means the 21st day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing on the 21st day of September; provided that, the final Payment Date shall occur on the Collection Date.

“Payment Recipient” has the meaning assigned to it in Section 11.22(a).

“Permitted Deferrable Obligation” means as of any date of determination a Deferrable Obligation in respect of which the related Underlying Instrument provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the related Underlying Instrument results in the outstanding principal amount of such Collateral Obligation having an effective rate of current interest paid in cash as of the applicable Cut-Off Date of not less than (i) if such Collateral Obligation is a Fixed Rate Obligation, 8.0% per annum; and (ii) if such Collateral Obligation is a Floating Rate Obligation, the applicable Benchmark plus 5.0% per annum.

“Permitted Investments” means negotiable instruments or securities or other investments, which may include obligations or securities of issuers for which the Collateral Agent or an Affiliate of the Collateral Agent provides services or receives compensation that (i) except in the case of demand or time deposits and investments in money market funds, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers and (ii) evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits, bank deposit products of or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short‑term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency;

(c) commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency;

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(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short‑term deposits from Moody’s and S&P of “P‑1” and “A‑1”, respectively, and if rated by Fitch, from Fitch of “F‑1+”;

(e) investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from each Rating Agency (as applicable); or

(f) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by each Rating Agency.

“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) Liens for Taxes and mechanics’ or suppliers’ liens for services or materials supplied, in either case, not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (iii) as to the Collateral Portfolio (1) the Lien in favor of the Borrower hereunder and under the Purchase and Sale Agreement or the Master Participation Agreement, and (2) any Liens on the Collateral Portfolio or any portion thereof permitted pursuant to the applicable Underlying Instrument or that are otherwise reasonable or customary for loans similar to the Collateral Obligations constituting the Collateral Portfolio, (iv) as to Agented Loans, Liens in favor of the agent on behalf of all the lenders of the applicable Obligors, (v) Liens arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (vi) as to any Account, customary Liens in favor of the Account Bank to the extent permitted in the Account Control Agreement.

“Permitted Securitization” means any securitization transaction in which (a) any Eligible Collateral Obligations are transferred to an existing collateralized loan obligation issuer or a new issue collateralized loan obligation issuer that in either case is managed or sub-advised by the Collateral Manager or an Affiliate thereof and (b) the Administrative Agent or an Affiliate thereof is an underwriter or bookrunner with respect to such securitization on terms mutually agreeable between the Collateral Manager and the Administrative Agent.

“Permitted Working Capital Facility” means, in respect of an Obligor and an Eligible Collateral Obligation, a working capital facility incurred by such Obligor.

“Person” means an individual, partnership, corporation (including a statutory or business trust), company, limited liability company, limited liability partnership, joint stock company, trust (including a statutory or business trust), estate, unincorporated association, sole proprietorship, joint venture, nonprofit corporation, group, sector, government (or any agency, instrumentality or political subdivision thereof), estate, company, limited liability partnership, nonprofit corporation, group, sector, territory or other entity or organization.

“Pledge” means the pledge of any Collateral Obligation or other Portfolio Asset pursuant to Article II.

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“Portfolio Assets” means all Collateral Obligations in which the Borrower has an interest, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Collateral Obligations;

(b) all rights with respect to the Collateral Obligations to which the Borrower is entitled as lender under the applicable Underlying Instrument;

(c) the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d) any Underlying Collateral securing a Collateral Obligation and all recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut‑Off Date and all liquidation proceeds;

(e) all Required Loan Documents, the Collateral Obligation Files related to any Collateral Obligation, any relevant records, and the documents, agreements, and instruments included in the Collateral Obligation Files or relevant records;

(f) all Insurance Policies with respect to any Collateral Obligation;

(g) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Collateral Obligation, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h) the Purchase and Sale Agreement and the Master Participation Agreement (including, without limitation, rights of recovery of the Borrower against the Seller) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Seller under or in connection with the Purchase and Sale Agreement and the Master Participation Agreement;

(i) all records (including computer records) with respect to the foregoing; and

(j) all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Principal Collection Account” means each account and/or sub‑account designated as a “Principal Collection Account” under the Account Control Agreement.

“Principal Collections” means (i) any amounts deposited by the Borrower in accordance with Section 2.06(a)(i) and (ii) with respect to any Collateral Obligation, all amounts received which are not Interest Collections or Excluded Amounts, including, without limitation, all recoveries, all insurance proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Collateral Obligation. For the

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avoidance of doubt, Principal Collections shall not include amounts on deposit in the Unfunded Exposure Account.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the portion of the Advances Outstanding attributable to such Lender), by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

“Proceeds” means, with respect to any property included in the Collateral Portfolio, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, between the Seller, as the seller, and the Borrower, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Purchase Price” means, with respect to any Eligible Collateral Obligation, an amount (expressed as a percentage of par) equal to (i) the purchase price (or, if different principal amounts of such Collateral Obligation were purchased at different purchase prices, the weighted average of such purchase prices) paid by the Borrower (exclusive of any interest or upfront fees) (as applicable) for such Collateral Obligation divided by (ii) the Outstanding Balance of such Collateral Obligation on the date of purchase (exclusive of any interest or upfront fees); provided that, any Eligible Collateral Obligation acquired by the Borrower in connection with the primary syndication of such Collateral Obligation and with a “Purchase Price” equal to or greater than 98% (including, for the avoidance of doubt, in excess of 100%) shall be deemed to have a “Purchase Price” equal to 100%.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified First Lien Loan” means any Eligible Collateral Obligation that would qualify as a First Lien Loan but for the seniority in right of payment of a Permitted Working Capital Facility or Super Priority Revolving Facility and/or the seniority of the Lien securing the Permitted Working Capital Facility or Super Priority Revolving Facility, so long as: (i) as of the most recent date of determination, such Permitted Working Capital Facility or Super Priority Revolving Facility, as applicable, has an aggregate commitment equal to not more than 20.0% of the sum of (a) the aggregate commitment amount of such Permitted Working Capital Facility or Super Priority Revolving Facility, (b) the aggregate commitment amount of such Eligible Collateral Obligation and (c) the aggregate commitment amount of any other Indebtedness that is pari passu with, or senior to, such Loan; (ii) such Loan has a ratio of the aggregate commitment amount of such Permitted Working Capital Facility or Super Priority Revolving Facility, as applicable, to TTM EBITDA of such Obligor (based on the most recently available quarterly financial statements of

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such Obligor) not greater than 0.5x; and (iii) the Administrative Agent in its sole and absolute discretion has consented to the treatment of such Loan as a Qualified First Lien Loan; provided that, any Loan that would otherwise be a Qualified First Lien Loan hereunder but has, as of the Cut-Off Date, not met the requirements of clauses (i) through (iii) of this definition shall be considered a First Lien Last Out Loan for all purposes hereunder.

“Qualified Recurring Revenue Loan” means any Recurring Revenue Loan other than a Recurring Revenue Loan that qualifies as such solely under clause (ii) of the definition thereof.

“Ramp Period” means the period commencing on the Closing Date and ending on the day preceding the earlier of (a) the date on which the Aggregate Adjusted Balance is equal to or greater than the Minimum Target Amount and (b) the nine‑month anniversary of the Closing Date; provided that the Ramp Period may be extended by mutual agreement of the parties hereto, in the event of an increase to the Facility Amount, pursuant to Section 2.21.

“Recipient” means the Administrative Agent and any applicable Lender, as the context may require.

“Recurring Revenue” means, with respect to any Qualified Recurring Revenue Loan and/or any Obligor thereunder, the reasonable and customary meaning of “Recurring Revenue” or any comparable definition in the related Underlying Instrument; provided that, in the event that “Recurring Revenue” is not defined in such Underlying Instrument (and no comparable defined term exists therein), or such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then “Recurring Revenue” shall mean, for purposes of this Agreement, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Collateral Manager (including, without limitation, software as a service subscription revenue), of the related Obligor and any of its parents or subsidiaries that are obligated with respect to such Eligible Collateral Obligation pursuant to the applicable Underlying Instrument (determined on a consolidated basis without duplication in accordance with GAAP).

“Recurring Revenue Loan” means an Eligible Collateral Obligation is secured by a pledge of specified collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the related Underlying Instrument and liens accorded priority by law in favor of any governmental body) which as of the Cut-Off Date (i)(1) includes Maintenance Covenants calculated based on Recurring Revenue (such as “Gross Debt-to-Recurring-Revenue Ratio” or an equivalent term) rather than EBITDA, (2) the related Underlying Instrument provides that such Maintenance Covenants calculated based on Recurring Revenue shall be replaced with traditional EBITDA-based cash flow leverage lending covenants (such as “Total Net Leverage Ratio” or “Senior Net Leverage Ratio” or an equivalent term) within three (3) years of the Cut-Off Date and (3) the Obligor’s previous quarter annualized Recurring Revenue is at least $50,000,000 as of the related Cut-Off Date; or (ii) has a Senior Net Leverage Ratio greater than 7.50x as of the related Cut-Off Date, in each case, as determined by the Administrative Agent in consultation with the Collateral Manager and designated as such in the related Approval Notice; provided that, with the approval of the Administrative Agent in its sole discretion, the Collateral Manager may re-designate such Loan as a First Lien Loan, a Qualified

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First Lien Loan, a First Lien Last Out Loan or a Second Lien Loan if at any time after the Cut-Off Date (a) with respect to any Recurring Revenue Loan (other than a Qualified Recurring Revenue Loan), as of any applicable Determination Date, such Loan has a Senior Net Leverage Ratio less than 7.50x; or (b) with respect to any Qualified Recurring Revenue Loan, such Maintenance Covenants calculated based on Recurring Revenue in the related Underlying Instrument are replaced (whether by amendment or by operation of such Underlying Instrument) with traditional EBITDA-based cash flow leverage lending covenants (such as “Total Net Leverage Ratio” or “Senior Net Leverage Ratio” or an equivalent term).

“Register” has the meaning assigned to that term in Section 2.14.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 221, or any successor regulation.

“Reinvestment Period” shall mean the period commencing on the Closing Date and ending on the day preceding the Reinvestment Period End Date.

“Reinvestment Period End Date” means the earliest to occur of (a) any date following the occurrence of a Collateral Manager Default on which the Administrative Agent provides written notice to the Borrower and the Collateral Manager that it is terminating the Reinvestment Period, (b) the Termination Date and (c) the Scheduled Reinvestment Period End Date.

“Related Obligation” means any Collateral Obligation where an Affiliate of the Borrower, the Equityholder or the Collateral Manager owns a Delayed Draw Obligation or Revolving Obligation pursuant to the same Underlying Instrument; provided that, any such Collateral Obligation will cease to be a “Related Obligation” hereunder once all commitments by such Affiliate to make advances or fund such Delayed Draw Obligation or Revolving Obligation, as applicable, to the related Obligor expire or are irrevocably terminated or reduced to zero.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning assigned to that term in Section 2.07(b).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period” means, with respect to any Collateral Obligation, the relevant test period for the calculation of Total Net Leverage Ratio, Senior Net Leverage Ratio, Effective LTV, Facility Attachment Ratio, Gross Debt‑to‑Recurring-Revenue Ratio, Cash Interest Coverage Ratio or EBITDA or any other term of similar import, as applicable, for such Collateral Obligation in the related Underlying Instrument or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Obligation;

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provided that with respect to any Collateral Obligation for which the relevant test period is not provided for in the related Underlying Instrument, if an Obligor is a newly‑formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Remittance Period” means, (i) as to the initial Payment Date, the period beginning on the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replaced Collateral Obligation” has the meaning assigned to that term in Section 2.07(c).

“Replacement Collateral Manager” has the meaning assigned to that term in Section 6.01(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date” means the 15th day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day, commencing in September 2023.

“Required Lenders” means, at any time, (a) CBNA, for so long as it is a Lender hereunder; and (b) the Lenders (including CBNA, for so long as it is a Lender hereunder) representing in the aggregate more than 50% of the aggregate Commitments (or, if the Commitments have been terminated, Advances Outstanding); provided that, (i) if at any time there is more than one non-Defaulting Lender (counting affiliated Lenders as a single Lender), at least two unaffiliated non-Defaulting Lenders shall be required to constitute the “Required Lenders” hereunder and (ii) for so long as any Lender is a Defaulting Lender, the Commitment (or the Advances Outstanding, as applicable) thereof shall be disregarded for purposes of determining whether the consent of the Required Lenders has been obtained and such Lender shall not constitute a “Required Lender” hereunder.

“Required Loan Documents” means, for each Collateral Obligation, the following documents or instruments, in each case as specified on the related Document Checklist:

(a) unless such Collateral Obligation is a Noteless Loan, the original executed promissory note (or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity from or endorsed by the Borrower or the prior holder of record either in blank or to the Collateral Agent for the benefit of the Secured Parties, as applicable);

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(b) (i) unless such Collateral Obligation is a Noteless Loan, an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower, (ii) executed copies of an unbroken chain of assignment and assumption agreements, transfer documents or instruments relating to such Collateral Obligation evidencing the assignment of such Collateral Obligation from each prior third party owner thereof to the Borrower, (iii) an executed assignment and assumption agreement, transfer document or instrument relating to such Collateral Obligation evidencing the assignment of such Collateral Obligation to the Borrower that, to the extent required by the related Underlying Instrument, is counter‑signed by the applicable underlying administrative agent or (iv) a copy of the loan register held by the administrative agent for such Collateral Obligation showing that the Borrower is the lender of record with respect to such Collateral Obligation; and

(c) to the extent applicable for the related Collateral Obligation, copies of the executed (i) guaranty, (ii) Underlying Instrument (and/or any other similar agreement pursuant to which the related Collateral Obligation has been issued or created), (iii) acquisition agreement (or similar agreement) (to the extent delivered to the Borrower or the Collateral Manager or otherwise obtainable thereby pursuant to the relevant Underlying Instrument) and (iv) security agreement or other similar agreement that secures the obligations represented by such Collateral Obligation (to the extent delivered to the Borrower or the Collateral Manager or otherwise obtainable thereby pursuant to the relevant Underlying Instrument).

“Required Reports” means, collectively, the Monthly Report required pursuant to Section 6.08(b), the Collateral Manager Certificate required pursuant to Section 6.08(c), the financial statements of the Borrower required pursuant to Section 6.08(d), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(e), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.

“Resignation Effective Date” has the meaning assigned to that term in Section 9.01(h).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, any director or duly authorized officer of such Person (or, if applicable, a director or duly authorized officer of the general partner or manager of such Person) with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other director or duly authorized officer of such Person to whom such matter is referred because of such director’s or officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of

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membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of a management, servicing or any other similar fee other than the Collateral Management Fee paid or payable by the Borrower pursuant to and in accordance with this Agreement and the other Transaction Documents. For the avoidance of doubt, payments and reimbursements (including, without limitation, tax distributions) (x) due to the Collateral Manager in accordance with this Agreement or any other Transaction Document or (y) due to any designee of the Borrower in accordance with Section 2.04 do not constitute Restricted Junior Payments.

“Retained Interest” means, with respect to any Agented Loan that is transferred to the Borrower, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Loan and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Loan that relate to such portion(s) of the indebtedness and interest in other obligations that are owned by another lender.

“Revaluation Event” means the occurrence of any one or more of the following events after the related Cut‑Off Date:

(a) with respect to any Collateral Obligation, such Collateral Obligation becomes a Defaulted Obligation;

(b) with respect to any Collateral Obligation, the occurrence of a Material Modification (unless such Material Modification was approved in advance or waived by the Administrative Agent in its sole discretion);

(c) with respect to any Collateral Obligation, (a) the Collateral Manager fails to deliver to the Administrative Agent the Collateral Reporting Package or any other financial reporting information as required by the related Underlying Instrument within fifteen (15) days after the Collateral Manager’s receipt thereof or (b) the related Obligor fails to deliver to the Borrower or the Collateral Manager, as applicable, the Collateral Reporting Package or any other financial reporting information as required by the related Underlying Instrument (after giving effect to the shorter of (i) any applicable grace period thereunder and (ii) thirty (30) days);

(d) with respect to any (i) Specified Collateral Obligation, the Senior Net Leverage Ratio for the Relevant Test Period is (1) greater than 3.50x and (2) more than 0.50x higher than such Senior Net Leverage Ratio as calculated on the applicable Cut‑Off Date; (ii) Approved Collateral Obligation that is a First Lien Loan or a Recurring Revenue Loan (other than a Qualified Recurring Revenue Loan), the Senior Net Leverage Ratio for the Relevant Test Period is (1) greater than 3.50x and (2) more than 1.0x higher than such Senior Net Leverage Ratio as calculated on the applicable Cut‑Off Date; or (iii) Qualified First Lien Loan or First Lien Last Out Loan, (1) the Senior Net Leverage Ratio for the Relevant Test Period is more than 0.50x higher than such Senior Net Leverage Ratio as calculated on the applicable Cut-Off Date or (2) the Facility Attachment Ratio for the Relevant Test Period is more than 0.25x higher than such Facility Attachment Ratio as calculated on the applicable Cut-Off Date;

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(e) with respect to any Second Lien Loan, the Total Net Leverage Ratio for the Relevant Test Period is (i) greater than 5.0x and (ii) more than 0.50x higher than such Total Net Leverage Ratio as calculated on the applicable Cut‑Off Date;

(f) with respect to any Qualified Recurring Revenue Loan, (i) the Gross Debt‑to‑Recurring-Revenue Ratio for the Relevant Test Period is more than 10.0% higher than such Gross Debt‑to‑Recurring-Revenue Ratio as calculated on the applicable Cut‑Off Date; (ii) the Obligor’s previous quarter annualized Recurring Revenue is less than $50,000,000, calculated using the most recent financial information; or (iii) a failure by the related Obligor to provide the information necessary to calculate the Gross Debt‑to‑Recurring-Revenue Ratio for any Relevant Test Period as and when required by the related Underlying Instrument;

(g) with respect to any Collateral Obligation denominated in an Eligible Currency (other than Dollars) the enactment of any regulation or any change in law which results in the redenomination or revaluation of such Eligible Currency;

(h) with respect to any Related Obligation, the Affiliate of the Borrower or the Equityholder, as applicable, which owns the related Delayed Draw Obligation or Revolving Obligation, as applicable, fails to comply with any funding obligation thereunder;

(i) with respect to any Collateral Obligation with a public rating, (i) such Collateral Obligation either ceases to have (x) a public rating by S&P above “CCC-” or (y) a Moody’s probability of default rating (as published by Moody’s) above “Caa3”; or (ii) if such Collateral Obligation is a Participation Interest, the seller thereof ceases to have (x) long-term unsecured ratings of at least “Baa1” by Moody’s and “BBB+” by S&P and (y) short-term unsecured ratings of at least “A-1” by S&P and “P-1” by Moody’s;

(j) with respect to any Permitted Deferrable Obligation, such Collateral Obligation at any time ceases to satisfy the requirements of the definition of “Permitted Deferrable Obligation”;

(k) with respect to any Collateral Obligation that is not a Specified Collateral Obligation, such modifications to the foregoing criteria or such additional criteria as may be mutually agreed to between the Borrower and the Administrative Agent as set forth in the related Approval Notice;

(l) other than with respect to any Qualified Recurring Revenue Loan, the Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Collateral Obligation is (i) less than 1.50x and (ii) 85% or less than such Cash Interest Coverage Ratio as calculated on the applicable Cut-Off Date;

(m) other than with respect to any Obligor under a Qualified Recurring Revenue Loan, a failure by the related Obligor to provide the information necessary to calculate the Cash Interest Coverage Ratio for any Relevant Test Period as and when required by the related Underlying Instrument;

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(n) with respect to any Collateral Obligation, the Administrative Agent receives an Opinion of Counsel to the effect that the Borrower’s ownership thereof would be expected to cause the Administrative Agent or any Lender to fail to comply with any applicable law or any request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction thereover;

(o) with respect to any Obligor under a Collateral Obligation (other than a Qualified Recurring Revenue Loan), TTM EBITDA has declined to less than $5,000,000 as of any date of determination;

(p) with respect to any Collateral Obligation, the Collateral Manager determines, in its sole discretion, in accordance with the Collateral Management Standard, that all or a material portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status; and

(q) a “change of control” (or any similar provision or definition) pursuant to the related Underlying Instrument, or if such Underlying Instrument does not contain a “change of control” (or any similar provision or definition), any change in the Control of the related Obligor.

“Revenue Recognition Implementation” means the implementation by an Obligor of IFRS 15/ASC 606.

“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).

“Revolving Obligation” means a Collateral Obligation (other than a Delayed Draw Obligation) that is a senior secured obligation (including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the Underlying Instrument relating thereto may require one or more future advances to be made to the Obligor by the Borrower; provided that, any such Collateral Obligation will be a Revolving Obligation only until all commitments by the Borrower to make advances to the Obligor thereof expire, or are terminated, or are irrevocably reduced to zero.

“S&P” means S&P Global Ratings and any successor thereto.

“Sanction” or “Sanctions” means, individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, export controls and anti‑terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Borrower, the Collateral Manager, the Equityholder or any of their respective Subsidiaries.

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“Sanctioned Person” means any Person or vessel that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List or any list of targeted persons issued under any other Sanctions; (b) listed on OFAC’s Consolidated Non‑SDN List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the direct or indirect ownership or control of such legal entity by Sanctioned Person(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country‑based Sanctions program.

“Scheduled Payment” means, with respect to any Eligible Collateral Obligation, each scheduled payment of principal and/or interest required to be made by the Obligor thereunder.

“Scheduled Reinvestment Period End Date” means the three‑year anniversary of the Closing Date.

“Scheduled Maturity Date” means two (2) years following the Reinvestment Period End Date.

“Second Lien Loan” means any Loan (other than a First Lien Loan, a First Lien Last Out Loan and any Loan that would be a First Lien Last Out Loan with a Facility Attachment Ratio in excess of 2.0x but for the proviso in the definition thereof), that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related Obligor other than a First Lien Loan with respect to the liquidation of such Obligor or the Underlying Collateral, (ii) is secured by a valid second priority (subject to reasonable and customary exceptions for Permitted Liens, including but not limited to tax liens and liens in connection with Permitted Working Capital Facilities) perfected Lien to or on specified collateral securing the related Obligor’s obligations under the Loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Loan on such specified collateral and any permitted liens and (iii) for which the Collateral Manager determines in good faith that the value of the Underlying Collateral and/or the Enterprise Value of the applicable Obligor as of the Cut‑Off Date, together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and demands for that cash flow), is adequate to repay the Outstanding Balance of the Loan in accordance with its terms and to repay the aggregate outstanding balances of all other loans of equal or higher seniority secured by a valid first‑priority or second‑priority security interest or lien in, to or on the same collateral; provided that, as of any date of determination, any Loan for which the Facility Attachment Ratio thereof exceeds 2.0x shall be deemed to be a Second Lien Loan for all purposes hereunder.

“Second Undrawn Amount” means, as of any date of determination, an amount equal to the Undrawn Amount minus the First Undrawn Amount.

“Secured Party” means each of the Administrative Agent, each Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent and the Account Bank.

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“Selling Institution” means an entity (including, but not limited to, the Seller), which entity is obligated to make payments to the Borrower under the terms of a Participation Interest and which entity has a long-term debt rating of at least “A”.

“Senior Net Leverage Ratio” means, with respect to any Collateral Obligation or any Obligor thereunder, for any Relevant Test Period, the reasonable and customary meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) indebtedness in the Underlying Instrument for each such Collateral Obligation; provided that, in the event that “Senior Net Leverage Ratio” is not defined in such Underlying Instrument (and no comparable term exists therein), or such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then “Senior Net Leverage Ratio” shall mean, for purposes of this Agreement, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (including First Lien Last Out Loans) minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for the Relevant Test Period, as calculated by the Collateral Manager in good faith using information from and calculations consistent with the applicable Collateral Reporting Package.

“Senior Secured Bond” means a bond that is secured by a valid first-priority perfected security interest on specific collateral (subject to customary exceptions for permitted liens, including but not limited to tax liens) that also (i) does not constitute, and is not secured by, Margin Stock; and (ii) is not subordinated in right of payment by its terms to any other debt obligations (other than with respect to trade claims, capitalized leases or similar obligations).

“SOFR” means, means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or any successor administrator).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c)

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such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Specified Collateral Obligation” means any Eligible Collateral Obligation (other than an Approved Collateral Obligation), which as of the applicable Cut‑Off Date, is a First Lien Loan belonging to the applicable Group based on the corresponding percentages applicable to such type of Loan and the related Obligor (such type and Group to be determined as of the relevant Cut‑Off Date), including with respect to the Obligor thereunder, in each case, as set forth in the table below:

Type of Loan	TTM EBITDA	Maximum Effective LTV	Maximum Senior Net Leverage Ratio
Group 1	$15,000,000 ≤ EBITDA	50.0%	5.5x
Group 2	$25,000,000 ≤ EBITDA	50.0%	6.5x
Group 3	$50,000,000 ≤ EBITDA	50.0%	7.5x

provided that, notwithstanding anything herein to the contrary, “Specified Collateral Obligation” shall be deemed to exclude any Eligible Collateral Obligation:

(a) the Obligor for which, as of the applicable Cut-Off Date, has a (1) TTM EBITDA adjustment that is greater than 30.0% pursuant to the related Underlying Instrument or (2) TTM EBITDA less than $15,000,000;

(b) which as of the applicable Cut-Off Date is a Recurring Revenue Loan, a First Lien Last Out Loan, a Second Lien Loan, a DIP Collateral Obligation or a Permitted Deferrable Obligation;

(c) for which, as of the applicable Cut-Off Date, the Senior Net Leverage Ratio has deteriorated materially since the most recent transaction as determined in good faith by the Administrative Agent in its commercially reasonable discretion; and

(d) for which the Administrative Agent has waived one or more of the requirements set forth in the definition of “Eligible Collateral Obligation”;

provided, further that, notwithstanding anything herein to the contrary, no Eligible Collateral Obligation acquired by the Borrower during the occurrence and continuation of a Key Person Event shall be a “Specified Collateral Obligation”.

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“Specified Material Modification” means a Material Modification pursuant to clause (a) or clause (d) of the definition thereof.

“Spot Rate” means, as of any date of determination, with respect to the conversion of any Eligible Currency (other than Dollars), (x) the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency or (y) solely for purposes of an actual currency exchange, the applicable currency Dollar spot rate obtained by the Collateral Manager through customary banking channels, in each case, measured as of the end of the immediately preceding Business Day (or if such date is a Determination Date, at the end of such day).

“State” means one of the fifty states of the United States or the District of Columbia.

“Structured Finance Obligation” means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and single asset repackages.

“Subsidiary” means with respect to a Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Collateral Obligation” has the meaning assigned to that term in Section 2.07(b).

“Substitution Date” has the meaning assigned to that term in Section 2.07(b).

“Super Priority Revolving Facility” means, in respect of an Obligor and an Eligible Collateral Obligation, a senior secured revolving facility incurred by the Obligor of such Collateral Obligation that is prior in right of payment to such Collateral Obligation.

“Synthetic Security” means a security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Swingline Advance”: Any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.1, and all such swingline loans collectively as the context requires. For the avoidance of doubt, all Swingline Advances shall be denominated in Dollars.

“Swingline Commitment”: The commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not to exceed at any time 10% multiplied by the Facility Amount, as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender in its capacity as a Lender hereunder, and is not in addition thereto.

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“Swingline Lender”: The meaning specified in the Preamble.

“Swingline Refund Date”: The meaning specified in Section 2.01(b).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan” means a commercial loan that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Borrower arising from an extension of credit by the Borrower to an Obligor.

“Term SOFR” means a rate per annum equal to the greater of (a) the Term SOFR Reference Rate for a tenor comparable to the Remittance Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Remittance Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, and (b) the Floor.

“Term SOFR Advance” means any Loan Advance for which the Benchmark is based on Term SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).

“Termination Date” means the earliest of (a) the Business Day designated by the Borrower to the Lender pursuant to Section 2.18, (b) the Scheduled Maturity Date or (c) the date on which the Termination Date is declared (or deemed to have occurred automatically) pursuant to Section 7.01.

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“Total Net Leverage Ratio” means, with respect to any Collateral Obligation or any Obligor thereunder, for any Relevant Test Period, the reasonable and customary meaning of “Total Net Leverage Ratio” or any comparable definition in the related Underlying Instrument; provided that, in the event that “Total Net Leverage Ratio” is not defined in such Underlying Instrument (and no comparable defined term exists therein), or such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then “Total Net Leverage Ratio” shall mean, for purposes of this Agreement, the ratio of (a) total Indebtedness minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for such Relevant Test Period, as calculated by the Collateral Manager in good faith using information from and calculations consistent with the applicable Collateral Reporting Package.

“Traditional Middle Market Loan” means any First Lien Loan with respect to which the TTM EBITDA of the related Obligor is equal to or greater than $25,000,000 but less than $50,000,000.

“Transaction Documents” means this Agreement, any Joinder Supplement, the Account Control Agreement, the Purchase and Sale Agreement, the Master Participation Agreement, each Lender Fee Letter, the Collateral Agent and Collateral Custodian Fee Letter and each document, instrument or agreement related to any of the foregoing.

“Transferee Letter” has the meaning assigned to that term in Section 11.04(a).

“TTM EBITDA” means, with respect to any Obligor for which twelve full fiscal months (or such other periodic increments totaling no less than one consecutive year) of relevant financial data are available, as of any date of determination, “EBITDA” for such Obligor for the trailing twelve‑month period ending on such date, as calculated by the Collateral Manager in good faith in accordance with the Collateral Management Standard using information from and calculations consistent with the applicable Collateral Reporting Package.

“TTM Recurring Revenue” means, with respect to any Obligor for which twelve full fiscal months (or such other periodic increments totaling no less than one consecutive year) of relevant financial data are available, as of any date of determination, the “Recurring Revenue” of such Obligor for the trailing twelve‑month period ending on such date, as calculated by the Collateral Manager in good faith in accordance with the Collateral Management Standard using information from and calculations consistent with the applicable Collateral Reporting Package.

“Type” means, with respect to a Loan Advance, its character as a Daily Simple SOFR Advance or a Term SOFR Advance.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction or jurisdictions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

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“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.

“Underlying Collateral” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, as applicable, including, without limitation, to the extent provided for in the related Underlying Instrument a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Underlying Instrument” means the loan agreement, credit agreement or other agreement pursuant to which a Collateral Obligation has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent Person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Undrawn Amount” means, as of any date of determination, an amount equal to the excess of the aggregate Commitments on such day over the aggregate Advances Outstanding on such day.

“Undrawn Fee” a fee payable pursuant to Section 2.09 for each day of the related Remittance Period during the Reinvestment Period equal to (x) the Undrawn Amount multiplied by (y) the applicable Undrawn Fee Rate multiplied by (z) 1/360.

“Undrawn Fee Rate” means, with respect to any day (a) during the Ramp Period, 0.50%; and (b) thereafter, (i) if the Undrawn Amount is 25% or less of the Facility Amount, 0.25% and (ii) otherwise, with respect to the First Undrawn Amount, 0.50%, and, with respect to the Second Undrawn Amount, 1.00%.

“Unfunded Equity Exposure Amount” means, on any date of determination, with respect to any Delayed Draw Obligation or Revolving Obligation, an amount equal to (a) the Unfunded Exposure Amount with respect to such Collateral Obligation multiplied by (b) the difference of (i) 100% minus (ii) the product of (x) the Advance Rate for such Collateral Obligation multiplied by (y) the Assigned Value of such Collateral Obligation.

“Unfunded Equity Shortfall Amount” means, an amount equal to the positive difference, if any, of (a) the Aggregate Unfunded Equity Exposure Amount minus (b) the aggregate amount on deposit in the Unfunded Exposure Account.

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“Unfunded Exposure Account” means the securities account designated as the “Unfunded Exposure Account” and any sub‑accounts under the Account Control Agreement; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Draw Obligation, an amount equal to the unfunded commitment, and with respect to any Revolving Obligation, an amount equal to the total commitment, and in each case, any other standby or contingent commitment of the Borrower under any such Collateral Obligation as of such date. The Unfunded Exposure Amount shall not include any commitments which have expired, terminated or been reduced to zero.

“Unfunded Shortfall Amount” means, an amount equal to the positive difference, if any, of (a) the Aggregate Unfunded Exposure Amount minus (b) the aggregate amount on deposit in the Unfunded Exposure Account.

“United States” means the United States of America.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unrestricted Cash” means, with respect to any Collateral Obligation or any Obligor thereunder, the reasonable and customary meaning of “Unrestricted Cash” or any comparable definition in the related Underlying Instrument; provided that, in the event that “Unrestricted Cash” is not defined in such Underlying Instrument (and no comparable defined term exists therein), or such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then “Unrestricted Cash” shall mean, for purposes of this Agreement, all cash available for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purpose or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instrument), as reflected on such Obligor’s most recent financial statements that have been delivered to the Borrower.

“Unused Facility Amount” means, at any time, (i) the positive difference, if any, of (a) the Facility Amount at such time minus (b) the Advances Outstanding at such time; or (ii) if the amount determined pursuant to the foregoing clause (i) is a negative amount, then “Unused Facility Amount” shall mean zero.

“U.S. Bank” means U.S. Bank Trust Company, National Association (in each of its capacities hereunder).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd‑Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Collateral Obligation” means (a) any Collateral Obligation that fails to satisfy any criteria of the definition of Eligible Collateral Obligation as of the related Cut‑Off Date (other than any such criteria waived by the Administrative Agent prior to such Cut‑Off Date) or (b) a Collateral Obligation with respect to which a Warranty Event has occurred.

“Warranty Event” means, as to any Collateral Obligation, the discovery that as of the related Cut‑Off Date for such Collateral Obligation there existed a breach of any representation or warranty relating to such Collateral Obligation pursuant to this Agreement (other than any representation or warranty that the Collateral Obligation satisfies the criteria of the definition of Eligible Collateral Obligation or that was waived by the Administrative Agent prior to such Cut‑Off Date) and the failure of the Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of the Borrower’s receipt of notice thereof from the Agent or the Borrower becoming aware thereof.

“Weighted Average Advance Rate” means, on any date of determination, the number (expressed as a percentage) equal to the fraction (i) the numerator of which is the sum of the products of (a) the Advance Rate for each Eligible Collateral Obligation on such date multiplied by (b) the Adjusted Balance of each such Collateral Obligation, and (ii) the denominator of which is the Aggregate Adjusted Balance.

“Weighted Average Coupon” means, as of any date of determination, the number expressed as a percentage equal to (i) the sum, for each Eligible Collateral Obligation (including, for any Permitted Deferrable Obligation, only the required current cash pay interest thereon) that is a Fixed Rate Obligation of (x) the effective rate of interest for such Collateral Obligation multiplied by (y) the Adjusted Balance of each such Collateral Obligation divided by (ii) the sum of the Adjusted Balances for all Eligible Collateral Obligations that are Fixed Rate Obligations.

“Weighted Average Life” means, as of any date of determination, with respect to all Eligible Collateral Obligations included in the Collateral Portfolio, the number of years following such date obtained by dividing (i) the amount obtained by summing the products obtained by multiplying (a) the Average Life at such time of each such Eligible Collateral Obligation by (b) the Adjusted Balance of each such Collateral Obligation by (ii) the Aggregate Adjusted Balance.

“Weighted Average Spread” means, as of any date of determination, the number expressed as a percentage equal to (i) the Aggregate Funded Spread divided by (ii) the Aggregate Adjusted Balance.

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“Write‑Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write‑down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail‑In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail‑In Legislation that are related to or ancillary to any of those powers.

“Yield” means, with respect to any period, the daily interest accrued on the Advances Outstanding during such period as provided for in Article II.

“Yield Rate” means, (a) with respect to any Loan Advance, as of any date of determination, a per annum rate of interest equal to (i) the applicable then-current Benchmark based on the Type of such Loan Advance plus (ii) the Facility Margin; provided that, subject to Section 2.25, if any Lender shall have notified the Administrative Agent that a Disruption Event has occurred with respect to such Benchmark, “Yield Rate” shall mean, with respect to the Advances Outstanding owing to such Lender and accruing interest based on such Benchmark, the Base Rate plus the Facility Margin until such Lender shall have notified the Administrative Agent that such Disruption Event has ceased, at which time the “Yield Rate” shall again be equal to the Benchmark for such date plus the Facility Margin or (b) with respect to any Swingline Advance, the Base Rate plus the Facility Margin.

“Zero‑Coupon Obligation” means any loan that, at the time of purchase, does not by its terms provide for the payment of cash interest.

Section 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” All time deadlines shall be based on the Eastern Standard Time zone unless stated otherwise.

Section 1.04 Interpretation. In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

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(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time (unless expressly specified otherwise);

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) the word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise;

(h) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(i) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j) references to any delivery or transfer to the Collateral Agent or the Collateral Custodian, as applicable, with respect to any portion of the Collateral Portfolio means delivery or transfer to the Collateral Agent or Collateral Custodian, as applicable, on behalf of the Secured Parties;

(k) if any date for compliance with the terms or conditions of any Transaction Document falls due on a day which is not a Business Day, then such due date shall be deemed to be the immediately following Business Day;

(l) references to the date of any acquisition or disposition of any Collateral Obligation for inclusion in the Collateral Portfolio, or the date on which any such Collateral Obligation is added to or removed from the Collateral Portfolio, shall mean the related “trade date”;

(m) references to the “occurrence” of an Event of Default or Collateral Manager Default means after any grace period applicable to such Event of Default or Collateral Manager Default and shall not include any Event of Default or Collateral Manager Default that has been expressly waived in writing in accordance with the terms of this Agreement;

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(n) references to the “knowledge” or “actual knowledge” of a Person (including whether any event or circumstance is “known” to any such Person) shall mean, except as explicitly provided herein, the actual knowledge following reasonable inquiry under the circumstances of a Responsible Officer of such Person;

(o) for purposes of this Agreement, an Event of Default shall be deemed to be continuing until it is explicitly waived in accordance with the terms hereof;

(p) any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its sole discretion;

(q) notwithstanding anything herein or in any other Transaction Document to the contrary: (i) all Canadian Dollars will be deposited into the Canadian Dollar Account and will remain in such account unless otherwise provided for herein; the Collateral Agent shall maintain records designating the amounts in the Canadian Dollar Account as Principal Collections or Interest Collections, as applicable; and the Collateral Agent’s records shall indicate the same, (ii) all Euros will be deposited into the Euro Account and will remain in such account unless otherwise provided for herein; the Collateral Agent shall maintain records designating the amounts in the Euro Account as Principal Collections or Interest Collections, as applicable; and the Collateral Agent’s records shall indicate the same and (iii) all GBP will be deposited into the GBP Account and will remain in such account unless otherwise provided for herein; the Collateral Agent shall maintain records designating the amounts in the GBP Account as Principal Collections or Interest Collections, as applicable; and the Collateral Agent’s records shall indicate the same;

(r) unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles; and

(s) any waiver, consent, approval or other agreement or understanding provided by or on behalf of the Administrative Agent shall be evidenced in writing and shall be effective only in the specific instance and for the specific purpose for which it was provided unless otherwise expressly stated therein.

Section 1.05 Currency Conversion. For purposes of (i) complying with any requirement of this Agreement stated in Dollars and (ii) calculating any ratio or other test set forth in this Agreement, the amount of any Collateral Obligation denominated in an Eligible Currency other than Dollars shall be deemed to be the Dollar Equivalent of such amount of such Eligible Currency.

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ARTICLE II

THE FACILITY

Section 2.01 Advances.

(a) Loan Advances. On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Borrower may request that the Lenders make Loan Advances secured by the Collateral Portfolio in an aggregate amount up to the Unused Facility Amount as of such date, (x) to the Borrower or (y) to the Unfunded Exposure Account in an amount up to the Unfunded Exposure Amount; provided that, other than pursuant to Section 2.02(g), no Lender shall be obligated to make any Loan Advance on or after the earlier of (A) the date that is two (2) Business Days prior to the Scheduled Reinvestment Period End Date or (B) the Termination Date. Other than pursuant to Section 2.02(g), under no circumstances shall any Lender be required to make any Loan Advance if after giving effect to such Loan Advance and the addition to the Collateral Portfolio of the Eligible Collateral Obligations being originated or acquired by the Borrower using the proceeds of such Loan Advance (in each case as determined by such Lender in its sole discretion), (i) an Event of Default or an Unmatured Event of Default exists or could reasonably be expected to result therefrom or (ii) a Borrowing Base Deficiency would occur. Notwithstanding anything to the contrary herein, no Lender shall be obligated at any time to provide the Borrower (including for application to the Unfunded Exposure Account, if applicable) with funds in connection with one or more Loan Advances that would, individually or in the aggregate with respect to any such Lender exceed the Unused Facility Amount then in effect attributable to such Lender.

(b) Swingline Advances. During the Reinvestment Period, the Borrower may, at its option, request the Swingline Lender make Swingline Advances to the Borrower by delivering a Notice of Borrowing with respect to such requested Swingline Advance to the Administrative Agent, which shall forward such Notice of Borrowing to the Swingline Lender and provide notification to the Lenders with respect thereto. Following the receipt of a Notice of Borrowing during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, the Swingline Lender shall make the requested Swingline Advances to the Borrower; provided that the Swingline Lender shall not fund any Swingline Advance if, after giving effect to the amount of the Swingline Advance requested, (i) in the sole discretion of the Swingline Lender, an Unmatured Event of Default or Event of Default would or could reasonably be expected to result therefrom or (ii) a Borrowing Base Deficiency would occur.

(i) Each Swingline Advance shall be refunded by the Lenders (other than the Swingline Lender), upon notice from the Swingline Lender, within five Business Days following the date of such Swingline Advance (each such date, a “Swingline Refund Date”). Such refunding shall be made by the Lenders ratably in accordance with their respective Pro Rata Shares and shall thereafter be reflected as Advances of the Lenders on the books and records of the Administrative Agent. Such refundings shall be made by the Lenders in accordance with their respective Pro Rata Shares and shall thereafter be reflected as Loan Advances of the Lenders on the books and records of the Administrative Agent (which, for the avoidance of doubt, shall reduce dollar-for-dollar the Swingline Advances outstanding). Each Lender shall refund its respective Pro Rata Share of

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Swingline Advances outstanding to the Swingline Lender by no later than 12:00 noon on the applicable Swingline Refund Date, which refunding shall constitute the Lenders’ Pro Rata Share of Advances.

(ii) The Borrower shall pay to the Swingline Lender, within five (5) days of demand, the amount of such Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Advances requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Shares.

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Advances in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 3.02. Further, each Lender agrees and acknowledges that if, prior to the refunding of any outstanding Swingline Advances pursuant to this Section, an Bankruptcy Event relating to the Borrower or the Seller shall have occurred, each Lender will, on the date the applicable Advance would have been made, purchase an undivided participating interest in the Swingline Advance to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swingline Advance. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Advance, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(iv) Notwithstanding anything to the contrary contained in this Section 2.01, the Swingline Lender shall not be obligated to make any Swingline Advance at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.22(a)(iii)) with respect to any such Defaulting Lender.

Section 2.02 Procedure for Advances and Conversion of Advances.

(a) During the Reinvestment Period, the Lenders will make Advances denominated in Dollars on any Business Day at the request of the Borrower, subject to the terms and conditions of Section 2.01, this Section 2.02, Section 2.25 and Article III. Loan Advances may be Daily Simple SOFR Advances or Term SOFR Advances at the option of the Borrower as set forth in the applicable Notice of Borrowing.

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(b) Subject to Section 2.25, the Borrower may request Advances hereunder by delivering an irrevocable Notice of Borrowing to the Administrative Agent and each Lender (with a copy to the Collateral Agent) no later than 10:00 a.m. at least two (2) Business Days prior to the proposed Advance Date; provided that a requests for Swingline Advances must be delivered to the Administrative Agent, no later than 12:00 p.m. on the proposed Advance Date; provided further that, if not delivered by such time, such Notice of Borrowing, shall be deemed to have been received on the following Business Day. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), the current Collateral Obligation Tape and shall be accompanied by an Approval Notice setting forth the information required therein with respect to any Collateral Obligations to be acquired by the Borrower on the Advance Date (if applicable) and, in each case, shall specify:

(i) the aggregate amount of such Advance, which Advance shall not cause a Borrowing Base Deficiency; provided that, except with respect to an Advance pursuant to Section 2.02(g), the amount of such Advance must be at least equal to $500,000;

(ii) the proposed Advance Date;

(iii) the Type of Advances;

(iv) a representation that all conditions precedent to the making of an Advance described in this Agreement have been satisfied and will remain satisfied after giving pro forma effect to each such Advance;

(v) the amount of cash that will be funded into the Unfunded Exposure Account in connection with any Revolving Obligation or Delayed Draw Obligation funded by such Advance, if applicable; and

(vi) whether such Advance (or any portion thereof) should be remitted to the Borrower or the Unfunded Exposure Account.

On each Advance Date, upon satisfaction of the applicable conditions set forth herein, each Lender shall, in accordance with instructions received from the Borrower (or the Collateral Manager on behalf of the Borrower), either (i) in the case of a Loan Advance, (A) make available to the Borrower, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the account which the Borrower (or the Collateral Manager on behalf of the Borrower) has designated in writing in accordance with and subject to the terms hereof and/or (B) remit in same day funds an amount equal to such Lender’s Pro Rata Share of such Advance into the Unfunded Exposure Account, as applicable; and (ii) in the case of a Swingline Advance, the Swingline Lender shall make available to the Borrower in same day funds by wire transfer to the account designated by Borrower in the applicable Notice of Borrowing given pursuant to this Section 2.02, an amount equal to the least of (A) the amount requested by the Borrower for such Swingline Advance, (B) the positive difference between (x) the Swingline Commitment then in effect and (y) the aggregate outstanding Swingline Advances as of such date and (C) the maximum amount that, after taking into account the proposed use of the proceeds of such Swingline Advance, could be advanced to the Borrower hereunder without causing a

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Borrowing Base Deficiency; provided that, with respect to any Notice of Borrowing requesting an Loan Advance pursuant to Section 2.02(g), the procedures set forth therein shall apply.

(c) Subject to Section 2.25, the Borrower may request a conversion of Loan Advances from one Type to the other by delivering an irrevocable Notice of Conversion to the Administrative Agent and each Lender (with a copy to the Collateral Agent) no later than 10:00 a.m. at least five (5) days prior to the Conversion Date. Each Notice of Conversion shall specify:

(i) the aggregate amount of Loan Advances to be converted; provided that the amount of such Loan Advances to be converted must be at least equal to $500,000;

(ii) the Conversion Date;

(iii) the Type of Advances to which existing Loan Advances are to be converted; and

(iv) a representation that all conditions precedent to converting a Loan Advance described in this Agreement have been satisfied and will remain satisfied after giving pro forma effect to each such conversion.

(d) The Advances shall bear interest at the Yield Rate.

(e) Subject in each case to Section 2.09 and Section 2.18 and the other applicable terms, conditions, provisions, limitations and/or obligations set forth herein (including, without limitation, with respect to the payment of any Make-Whole Fee, Undrawn Fee or Optional Prepayment Penalty, as applicable), the Borrower may on any date on or after the Closing Date (i) borrow, repay or prepay and reborrow Advances without penalty, fee or premium until the Reinvestment Period End Date and (ii) repay or prepay Advances without penalty, fee or premium until the Collection Date.

(f) The obligation of each Lender to remit its Pro Rata Share of any Loan Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(g) Notwithstanding anything herein to the contrary (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent to the making of any Advance as set forth in Section 3.02), upon the earlier of (i) the declaration or automatic occurrence of the Termination Date (other than in connection with a Bankruptcy Event with respect to the Borrower) or (ii) the Reinvestment Period End Date, if there is an Unfunded Shortfall Amount, the Borrower (or the Administrative Agent on behalf of the Borrower) shall submit a Notice of Borrowing requesting an Advance in the amount equal to the Unfunded Shortfall Amount. Following receipt of a Notice of Borrowing pursuant to this Section 2.02(g), each Lender shall fund its Pro Rata Share of such amount by transferring such amount directly to the Collateral Agent to be deposited in the Unfunded Exposure Account; provided that, no Lender shall be obligated to make any Advance that would cause the portion of the Advances Outstanding then funded by it to exceed its Commitment then in effect.

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(h) Except as otherwise provided herein, the Conversion Date for any Loan Advance must be the last day of the applicable Remittance Period. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Advances may be requested as, or converted to, Term SOFR Advances and (ii) unless repaid, each Term SOFR Advance be converted to a Daily Simple SOFR Advance on the last day of the applicable Remittance Period.

(i) If the Borrower fails to specify a Type of Loan Advance in a Notice of Borrowing then the applicable Loan Advances shall be made as Daily Simple SOFR Advances, or if the Borrower fails to give a timely Notice of Conversion, then the applicable Loan Advances shall continue as the same Type of Loan Advances. No Swingline Advances may be converted into any other Type of Advance.

(j) For avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion of an existing Loan Advance shall be deemed to be a continuation of that Loan Advance with a converted interest rate methodology and not a new Loan Advance. Any automatic conversion as provided above with respect to the applicable Term SOFR Advances shall be effective as of the last day of the applicable Remittance Period.

Section 2.03 Determination of Yield and Undrawn Fee. Yield accrued on each Advance (including any previously accrued and unpaid Yield) and the Undrawn Fee (as applicable) shall be payable, without duplication: (i) on the Termination Date; (ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; and (iii) on each Payment Date.

(a) The Advances shall bear interest on each day during each Remittance Period at a per annum rate of interest equal to the product of (1) the Yield Rate for such Remittance Period multiplied by (2) the greater of (I) the aggregate Advances Outstanding on such day and (II) the Make-Whole Minimum Utilization Percentage in effect on such day. All Yield shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Yield is payable over a year comprised of 360 days. Any Swingline Advance repaid on the date of borrowing shall accrue one day’s interest.

(b) No provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

(c) Each Lender and the Administrative Agent shall determine the applicable Yield and all Fees, including without limitation any Make-Whole Fees, Undrawn Fees, or Optional Prepayment Penalty, and other amounts to be paid by the Borrower on each Payment Date for each related Remittance Period and shall advise the Collateral Agent (with a copy to the Collateral Manager and the Administrative Agent, as applicable) thereof in writing no later than the third (3rd) Business Day after the Determination Date for each such Payment Date. Such determinations may also include, without limitation, an accounting of any amounts due and payable pursuant to Section 2.09, Section 2.10 and/or Section 2.11.

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Section 2.04 Remittance Procedures. The Collateral Manager shall instruct the Account Bank (which instruction shall be deemed given upon receipt by the Collateral Agent (with a copy to the Account Bank) of the information required to be delivered by the Collateral Manager pursuant to Section 6.08(b) in connection with each Monthly Report) and, if the Collateral Manager fails to do so, the Collateral Agent (as directed by the Administrative Agent) may instruct the Account Bank, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of a Notice of Exclusive Control, the Collateral Agent (as directed by the Administrative Agent) shall instruct (and the Collateral Manager shall be restricted from instructing) the Account Bank with respect to the application of funds on deposit in the Controlled Accounts as described in this Section 2.04; provided further that, the Collateral Manager shall instruct the Account Bank on or prior to the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in the Canadian Dollar Account, the Euro Account and the GBP Account, as applicable, into Dollars to the extent necessary to make payments pursuant to this Section 2.04.

(a) Interest Payments prior to an Event of Default. In the absence of a continuing Event of Default and prior to the occurrence of the Termination Date, on each Payment Date the Account Bank shall (as instructed by the Collateral Manager pursuant to the first paragraph of this Section 2.04) transfer Interest Collections held by the Account Bank in the Collection Account (including Interest Collections previously on deposit in the Canadian Dollar Account, the Euro Account and/or the GBP Account, as applicable, which have been converted to Dollars in advance of such Payment Date as instructed by the Collateral Manager pursuant to the first paragraph of this Section 2.04) to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i) first (a) to the payment of taxes and governmental fees owing by the Borrower, if any; provided that, amounts payable with respect to such taxes and/or governmental fees pursuant to this clause (i)(a) (and Section 2.04(b)(i) and (c)(i), if applicable) shall not, collectively, exceed $50,000 for the 12‑month period immediately preceding such Determination Date; and second (b) pari passu to (1) the Collateral Agent, payment in full of all accrued Collateral Agent Fees and Collateral Agent Expenses; (2) the Collateral Custodian, payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses; and (3) the Account Bank, payment in full of all accrued fees and expenses due under the Collateral Agent and Collateral Custodian Fee Letter; provided that, amounts payable with respect to Collateral Agent Expenses, Collateral Custodian Expenses and the Account Bank pursuant to this clause (i)(b) (and Section 2.04(b)(i) and (c)(i), if applicable) shall not, collectively, exceed $175,000 for the 12‑month period immediately preceding such Determination Date; and (4) the Administrative Agent and each Lender, payment in full of any accrued and unpaid Administrative Expenses; provided that, amounts payable with respect to Administrative Expenses pursuant to this clause (i)(b)(4) (and Section 2.04(b)(i) and (c)(i), if applicable) shall not, collectively, exceed $50,000 for the 12‑month period immediately preceding such Determination Date;

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(ii) to the Collateral Manager (or any designee thereof), to the extent not waived thereby, payment in full of all accrued and unpaid Collateral Management Fees;

(iii) to the Administrative Agent on behalf of the Lenders pro rata, all Yield, Undrawn Fees, Make-Whole Fees or any Optional Prepayment Penalty that are accrued and unpaid as of the last day of the related Remittance Period;

(iv) pro rata, to the Lenders and the Administrative Agent, as applicable, any Increased Costs pursuant to Section 2.10;

(v) to the Unfunded Exposure Account, in an amount necessary to cause the amounts on deposit therein to equal (a) prior to the Reinvestment Period End Date (at the discretion of the Collateral Manager), the Unfunded Equity Exposure Amount and (b) after the Reinvestment Period End Date, the Unfunded Exposure Amount;

(vi) to pay the Advances Outstanding up to (1) the amount required to eliminate any outstanding Borrowing Base Deficiency; (2) if the Minimum Equity Test is not satisfied on such Payment Date, the amount necessary for the Minimum Equity Test to be satisfied and (3) if the Minimum Diversity Test is not satisfied on such Payment Date, the amount necessary for the Minimum Diversity Test to be satisfied;

(vii) to pay the Advances Outstanding, together with any applicable Optional Prepayment Penalty in connection with (or which would otherwise remain due and payable as of the effective date with respect to) any complete refinancing or termination of this Agreement in accordance with Section 2.18;

(viii) to pay amounts due under Section 2.04(a)(i) to the extent not previously paid in full;

(ix) pro rata, to each Lender and the Administrative Agent, as applicable, payment in full of any other amounts owing under the Transaction Documents to the extent not previously paid;

(x) to the Collateral Manager, to the extent not previously paid, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07;

(xi) to pay any other amounts due (other than with respect to the repayment of Advances Outstanding) under this Agreement and the other Transaction Documents; and

(xii) (A) during an Unmatured Event of Default (or to the extent an Unmatured Event of Default would otherwise occur) to remain in the applicable Collection Account; or (B) otherwise (at the discretion of the Collateral Manager as set forth in the applicable Monthly Report), to (x) the Borrower or (y) any designee of the Borrower, in each case, to the extent permitted hereunder, any remaining amounts.

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(b) Principal Payments prior to an Event of Default. In the absence of a continuing Event of Default or prior to the occurrence of the Termination Date, on each Payment Date the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Principal Collections held by the Account Bank in the Collection Account and Principal Collections held by the Account Bank in the Canadian Dollar Account, the Euro Account and the GBP Account, as applicable, in each case to the extent of available funds, to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i) to pay amounts due under Section 2.04(a)(i) through (vi), to the extent not paid thereunder;

(ii) after the end of the Reinvestment Period, to pay the Advances Outstanding until paid in full;

(iii) pari passu to (a) the Collateral Agent, payment in full of all accrued Collateral Agent Expenses to the extent not previously paid; (b) the Collateral Custodian payment in full of all accrued Collateral Custodian Expenses to the extent not previously paid; (c) the Account Bank, payment in full of all accrued expenses to the extent not previously paid; and (d) pro rata, to each Lender and the Administrative Agent, as applicable, payment in full of any accrued Administrative Expenses to the extent not previously paid;

(iv) to pay any other amounts due under this Agreement and the other Transaction Documents;

(v) to the Collateral Manager, to the extent not previously paid, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07;

(vi) during the Reinvestment Period (at the discretion of the Collateral Manager), to remain in the Collection Account; and

(vii) (A) during an Unmatured Event of Default (or to the extent an Unmatured Event of Default would otherwise result), to remain in the applicable Collection Account; or (B) otherwise, at the Borrower’s election and with prior written notice to the Collateral Agent (which notice may be set forth in the applicable Monthly Report), to (x) the Borrower or (y) any designee of the Borrower, in each case, to the extent permitted hereunder, any remaining amounts.

(c) Payments upon the occurrence of an Event of Default. If an Event of Default exists and, in any case, after the declaration, or automatic occurrence, of the Termination Date, on each Payment Date thereafter the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Account Bank in the Collection Account, the Canadian Dollar Account, the Euro Account and the GBP Account, in each case to the extent of available funds, to the following Persons in the following amounts, calculated as of the prior Business Day, and priority:

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(i) first (a) to the payment of taxes and governmental fees owing by the Borrower, if any; provided that, amounts payable with respect to such taxes and/or governmental fees pursuant to this clause (i)(a) (and Section 2.04(a)(i) and (b)(i), if applicable) shall not, collectively, exceed $50,000 for the 12‑month period immediately preceding such Determination Date; and second (b) pari passu to (1) the Collateral Agent, payment in full of all accrued Collateral Agent Fees and Collateral Agent Expenses; (2) the Collateral Custodian, payment in full of all accrued Collateral Custodian Fees and Collateral Custodian Expenses; (3) the Account Bank, payment in full of all accrued fees and expenses due under the Collateral Agent and Collateral Custodian Fee Letter; provided that amounts payable with respect to Collateral Agent Expenses, Collateral Custodian Expenses and the Account Bank pursuant to this clause (i)(b) (and Section 2.04(a)(i) and (b)(i), if applicable) shall not, collectively, exceed $175,000 for the 12‑month period immediately preceding such Business Day; and (4) the Administrative Agent and each Lender, payment in full of any accrued and unpaid Administrative Expenses; provided that, amounts payable with respect to Administrative Expenses pursuant to this clause (i) (and Section 2.04(a)(i) and (b)(i), if applicable) shall not, collectively, exceed $50,000 for the 12‑month period immediately preceding such Business Day;

(ii) to the Administrative Agent on behalf of the Lenders pro rata, all Yield and any Undrawn Fee and/or Make-Whole Fee that are accrued and unpaid as of the last day of the related Remittance Period;

(iii) to the Collateral Manager (or any designee thereof), to the extent not waived thereby, payment in full of all accrued and unpaid Collateral Management Fees;

(iv) pro rata, to the Lenders and the Administrative Agent, payment in full of any accrued Administrative Expenses to the extent not previously paid;

(v) to the Unfunded Exposure Account in an amount necessary to cause the amounts on deposit therein to equal the Unfunded Exposure Amount;

(vi) to pay the Advances Outstanding and any applicable Optional Prepayment Penalty, in each case, until paid in full;

(vii) pari passu to (a) the Collateral Agent, payment in full of all accrued Collateral Agent Expenses to the extent not previously paid, (b) the Collateral Custodian, payment in full of all accrued Collateral Custodian Expenses to the extent not previously paid, and (c) the Account Bank, payment in full of all accrued expenses to the extent not previously paid;

(viii) to pay any other amounts due under this Agreement and the other Transaction Documents;

(ix) to the Collateral Manager, to the extent not previously paid, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and

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(x) at the Borrower’s election and with prior written notice to the Collateral Agent (which notice may be set forth in the applicable Monthly Report), to (x) the Borrower or (y) any designee of the Borrower to the extent permitted hereunder, any remaining amounts.

(d) Unfunded Exposure Account. Subject to Section 2.02(g) and this Section 2.04, funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under Revolving Obligations and/or Delayed Draw Obligations; provided that, prior to the Reinvestment Period End Date, the amount withdrawn to fund any such draw request shall not (after giving effect thereto) create any Borrowing Base Deficiency. Any such draw request made by an Obligor, shall contain updated or confirm existing wiring instructions for the applicable Obligor. On the last day of the Reinvestment Period, the Borrower (or the Collateral Manager and/or the Equityholder on behalf of the Borrower, as applicable) shall fund an amount necessary to cause the amounts on deposit in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount. In addition, the Borrower (or the Collateral Manager and/or the Equityholder on behalf of the Borrower, as applicable) shall notify the Account Bank in the applicable Disbursement Request (with a copy to the Collateral Agent and the Administrative Agent) of any amounts on deposit in the Canadian Dollar Account, the Euro Account, and the GBP Account, as applicable, which are to be reserved against the Unfunded Exposure Amount. The Account Bank shall fund such draw request as directed by the Collateral Manager in accordance with the Disbursement Request. After the Reinvestment Period End Date, all funding requests associated with the Unfunded Exposure Amount shall be made solely from amounts on deposit in the Unfunded Exposure Account.

As of any date of determination, the Collateral Manager (or, after delivery of a Notice of Exclusive Control, the Collateral Agent acting at the direction of the Administrative Agent) may cause any amounts on deposit in the Unfunded Exposure Account that exceed (i) prior to the Reinvestment Period End Date, the Unfunded Equity Exposure Amount and (ii) thereafter, the Unfunded Exposure Amount, in each case, to be deposited into the Principal Collection Account as Principal Collections.

(e) Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the priorities set forth herein.

Section 2.05 Instructions to the Collateral Agent and the Account Bank. All instructions and directions given to the Collateral Agent or the Account Bank by the Collateral Manager, the Borrower or the Administrative Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Collateral Agent or the Account Bank by telecopy or e‑mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. Subject to the remainder of this Section 2.05, the Collateral Agent may conclusively rely on such instructions and directions. The Collateral Manager and the Borrower shall promptly (and in any event within three (3) Business Days) transmit to the Administrative Agent by telecopy or e‑mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank

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by such party pursuant to Section 2.04. The Administrative Agent shall promptly (and in any event within three (3) Business Days) transmit to the Collateral Manager and the Borrower by telecopy or e‑mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by the Administrative Agent pursuant to Section 2.04. If either the Administrative Agent or the Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Collateral Manager under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Collateral Manager and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two (2) Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent or the Account Bank receives instructions from the Collateral Manager or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Agent or the Account Bank, as applicable, shall rely on and follow the instructions given by the Administrative Agent; provided that the Collateral Agent or the Account Bank, as applicable, shall promptly provide notification to the Collateral Manager or the Borrower of such conflicting instructions; provided further that any such failure on the part of the Collateral Agent to deliver such notice shall not render such action by the Collateral Agent invalid.

Section 2.06 Borrowing Base Deficiency and Minimum Equity Test Payments.

(a) In addition to and without limitation of any obligation of the Borrower to cure any Borrowing Base Deficiency or satisfy the Minimum Equity Test pursuant to the terms of this Agreement, on any day prior to the Collection Date that a Borrowing Base Deficiency exists or on any Measurement Date on which the Minimum Equity Test is not satisfied, the Borrower shall, within two (2) Business Days from the date of such Borrowing Base Deficiency or Minimum Equity Test failure, eliminate such Borrowing Base Deficiency in its entirety or cause the Minimum Equity Test to be satisfied, as applicable, by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency or satisfy the Minimum Equity Test, as applicable, as of such date of determination: (i) deposit cash in Dollars into the Principal Collection Account, (ii) repay Advances Outstanding, and/or (iii) subject to the approval of the Administrative Agent in its sole discretion, Pledge additional Eligible Collateral Obligations and/or Permitted Investments; provided that, if the Borrower (or the Collateral Manager on behalf of the Borrower) shall have delivered and the Administrative Agent shall have accepted (in its sole discretion) a Cure Notice within two (2) Business Days from the date of such Borrowing Base Deficiency or Minimum Equity Test failure, as applicable, then the two (2) Business Day grace period hereunder shall be extended to twelve (12) Business Days.

(b) No later than 12:00 noon on the Business Day prior to the proposed repayment of Advances Outstanding or Pledge of additional Eligible Collateral Obligations pursuant to Section 2.06(a), the Borrower (or the Collateral Manager and/or the Equityholder on behalf of the Borrower, as applicable) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) notice of such repayment or Pledge and a duly completed Borrowing Base Certificate or a calculation of the Minimum Equity Test demonstrating compliance therewith, as applicable, updated as of the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Collateral Obligation and each Obligor of such

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Eligible Collateral Obligation to be Pledged and added to the updated Collateral Obligation Tape. Any notice pertaining to any cure, repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.

Section 2.07 Discretionary Sales; Other Asset Sales; Substitutions.

(a) Prior to the occurrence and continuation of an Unmatured Event of Default or the occurrence of an Event of Default, on any Discretionary Sale Date, the Borrower shall have the right to transfer and assign, and have released any related Lien of the Collateral Agent over, one or more Collateral Obligations (each, a “Discretionary Sale”), subject to the satisfaction of the following terms and conditions (as certified in writing by the Collateral Manager (including on behalf of the Borrower) to the Administrative Agent), provided that, subject to the satisfaction of the following terms and conditions, if an Unmatured Event of Default is continuing, the Borrower may make a Discretionary Sale if, after giving effect to such Discretionary Sale, such Unmatured Event of Default is cured (although, for the avoidance of doubt, such Unmatured Event of Default shall be continuing for all purposes hereunder until the settlement date of such Discretionary Sale):

(i) At least two (2) Business Days prior to each Discretionary Sale Date, the Borrower (or the Collateral Manager on behalf of the Borrower) shall have given the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) written notice of its intent to effect a Discretionary Sale (each such notice a “Discretionary Sale Notice”), specifying the intended Discretionary Sale Date and including a certification that each of the applicable conditions set forth in this Section 2.07 have been (or will be) satisfied in connection with each such Discretionary Sale (after giving pro forma effect thereto, as applicable);

(ii) Any Discretionary Sale shall be made by the Borrower (or the Collateral Manager on behalf of the Borrower) to a purchaser in a transaction (a) in accordance with the Collateral Management Standard, (b) reflecting arms‑length market terms, (c) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than that the Borrower has good title thereto, free and clear of all Liens and has the right to sell the related Collateral Obligation) and (d) if such Discretionary Sale is made to the Collateral Manager, the Equityholder or any of their respective Affiliates (or any other Affiliate of the Borrower, including, for this purpose, any special purpose vehicle wholly or partly owned or established by the Borrower, the Collateral Manager, the Equityholder or any of their respective Affiliates for the purpose of a securitization transaction), such sale shall be made for fair market value and with the prior written consent of the Administrative Agent;

(iii) At least two (2) Business Days prior to each Discretionary Sale Date, the Borrower (or the Collateral Manager on behalf of the Borrower) shall have given the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) a completed Borrowing Base Certificate and updated Collateral Obligation List;

(iv) After giving effect to such sale, each Collateral Quality Test is satisfied (or if not satisfied, maintained or improved);

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(v) After giving effect to the Discretionary Sale on any Discretionary Sale Date, (x) the Unused Facility Amount is greater than or equal to $0, (y) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be true and correct in all material respects, except to the extent relating to an earlier date and (z) neither an Unmatured Event of Default (including any Borrowing Base Deficiency) nor an Event of Default shall have resulted from such sale;

(vi) On the related Discretionary Sale Date, the proceeds from such Discretionary Sale have been sent directly into the Collection Account (unless otherwise directed by the Administrative Agent); and

(vii) The Minimum Equity Test is satisfied;

provided that, notwithstanding the foregoing but so long as no Borrowing Base Deficiency would result therefrom, the Borrower (or the Collateral Manager on behalf of the Borrower) may sell any (1) Equity Security, (2) Defaulted Obligation or (3) Credit Risk Obligation, in each case, at any time without regard to the foregoing restrictions but subject to Section 2.07(h) in the case of any sales to an Affiliate.

(b) Repurchase or Substitution of Warranty Collateral Obligations. If on any day a Collateral Obligation is (or becomes) a Warranty Collateral Obligation, no later than thirty (30) days following the earlier of knowledge by the Borrower of such Collateral Obligation becoming a Warranty Collateral Obligation or receipt by the Borrower from the Agent or the Collateral Manager of written notice thereof, the Borrower shall either:

(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount equal to the sum of (x) the Adjusted Balance of such Collateral Obligation on the applicable Cut‑Off Date and (y) any expenses or fees with respect to such Collateral Obligation and costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Collateral Obligation of any predatory or abusive lending law which is an Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower); provided that the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; or

(ii) substitute such Warranty Collateral Obligation for a Substitute Collateral Obligation; provided that, during the continuation of an Event of Default or an Unmatured Event of Default, the Borrower may only make substitutions under this clause (ii) with the prior written consent of the Administrative Agent, in its sole discretion; provided, further, that, if an Unmatured Event of Default is continuing, the Borrower may substitute any Warranty Collateral Obligation with a Substitute Collateral Obligation without the consent of the Administrative Agent if, after giving effect to such substitution, such Unmatured Event of Default is cured (although, for the avoidance of doubt, such Unmatured Event of Default shall be continuing for all purposes hereunder until such substitution has been consummated); provided that no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation

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shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such thirty (30) day period, the failure to satisfy criteria of the definition of Eligible Collateral Obligation has been waived or cured or the applicable Warranty Event has been cured.

Upon confirmation of the deposit of the amounts set forth in Section 2.07(b)(i) into the Collection Account or the delivery by the Borrower of a Substitute Collateral Obligation for each Warranty Collateral Obligation (the date of such confirmation or delivery, the “Release Date”), such Warranty Collateral Obligation shall be removed from the Collateral Portfolio and, as applicable, the Substitute Collateral Obligation shall be included in the Collateral Portfolio. On the Release Date of each Warranty Collateral Obligation, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Collateral Obligation.

(c) Prior to the occurrence and continuance of an Unmatured Event of Default or the occurrence of an Event of Default, the Borrower may, subject to the conditions set forth in this Section 2.07(c) and subject to the other restrictions contained herein, replace any Collateral Obligation with one or more Eligible Collateral Obligations (each, a “Substitute Collateral Obligation”); provided, that, if an Unmatured Event of Default is continuing, the Borrower may replace any Collateral Obligation with a Substitute Collateral Obligation if, after giving effect to such replacement, such Unmatured Event of Default is cured (although, for the avoidance of doubt, such Unmatured Event of Default shall be continuing for all purposes hereunder until such substitution has been consummated); provided, further, that, no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution (the “Substitution Date”) (as certified in writing by the Collateral Manager (including on behalf of the Borrower) to the Administrative Agent):

(i) the Borrower or the Collateral Manager has recommended to the Administrative Agent (with a copy to the Collateral Custodian and the Collateral Agent) in writing that the Collateral Obligation to be replaced should be replaced (each a “Replaced Collateral Obligation”);

(ii) each Substitute Collateral Obligation is an Eligible Collateral Obligation on the Substitution Date;

(iii) the Collateral Manager shall deliver to the Administrative Agent (with a copy to the Collateral Agent) a completed Borrowing Base Certificate and updated Collateral Obligation List;

(iv) after giving effect to any such substitution of any such Substitute Collateral Obligation on any Substitution Date, (x) the Unused Facility Amount is greater than or equal to $0; (y) all representations and warranties contained in Section 4.01, Section 4.02 and Section 4.03 hereof shall continue to be true and correct in all material respects except to the extent relating to an earlier date and (z) neither an Unmatured Event of Default (including any Borrowing Base Deficiency) nor an Event of Default shall have resulted from such substitution;

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(v) each Collateral Obligation that is replaced pursuant to the terms of this Section 2.07 shall be substituted only with another Collateral Obligation (or Collateral Obligations) that meet(s) the foregoing conditions;

(vi) in the selection of each Replaced Collateral Obligation or each Substitute Collateral Obligation, no selection procedures were employed which are intended to be adverse to the interests of the Administrative Agent, the Collateral Agent or the Secured Parties;

(vii) the Borrower shall give two (2) Business Days’ notice of such substitution to the Administrative Agent (or such lesser period as agreed to by the Administrative Agent);

(viii) after giving effect to such substitution, each Collateral Quality Test is satisfied (or if not satisfied, maintained or improved);

(ix) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution; and

(x) the Borrower shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

(d) In connection with any Discretionary Sale or substitution in accordance with the terms hereof, there shall be transferred and assigned to or at the direction of the Borrower without recourse, representation or warranty all of the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under the portion of the Collateral Portfolio subject to such Discretionary Sale or substitution and such portion of the Collateral Portfolio so transferred shall be automatically released from the Lien of this Agreement.

(e) The Borrower hereby agrees to pay the reasonable and documented legal fees and expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian and the other Secured Parties in connection with any Discretionary Sale or substitution pursuant to clause (c) above (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Collateral Portfolio in connection with such Discretionary Sale or substitution).

(f) In connection with any Discretionary Sale or substitution, on the related Discretionary Sale Date or Substitution Date, as applicable, the Collateral Agent shall, at the expense of the Borrower and at the direction of the Collateral Manager on behalf of the Borrower, (i) execute such instruments of release with respect to the portion of the Collateral Portfolio to be transferred (to the Borrower or otherwise), in recordable form if necessary, as the Borrower (or the Collateral Manager on behalf of the Borrower) may reasonably request, (ii) deliver any portion of the Collateral Portfolio to be transferred to the Borrower (or otherwise) in its possession to the Borrower (or other applicable Person) and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, at the direction of the Collateral Manager on behalf of the Borrower, as are necessary and appropriate to release the Lien of the Collateral Agent and

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the Secured Parties on such portion of the Collateral Portfolio and release and deliver to the applicable Person, such portion of the Collateral Portfolio to be transferred.

(g) Other than as expressly required or permitted under the Purchase and Sale Agreement or the Master Participation Agreement, the Collateral Manager shall not direct the Borrower to acquire any Collateral Obligation for inclusion in the Collateral Portfolio directly from itself or any of its Affiliates as principal or any account or portfolio for which Collateral Manager or any of its Affiliates serve as investment advisor, or sell directly any Collateral Obligation to itself or any of its Affiliates as principal or any account or portfolio for which the Collateral Manager or any of its Affiliates serve as investment advisor, unless the Collateral Manager shall have certified to the Administrative Agent and the Borrower with respect to each such transaction that (i) such transaction will be consummated on terms prevailing in the market, (ii) the terms of such transaction are substantially as advantageous to the Borrower as the terms the Borrower would obtain in a comparable arm’s-length transaction with a non‑Affiliate, (iii) such transaction complies with the Investment Advisers Act of 1940, as amended (the “Advisers Act”) to the extent applicable and (iv) such transaction complies with any other Applicable Law. In accordance with the foregoing, the Collateral Manager may effect client cross transactions where the Collateral Manager causes a transaction to be effected between the Borrower and another fund or another account managed or advised by it or one or more of its Affiliates, but neither it nor the Affiliate will receive any commission or similar fee in connection with such cross transaction.

(h) Limitations on Sales, Substitutions and Repurchases. The aggregate Outstanding Balances of all Collateral Obligations sold or otherwise disposed of pursuant to this Section 2.07, including without the consent of the Administrative Agent in accordance with Section 2.07(a) during the 12‑month period (or such lesser number of months as shall have elapsed as of such date) immediately preceding the proposed date of sale or substitution, as applicable, does not exceed 20% of the highest Aggregate Outstanding Balance of any month during such 12‑month period (or such lesser number of months as shall have elapsed as of such date); provided that, if any such sale, substitution or release occurs after the end of the Reinvestment Period, then the Proceeds received in connection therewith shall be equal to or greater than the Outstanding Balance of each such Collateral Obligation so sold, substituted or released. Notwithstanding the foregoing, the aggregate Outstanding Balances of all Collateral Obligations sold or otherwise disposed of to an Affiliate pursuant to this Section 2.07, other than Warranty Collateral Obligations, but including sales or dispositions without the consent of the Administrative Agent in accordance with Section 2.07(a) since the Closing Date shall not exceed 20% of the highest Aggregate Outstanding Balance of the Collateral Obligations owned by the Borrower since the Closing Date; provided that any Defaulted Obligation or Credit Risk Obligation sold or other disposed of to the Seller or an Affiliate of the Seller pursuant to this Section 2.07 shall be transferred by the Borrower (or the Collateral Manager on behalf of the Borrower) in exchange for fair market value consideration; provided, further, that, for the avoidance of doubt, the foregoing limitations in this sentence shall not apply to (i) Warranty Collateral Obligations or (ii) Collateral Obligations sold by the Borrower in connection with a Permitted Securitization.

Notwithstanding the foregoing or anything to the contrary herein (i) no sale, substitution or repurchase pursuant to this Section 2.07, including without limitation with respect to any Substitute Collateral Obligation, Credit Risk Obligation, Credit Improved Obligation, Equity Security or Defaulted Obligation, shall result in a Borrowing Base Deficiency; and (ii) in the event

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that a Borrowing Base Deficiency shall exist immediately prior to any such sale, substitution or repurchase, the Borrower may only effect such sale, substitution or repurchase (1) with the prior written consent of the Administrative Agent in its sole discretion and (2) so long as, immediately after giving effect to such sale, substitution or repurchase (and any other sale or transfer substantially contemporaneous therewith), such Borrowing Base Deficiency is reduced or cured.

Section 2.08 Payments and Computations, Etc.

(a) Unless otherwise expressly required or permitted herein, all amounts to be paid by the Borrower or the Collateral Manager hereunder shall be paid no later than 3:00 p.m. on the day when due in lawful money of the United States in accordance with the terms hereof in immediately available funds to the Collection Account or such other account as required hereunder or as otherwise designated by the Administrative Agent. Any amounts to be deposited by the Borrower or the Collateral Manager hereunder shall be deposited no later than 3:00 p.m. on the day when due in lawful money of the United States or in such other Eligible Currency (including the Dollar Equivalent thereof, as applicable), in each case, in immediately available funds to the Collection Account or such other account as required hereunder or as otherwise designated by the Administrative Agent. Notwithstanding anything herein to the contrary, all amounts on deposit in the Canadian Dollar Account, the Euro Account and the GBP Account, as applicable, and any other amounts denominated in an Eligible Currency other than Dollars and payable pursuant to Section 2.04 shall, on or before the Determination Date immediately preceding each Payment Date, be converted into Dollars to the extent necessary to make payments pursuant to Section 2.04. No Obligation hereunder shall be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of Yield and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed, other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable. Payments of Yield and Fees, including any Make-Whole Fee, Undrawn Fee or Optional Prepayment Penalty shall be allocated and applied to the Lenders pro rata based upon the respective amounts of such Yield and Fees due and payable thereto as determined pursuant to Section 2.03(c).

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any Fees payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Collections are insufficient on any Payment Date to satisfy the full amount of any Increased Costs payable pursuant to Section 2.04(a)(iv) and Section 2.04(b)(i), such unpaid amounts shall remain due and owing and shall be payable on the next succeeding Payment Date until repaid in full.

(c) If any Advance requested by the Borrower and approved by the Administrative Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct on the part of one or more Lenders, the Administrative Agent or an Affiliate thereof made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify each such Lender and the Administrative Agent, as applicable, against any loss, cost or expense incurred by such Lender related thereto (other than any such loss, cost or expense incurred solely due to the gross negligence or willful misconduct on the part of one or

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more Lenders, the Administrative Agent or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable and documented out‑of‑pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund any Advance or maintain any Commitment. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

Section 2.09 Undrawn Fee; Make-Whole Fee; Optional Prepayment Penalty.

(a) The Borrower hereby promises to pay, the Undrawn Fee, the Make-Whole Fee and the Optional Prepayment Penalty (together with any other fees set forth in any applicable Lender Fee Letter, the “Fees”) in the amounts and on the dates set forth herein and/or in one or more fee letter agreements, as applicable, dated as of the date hereof (or the date any Lender becomes a party hereto pursuant to an assignment or otherwise), signed by the Borrower, the Administrative Agent and the applicable Lender (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Lender Fee Letter”).

(b) Each of the Borrower, the Collateral Manager and the Equityholder hereby expressly acknowledges and agrees that each of the Optional Prepayment Penalty, the Make-Whole Fee and the Undrawn Fee constitutes additional consideration for the Lenders to enter into this Agreement.

Section 2.10 Increased Costs; Capital Adequacy.

(a) If, due to either (i) the introduction of or any change following the Closing Date (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the Closing Date of any Applicable Law in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Administrative Agent, any Lender, participant thereof (provided that a participant shall not be entitled to receive any greater payment under this Section 2.10 than the Lender would have been entitled to receive with respect to the participation sold to such participant), successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, under any other Transaction Document, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within 10 days after such demand; provided that this Section 2.10(a) shall not apply to any Indemnified Taxes or Excluded Taxes.

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(b) If either (i) the introduction of or any change following the Closing Date (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the Closing Date of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the Closing Date, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any increase in cost and/or reduction in Yield with respect to any Affected Party caused by regulatory capital allocation adjustments due to FAS 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10, provided that this Section 2.10(b) shall not apply to any Indemnified Taxes or Excluded Taxes.

(c) In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation. Notwithstanding anything to the contrary in this Section 2.10, the Borrower shall not be required to compensate an Affected Party pursuant to this Section 2.10 for any amounts incurred more than six (6) months prior to the date that such Affected Party notifies the Borrower of such Affected Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect.

(e) If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.10, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18 but without the payment of any Optional Prepayment Penalty); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.10 in accordance with the terms hereof.

(f) Notwithstanding anything herein to the contrary, (i) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith and (ii) any law, request, rule, guideline or directive promulgated

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by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to have been introduced after the Closing Date, thereby constituting a change for which a claim for increased costs or additional amounts may be made hereunder with respect to the Affected Parties, regardless of the date enacted, adopted or issued.

(g) The payment of amounts under this Section 2.10 shall be on an after‑Tax basis.

(h) If a Disruption Event with respect to any Lender occurs, such Lender shall in turn so notify the Borrower (with a copy to the Collateral Manager and the Administrative Agent), whereupon all Advances Outstanding of the affected Lender in respect of which Yield accrues at the Benchmark shall immediately be converted into Advances Outstanding in respect of which such Yield accrues at the Base Rate.

Section 2.11 Taxes.

(a) All payments made by the Borrower or made by the Collateral Manager on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless required by Applicable Law. If any Taxes are required to be deducted or withheld from any amounts payable to any Recipient, then the Borrower, Collateral Manager, or Administrative Agent shall be entitled to deduct or withhold such Taxes and pay such amount to the relevant Governmental Authority in accordance with Applicable Law, and if such Tax is an Indemnified Tax, then the amount payable to the applicable Recipient will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Indemnified Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made.

(b) The Borrower or the Collateral Manager on behalf of the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent or a Lender timely reimburses it for the payment of any Other Taxes.

(c) Without duplication of Section 2.11(b), the Borrower and the Collateral Manager shall pay (i) with respect to the Borrower, on the Payment Date pertaining to the Remittance Period in which such cost is incurred and (ii) with respect to the Collateral Manager, on demand, in each case, any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

(d) The Borrower will indemnify, from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower is insufficient the Collateral Manager, on behalf of the Borrower, will indemnify) the Administrative Agent and each Lender for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by such

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Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or the Collateral Manager has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or the Collateral Manager to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Within 30 days after the date of any payment by the Borrower or by the Collateral Manager on behalf of the Borrower of any Taxes to a Governmental Authority pursuant to this Section 2.11, the Borrower or the Collateral Manager, as applicable, will furnish to the Administrative Agent and the Lenders at the applicable address set forth on this Agreement, the original or a certified copy of the receipt issued by such Governmental Authority evidencing such payment, the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent in writing, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent in writing, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(g)(ii), (iii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii) Any Foreign Lender shall, to the extent legally able to do so, deliver to the Borrower, with a copy to the Administrative Agent, on or prior to the date such Lender becomes a party to the Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent in writing), two (or such other number as may from time to time be prescribed by Applicable Law) duly completed copies of IRS Form W‑8IMY (with appropriate attachments thereto), Form W‑8BEN or Form W‑8BEN‑E or Form W‑8ECI or, in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit H‑1, H‑2, H‑3 or H‑4 together with an executed copy of the applicable Form W‑8.

(iii) Any Lender that is a U.S. Person shall deliver to the Borrower, with a copy to the Administrative Agent, on or prior to the date such Lender becomes a party to this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), two (or such other number as may from time to time by prescribed by Applicable Law) duly completed copies of IRS Form W‑9 certifying that such Lender is not subject to U.S. federal backup withholding tax.

(iv) Each Lender shall deliver to the Borrower, the Administrative Agent and the Collateral Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(vi) If the Administrative Agent is a U.S. Person, it shall deliver two executed copies of IRS Form W‑9 certifying that it is exempt from U.S. federal backup withholding tax. Otherwise, Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver two duly completed copies of IRS Form W‑8ECI (with respect to any payments to be received on its own behalf) and IRS Form W‑8IMY (for all other payments) certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business

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in the United States and that it is using such form as evidence of its agreement with the Borrower and Collateral Manager to be treated as a U.S. Person with respect to such payments with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States (and the Borrower, Collateral Manager and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments).

(vii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.11(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or paid Additional Amounts pursuant to this Section 2.11, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or Additional Amounts paid under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(h), in no event will the indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.11(h) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Without prejudice to the survival of any other agreement of the Borrower and the Collateral Manager hereunder, the agreements and obligations of the Borrower and the Collateral Manager contained in this Section 2.11 shall survive the termination of this Agreement.

(j) If at any time the Borrower shall be liable for the payment of any Additional Amounts or indemnity payments in accordance with this Section 2.11, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18 but without the payment of any Optional Prepayment Penalty); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.11 in accordance with the terms hereof.

Section 2.12 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Underlying Instruments related to each of the Collateral Obligations, all other agreements,

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documents and instruments evidencing, securing or guarantying any Collateral Obligation and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest (the “Assigned Documents”). The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

Section 2.13 Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations (including amounts owing with respect to Advances Outstanding, Yield, any Undrawn Fee, Optional Prepayment Penalty, Make-Whole Fee and any other amounts at any time owing hereunder) and the performance by the Borrower hereunder of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (as applicable) (i) collaterally assigns, assigns by way of security and pledges to the Collateral Agent, on behalf of the Secured Parties, and (ii) grants to the Collateral Agent, on behalf of the Secured Parties, a security interest in, all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located.

For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts or Retained Interest, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (c) none of the Administrative Agent, the Collateral Agent, any Lender nor any other Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender nor any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 2.14 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 11.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (the “Register”). The entries in the Register shall be conclusive and binding for all purposes (including principal amounts and stated interest on Advances), absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No Advance hereunder shall be assigned or sold, in whole or in part without recording such assignment or sale on the Register.

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Section 2.15 Survival of Representations and Warranties. It is understood and agreed that the rights and remedies of the Secured Parties with respect to any breach of any of the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 made on each Cut‑Off Date, Advance Date, Reporting Date and any date on which Collateral Obligations are Pledged hereunder shall survive the pledge to the Collateral Agent hereunder and the termination of this Agreement.

Section 2.16 Release of Collateral Obligations.

(a) The Borrower may obtain the release of (i) any Collateral Obligation (and the related Portfolio Assets pertaining thereto) sold or substituted in accordance with the applicable provisions of Section 2.07 or liquidated in accordance with Sections 6.05 and 12.08(a) and (ii) any Collateral Portfolio that expires by its terms with respect to which all amounts have been paid in full by the related Obligor and deposited in the Collection Account and (iii) the entire Collateral Portfolio following the Collection Date. The Collateral Agent, for the benefit of the Secured Parties, shall after the deposit by the Collateral Manager of the proceeds of such Collateral Obligation into the Collection Account (or otherwise at the direction of the Administrative Agent), at the sole expense of the Collateral Manager, execute such documents and instruments of release as may be prepared by the Collateral Manager on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit M, which shall include an incumbency certificate for each authorized signer)) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.

(b) Promptly after the Collection Date has occurred, each Lender and the Administrative Agent, in accordance with their respective interests, shall release to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent, any Lender or the Administrative Agent but without any other representation or warranty, express or implied, by or recourse against any Lender or the Administrative Agent.

Section 2.17 Treatment of Amounts Received by the Borrower. Amounts received by the Borrower pursuant to Section 2.07 on account of Collateral Obligations shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Collateral Obligations hereunder.

Section 2.18 Repayments and Prepayments; Permanent Reduction of the Facility Amount; Termination.

(a) Subject to Section 2.18(b), below, unless otherwise expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency, Advances Outstanding may only be prepaid in whole or in part upon delivery by the Borrower of a Notice of Reduction at least three (3) Business Days prior to the intended date of such reduction; provided that, same day notice shall be permitted to cure a Borrowing Base Deficiency; provided further that, no reduction of the Advances Outstanding shall be given effect

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unless sufficient funds have been remitted to pay all applicable amounts in full, as determined by the Administrative Agent, in its sole discretion. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the pro rata reduction of the Advances Outstanding.

(b) Upon delivery by the Borrower of a Notice of Permanent Reduction/Termination at least twenty (20) Business Days prior to the intended date of such reduction or termination, as applicable, the Borrower may either (i) terminate this Agreement and the other Transaction Documents upon payment in full of all Advances Outstanding, all accrued and unpaid Yield, any Make-Whole Fee, Undrawn Fee, Optional Prepayment Penalty, Administrative Expenses and other costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Account Bank and the Lenders and payment of all other Obligations (other than unmatured contingent indemnification obligations); or (ii) permanently reduce in part the Facility Amount upon payment in full of all accrued and unpaid Yield, any Make-Whole Fee, Undrawn Fee, Optional Prepayment Penalty, Administrative Expenses and other costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Account Bank and the Lenders. As a condition precedent to any permanent reduction of the Facility Amount pursuant to this Section 2.18(b), the Borrower shall pay to the Administrative Agent, for the accounts of the applicable Lenders, the Optional Prepayment Penalty; provided that, no Optional Prepayment Penalty shall apply (1) after the end of the Reinvestment Period, (2) in connection with a Permitted Securitization or (3) with respect to any period occurring after the two-year anniversary of the Closing Date. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share of the aggregate amount of any reduction under this Section 2.18(b). Each such Notice of Permanent Reduction/Termination shall specify the date and amount of such prepayment and the Type(s) of Advances to be prepaid.

Section 2.19 Collections and Allocations.

(a) The Collateral Manager shall promptly identify all Available Collections received in the Collection Account as being on account of Interest Collections or Principal Collections in an Eligible Currency and transfer, or cause to be transferred (i) all Collections denominated in Dollars to the appropriate Collection Account within two (2) Business Days after its receipt and identification thereof, (ii) all Collections denominated in Canadian Dollars to the Canadian Dollar Account within two (2) Business Days after its receipt and identification thereof, (iii) all Collections denominated in Euros to the Euro Account within two (2) Business Days after its receipt and identification thereof and (iv) all Collections denominated in GBP to the GBP Account within two (2) Business Days after its receipt and identification thereof. Upon receipt of Collections into the Collection Account during any Remittance Period, the Collateral Manager shall identify Principal Collections and Interest Collections no later than the Determination Date related to the Payment Date immediately following such Remittance Period and direct the Collateral Agent and the Account Bank to transfer the same to the Principal Collection Account, the Interest Collection Account, the Canadian Dollar Account, the Euro Account or the GBP Account, as applicable. For purposes of Section 2.04, the Collateral Manager shall instruct the Collateral Agent on or before the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in the Canadian Dollar Account, the Euro Account and the GBP Account, as applicable, into Dollars to the extent necessary to make payments pursuant to and in accordance with Section 2.04 and all payments thereunder shall be made in Dollars. Any

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Collections on deposit in any Account denominated in an Eligible Currency may be converted by the Collateral Agent at the direction of the Collateral Manager into another Eligible Currency on any Business Day (other than the Determination Date immediately preceding each Payment Date), so long as no Borrowing Base Deficiency exists either prior to or after giving pro forma effect to any such conversion, and the Collateral Manager shall provide no less than one (1) Business Day’s prior written notice to the Administrative Agent and the Collateral Agent of any such conversion. The Collateral Manager shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account on each Reporting Date in the Borrowing Base Certificate delivered pursuant to Section 6.08(a).

(b) The Collateral Manager shall at all times comply with its obligations specified in Section 5.03(o). If, notwithstanding such compliance, the Collateral Manager receives any collections directly, the Collateral Manager shall transfer, or cause to be transferred, any such collections received directly by it (if any) to the Collection Account by the close of business within two (2) Business Days after such Collections are received; provided that, the Collateral Manager shall identify to the Collateral Agent any collections received directly by the Collateral Manager as being on account of Interest Collections or Principal Collections. The Collateral Agent shall in turn provide to the Collateral Manager a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account, as well as the amount on deposit in the Unfunded Exposure Account, no later than two (2) Business Days after each Determination Date for inclusion in the Monthly Report delivered pursuant to Section 6.08(b). It is understood and agreed that the Collateral Manager shall remain liable for the proper allocation of the aforementioned Collections into the appropriate accounts.

(c) On the Cut‑Off Date with respect to any Collateral Obligation, the Collateral Manager will deposit or will cause the Borrower to deposit into the Collection Account all Available Collections received in respect of Eligible Collateral Obligations being transferred to and included as part of the Collateral Portfolio on such date.

(d) With the prior written consent of the Administrative Agent (a copy of which will be provided by the Collateral Manager to the Collateral Agent), the Collateral Manager may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Administrative Agent in its reasonable discretion.

(e) Prior to the delivery of a Notice of Exclusive Control, the Collateral Manager shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Account Bank to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity unless the Collateral Manager determines there is a substantial risk of material deterioration of such Permitted Investment, in its commercially reasonable discretion. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the

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benefit of Collateral Agent. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. In the event the Borrower or the Collateral Manager directs the funds to be invested in investments which are not Permitted Investments, the Borrower shall deposit in the Collection Account or the Unfunded Exposure Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank, the Collateral Agent, the Administrative Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account, other than with respect to fraud or their own gross negligence or willful misconduct. The parties hereto acknowledge that the Collateral Agent or any of its Affiliates may receive compensation with respect to the Permitted Investments.

(f) Until the Collection Date, neither the Borrower nor the Collateral Manager shall have any rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04, Section 2.19(d), Section 2.20 or Section 5.02(l).

(g) The Equityholder may, from time to time in its sole discretion (x) deposit amounts into the Principal Collection Account or the Unfunded Exposure Account and/or (y) transfer Eligible Collateral Obligations as equity contributions to the Borrower. All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Borrowing Base and the Unused Facility Amount.

Section 2.20 Reinvestment of Principal Collections. On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent and Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof), the Borrower or the Collateral Manager (on behalf of the Borrower) may, to the extent of any Principal Collections on deposit in the Principal Collection Account:

(a) prior to the end of the Reinvestment Period, withdraw such funds for the purpose of reinvesting in additional Eligible Collateral Obligations to be Pledged hereunder; provided that the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.03 have been satisfied;

(ii) no Event of Default has occurred, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists and is continuing or would result from such withdrawal and reinvestment;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date; and

(iv) delivery of a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Collateral Manager; or

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(b) prior to the Termination Date, withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18.

Upon the satisfaction of the applicable conditions set forth in this Section 2.20 (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Collateral Agent will release funds from the Principal Collection Account to the Collateral Manager in an amount not to exceed the lesser of (A) the amount requested by the Collateral Manager and (B) the amount on deposit in the Principal Collection Account on such day.

Section 2.21 Increase of Commitments; Facility Amount.

The Borrower may, with the prior written consent of any Lender increasing its Commitment and the Administrative Agent (which consent may be conditioned on the satisfaction of one or more conditions precedent in the sole discretion of the Administrative Agent), request an increase of the Facility Amount up to the Maximum Facility Amount, to be effected by increasing the Commitment of one or more Lenders and/or adding one or more new Lenders qualifying as assignees pursuant to Section 11.04; provided that, any such increase shall be conditioned upon the prior payment of all outstanding Fees, including without limitation any Make-Whole Fees, Undrawn Fees, and/or Optional Prepayment Penalty; provided further that, for the avoidance of doubt, no consent shall be required from any other Lender which Lender is not increasing its Commitment.

Section 2.22 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the Swingline Lender under Section 2.01(b)(i) for which the Swingline Lender has not otherwise been reimbursed in accordance with the terms hereof; third, if so determined by the Administrative Agent or the Swingline Lender, to be held as cash collateral and released in order to satisfy obligations of that Defaulting Lender to fund future participations in Swingline Advances under this Agreement; fourth, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative

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Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Advances under this Agreement; sixth, to the payment of any amounts owing to the other Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances or funded participations in Swingline Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances and funded participations in Swingline Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances, or funded participations in Swingline Advances, of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) For any period during which a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Fees (and the Borrower shall not be required to pay any such Fees that otherwise would have been owing to such Defaulting Lender).

(b) If the Administrative Agent and the Swingline Lender in their respective reasonable good faith discretion (subject to the consent of the Borrower, not to be unreasonably withheld, delayed or conditioned) determine that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.23 Mitigation Obligations. If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its

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Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.24 Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender is a Defaulting Lender hereunder, or if any Lender does not consent to any amendment or modification (including in the form of a consent or waiver) pursuant to Section 11.01 and such Lender’s consent is required for such amendment or modification (so long as at the time of such replacement, each such replacement Lender consents to such amendment or modification), then the Borrower may, within 90 days of such Lender’s request for compensation, such Lender’s becoming a Defaulting Lender or such Lender’s withholding of such consent required pursuant to Section 11.01, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender (other than the Designated Lender as to which the terms of this Section 2.24 which relate to such Lender not consenting to any amendment or modification shall not apply) to (x) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) terminate all of its interests, rights and obligations under this Agreement and the Transaction Documents and reduce the aggregate Commitments outstanding; provided that:

(a) (i) if such Lender’s Commitments have been assigned pursuant to clause (x) above, such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or (ii) if such Lender’s Commitments have been terminated pursuant to clause (y) above, such Lender shall have received payment of all such amounts payable to it hereunder from the Borrower;

(b) in the case of any such assignment, delegation or termination resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.11, such assignment, delegation or termination will result in a reduction in such compensation or payments thereafter; and

(c) such assignment, delegation or termination does not conflict with Applicable Law;

provided that, notwithstanding anything herein to the contrary, no Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment or delegation, as applicable, cease to apply.

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Section 2.25 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then the applicable Benchmark Replacement will replace the then‑current Benchmark and such Benchmark Replacement shall become effective for all purposes hereunder and under the other Transaction Documents at 5:00 p.m. (New York City time) on the date the Borrower is notified thereof by the Administrative Agent without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided that, no replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.25 shall occur prior to the applicable Benchmark Transition Start Date.

(b) Conforming Changes. In connection with the use or administration of any applicable Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices. The Administrative Agent will promptly notify the Borrower (with a copy to the Collateral Manager, the Lenders and the Collateral Agent) of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement and (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 2.25 and any related definitions or provisions, as applicable.

(d) Standards for Decisions and Determinations. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.25, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s reasonable discretion and without consent from any other party, except, in each case, as expressly required pursuant to this Section 2.25.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may (in consultation with the Borrower) modify the definition of “Remittance Period” (or any similar or analogous definition or related provision) for any Benchmark settings at or after such time, the effect of which modification is to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark

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(including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Remittance Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending Notice of Borrowing with respect to any Advance that bears interest at the Yield Rate utilizing such then-current Benchmark during any such Benchmark Unavailability Period and, failing that, (i) the Borrower shall be deemed to have converted any such Notice of Borrowing into a request for a borrowing of Advances bearing interest at the Yield Rate utilizing the Base Rate and (ii) any affected Advances Outstanding will immediately be deemed to have been converted into Advances Outstanding bearing interest at the Yield Rate utilizing the Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon such then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(g) Inability to Determine Rates. Subject to the other provisions of this Section 2.25, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the applicable then-current Benchmark cannot be determined pursuant to the definition thereof, the Administrative Agent will promptly so notify Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Advances bearing interest at the Yield Rate utilizing such then-current Benchmark and any right of the Borrower to convert Advances Outstanding to Advances bearing interest at the Yield Rate utilizing such then-current Benchmark shall, in each case, be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending Notice of Borrowing or notice of conversion with respect to Advances that bear interest at the Yield Rate utilizing such then-current Benchmark, and, failing that, the Borrower will be deemed to have converted any such Notice of Borrowing a request for a borrowing of Advances bearing interest at the Yield Rate utilizing the Base Rate and (ii) any affected Advances Outstanding will immediately be deemed to have been converted into Advances Outstanding bearing interest at the Yield Rate utilizing the Base Rate. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.10.

(h) Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Benchmark, any alternative,

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successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate or the Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(i) Illegality. If the Administrative Agent determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent to make, maintain or fund Advances the rate of interest with respect to which is determined by reference to Daily Simple SOFR, Term SOFR or any other then-current Benchmark, or to determine or charge interest rates based upon Daily Simple SOFR, Term SOFR or such other Benchmark, as applicable, then, upon notice thereof by the Administrative Agent to the Borrower and the other Lenders, as applicable, (a) any obligation of the Lenders to make Advances bearing interest at the Yield Rate utilizing Daily Simple SOFR, Term SOFR or such other Benchmark, and the right of the Borrower, if any, to convert other Advances to Advances bearing interest at the Yield Rate utilizing Daily Simple SOFR, Term SOFR or such other Benchmark, as applicable, shall be suspended, in each case until the Administrative Agent notifies the Borrower and any applicable Lenders that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from the Administrative Agent, prepay or, if applicable, convert all Advances bearing interest at the Yield Rate utilizing Daily Simple SOFR, Term SOFR or such other Benchmark, as applicable, to Advances bearing interest at the Base Rate (it being understood that the Base Rate for such purposes shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to Daily Simple SOFR, Term SOFR or such other Benchmark, as applicable) until the Borrower has been advised in writing by the Administrative Agent that it is no longer illegal for the Administrative Agent or any other Lender, as applicable, to determine or charge interest rates based upon Daily Simple SOFR, Term SOFR or such other Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.04 and Section 2.09.

Section 2.26 Fees of Counsel. The Borrower shall pay to Cadwalader, Wickersham & Taft LLP as counsel to the Administrative Agent and the Lenders, within two (2) Business Days following an invoice therefor, its reasonable and documented invoiced fees and out of pocket expenses through the Closing Date.

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ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness.

(a) This Agreement shall be effective upon satisfaction of the conditions precedent that:

(i) each Lender shall have received all documentation and other information requested thereby in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Equityholder and the Collateral Manager, including without limitation, under applicable “know your customer” and Anti‑Money Laundering Laws and/or with respect to Sanctions or policies and procedures maintained by the Borrower, the Equityholder and/or the Collateral Manager that are reasonably designed to ensure compliance with Sanctions, in each case, in form and substance satisfactory to each such Lender (including the Beneficial Ownership Certification);

(ii) the Administrative Agent shall have received on or before the date of such effectiveness the items listed in Schedule I hereto, each in form and substance reasonably satisfactory to the Administrative Agent;

(iii) the Administrative Agent shall have determined in its reasonable discretion that there has been no material adverse change in the Borrower’s (or the Collateral Manager’s) underwriting, servicing, collection, operating and reporting procedures and systems since the completion of due diligence thereby; and

(iv) the results of Administrative Agent’s financial, legal, tax and accounting due diligence relating to the Borrower, the Collateral Manager, the Eligible Collateral Obligations and the transactions contemplated hereunder are reasonably satisfactory to Administrative Agent.

Section 3.02 Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a) On the relevant Advance Date, the following statements shall be true and correct in all material respects, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i) the Borrower (or the Collateral Manager on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Custodian and the Collateral Agent), no later than 10:00 a.m. on the Advance Date: (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) a Collateral Obligation Tape, (D) an updated Collateral Obligation List, (E) calculations reflecting pro forma compliance with the Minimum Equity Test and the Collateral Quality Tests and (F) an executed copy of each assignment and assumption agreement, transfer document or other instrument relating to each Collateral Obligation to be Pledged evidencing the assignment of such

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Collateral Obligation from any prior owner thereof directly to the Borrower (other than in the case of any Collateral Obligation or interest therein acquired by the Borrower at origination or otherwise pursuant to the Purchase and Sale Agreement or the Master Participation Agreement);

(ii) except with respect to an Advance under Section 2.02(g), and subject to Section 5.01(h), the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent and each Lender), no later than 10:00 a.m. on the related Advance Date, a copy of the duly executed original promissory notes of the Collateral Obligations (and, in the case of any Noteless Loan, a fully executed assignment agreement) and if any Collateral Obligations are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Collateral Obligations certifying the possession of the Required Loan Documents;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, as determined by the Administrative Agent in its reasonable discretion, and (except with respect to an Advance required by Section 2.02(g)) there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iv) no Event of Default has occurred, or would result from such Advance, and no Unmatured Event of Default or Borrowing Base Deficiency exists and is continuing or would result from such Advance;

(v) no event has occurred and is continuing, or would result from such Advance, which constitutes a Collateral Manager Default or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Collateral Manager Default;

(vi) since the Closing Date, no material adverse change has occurred in the ability of the Collateral Manager, the Equityholder or the Borrower to perform its obligations under any Transaction Document;

(vii) no Liens exist in respect of Taxes (other than Permitted Liens) which are prior to the lien of the Collateral Agent on the Eligible Collateral Obligations to be Pledged on such Advance Date;

(viii) all conditions required to be satisfied in connection with the assignment of each Eligible Collateral Obligation being Pledged hereunder on such Cut‑Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Collateral Obligations and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed; and

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(ix) the Collateral Manager’s Asset Coverage Ratio shall not be less than 150% in accordance with the requirements of the 1940 Act; provided that if there is any subsequent change to the asset coverage requirements for any business development company under the 1940 Act, the Collateral Manager’s Asset Coverage Ratio shall not be less than the greater of (x) 150% and (y) the amount so required under the 1940 Act after such change.

(b) The Administrative Agent shall have provided a countersigned Approval Notice to the Borrower for each of the Eligible Collateral Obligations identified in the applicable Collateral Obligation Tape for inclusion in the Collateral Portfolio on the applicable Advance Date.

(c) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Pledge of Eligible Collateral Obligations in accordance with the provisions hereof.

(d) Except with respect to an Advance required by Section 2.02(g), the proposed Advance Date shall take place during the Reinvestment Period and the Termination Date has not yet occurred.

(e) The Borrower shall have paid in full all fees then required to be paid, in accordance with the provisions of this Agreement and the other Transaction Documents, and shall have, in accordance with the provisions thereof, reimbursed the Lenders, the Administrative Agent, the Collateral Custodian, the Account Bank and the Collateral Agent, as applicable, for all fees, costs and expenses incurred thereby in connection with closing the transactions contemplated hereunder and thereunder, as applicable, including the reasonable and documented attorney fees and any other invoiced legal and document preparation costs incurred by the Lenders and the Administrative Agent, including, in the case of the Initial Advance, all such fees, costs and expenses that are invoiced on or prior to the date of the Initial Advance.

Section 3.03 Conditions to Pledges of Collateral Obligations. Each Pledge of an additional Eligible Collateral Obligation pursuant to Section 2.06, an additional Eligible Collateral Obligation pursuant to Section 2.20 or any other Pledge of a Collateral Obligation hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):

(a) the Borrower or the Collateral Manager (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Custodian and the Collateral Agent) no later than 5:00 p.m. on the date that is one (1) Business Day prior to the related Cut‑Off Date: (A) a Borrowing Base Certificate, (B) a Collateral Obligation Tape, (C) an updated Collateral Obligation List and (D) an executed copy of each assignment and assumption agreement, transfer document or instrument relating to each Collateral Obligation to be pledged evidencing the assignment of such Collateral Obligation from any prior owner thereof directly to the Borrower (other than in the case of any Collateral Obligation acquired by the Borrower at origination);

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(b) subject to Section 5.01(h), the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof)), no later than 3:00 p.m. one (1) Business Day prior to the related Cut‑Off Date, a faxed or e‑mailed copy of the duly executed original promissory notes of the Collateral Obligations (and, in the case of any Noteless Loan, a fully executed assignment agreement) and if any Collateral Obligations are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Collateral Obligations certifying the possession of the Required Loan Documents;

(c) no Liens exist in respect of Taxes (other than Permitted Liens) which are prior to the lien of the Collateral Agent on the Eligible Collateral Obligations to be Pledged on such Cut‑Off Date;

(d) all conditions required to be satisfied in connection with the assignment of each Eligible Collateral Obligation being Pledged hereunder on such Cut‑Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Collateral Obligations and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;

(e) the Administrative Agent shall have provided a countersigned Approval Notice to the Borrower for each of the Eligible Collateral Obligations identified in the applicable Collateral Obligation Tape for inclusion in the Collateral Portfolio on the applicable Cut‑Off Date;

(f) no Event of Default has occurred, or would result from such Pledge, and no Unmatured Event of Default exists and is continuing, or would result from such Pledge (other than, with respect to any Pledge of an Eligible Collateral Obligation necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06 or 2.07, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency); and

(g) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Pledge to take place on such Cut‑Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as to itself, as of the Closing Date, as of each applicable Cut‑Off Date (solely with respect to the relevant Collateral Obligations being pledged as of such Cut‑Off Date), as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization, Good Standing and Due Qualification. It is duly formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or the Borrower’s ownership of the Collateral Obligations and the Collateral Portfolio requires such qualification.

(b) Power and Authority; Due Authorization; Execution and Delivery. It has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens.

(c) Binding Obligation. This Agreement and each of the Transaction Documents to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law) and implied covenants of good faith and fair dealing.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by it of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Collateral Obligations or the transfer of an ownership interest or security interest in such Collateral Obligations, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio and the fulfillment of the terms hereof or thereof will not (i) create any Lien on the Collateral Portfolio other than Permitted Liens or (ii) violate any Applicable Law or the Borrower Operating Agreement or (iii) violate any contract or other

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agreement to which it is a party or by which it or any of its property or assets may be bound, except, in the case of subclause (ii) and (iii) hereof, to the extent such violation would not reasonably be expected to have a Material Adverse Effect.

(f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against it or any of its properties, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) Selection Procedures. In selecting the Collateral Obligations to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended (or would reasonably be expected) to be adverse to the interests of the Lenders.

(h) Bulk Sales. The grant of the security interest in the Collateral Portfolio by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(i) Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(j) Indebtedness. The Borrower has no Indebtedness other than (i) Indebtedness incurred under the terms of the Transaction Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents or (iii) any obligation to fund any Collateral Obligation constituting a Revolving Obligation or Delayed Draw Obligation.

(k) Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents.

(l) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects its performance of its obligations under this Agreement or any Transaction Document to which it is a party.

(m) Taxes. The Borrower (i) is and has always been treated as either (x) a domestic partnership, each whose partners (as determined for U.S. federal income tax purposes) will be U.S. Persons or (y) a disregarded entity of a U.S. Person for U.S. federal income tax purposes and (ii) has timely filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all U.S., federal, state, local and other tax returns) required to be filed by it and has paid or made adequate provisions for the payment of all Taxes,

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assessments and other governmental charges due and payable from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due. The Equityholder will remain a United States person within the meaning of Section 7701(a)(30) of the Code.

(n) Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth under its name on the signature pages hereto (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(o) Tradenames. Except as permitted hereunder, the Borrower has not changed its name since its formation and does not have tradenames, fictitious names, assumed names or “doing business as” names under which it has done or is doing business.

(p) Solvency. It is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. It is Solvent, and the transactions under this Agreement and any other Transaction Document to which it is a party do not and will not render it not Solvent. It is paying its debts as they become due (subject to any applicable grace period); and it, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(q) No Subsidiaries. The Borrower has no Subsidiaries other than in connection with retaining equity pursuant to Section 6.05.

(r) Value Given. The Borrower has given fair consideration and reasonably equivalent value to each applicable seller of Eligible Collateral Obligations in consideration for the transfer to the Borrower of the Eligible Collateral Obligations. No such transfer has been made for or on account of an antecedent debt owed by the Borrower and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(s) Reports Accurate. All Collateral Manager Certificates, Monthly Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower (or the Collateral Manager on behalf of the Borrower) to the Administrative Agent, the Collateral Agent, the Lenders, or the Collateral Custodian in connection with this Agreement are, as of their respective dates, accurate, true and correct in all material respects and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect; provided that, solely with respect to written or electronic information furnished by the Borrower (or the Collateral Manager on behalf of the Borrower) which was provided to the Borrower (or the Collateral Manager on behalf of the Borrower) from an Obligor with respect to a Collateral Obligation, such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower and the Collateral Manager.

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(t) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(u) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.

(v) Event of Default/Unmatured Event of Default. No event has occurred and is continuing which constitutes an Event of Default or an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such). It is not in default under or with respect to (a) any contract or other agreement to which it is a party in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 7.01 or (b) any governmental regulation or court decree or order or under any Applicable Law, which default could reasonably be expected to have a Material Adverse Effect.

(w) Collateral Management Standard. Each of the Collateral Obligations was underwritten or acquired and is being managed in conformance with the Collateral Management Standard, including without limitation, the standard underwriting, credit, collection, operating and reporting procedures and systems, as applicable, of the Collateral Manager.

(x) ERISA. The present value of all benefits vested under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan years. No prohibited transactions (within the meaning of Section 406(a) or (b) of ERISA or Section 4975 of the Code) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code (with respect to any Pension Plan other than a Multiemployer Plan), withdrawals from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Borrower or any ERISA Affiliate of the Borrower was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or Reportable Events have occurred with respect to any Pension Plan that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to

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terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that could be reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(y) Benefit Plan Investor. The Borrower (a) is not a Benefit Plan Investor and (b) is not a “governmental plan” within the meaning of Section 3(32) of ERISA (“Governmental Plan”) and none of the underlying assets of the Borrower will be treated as constituting or including assets of any Benefit Plan Investor or Governmental Plan.

(z) Allocation of Charges. There is not any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(aa) Broker‑Dealer. The Borrower is not a broker‑dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(bb) Instructions to Obligors. The Collection Account is the only account to which Obligors, agent banks or administrative agents, as applicable, on the Collateral Obligations have been instructed by the Borrower, or the Collateral Manager on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, a Lien on the Collection Account.

(cc) Investment Company Act; Volcker Rule. The Borrower (i) is not required to register as an “investment company” under the provisions of the 1940 Act and (ii) represents and warrants that the Advances are loans and are not “ownership interests” (as defined in the Volcker Rule) in the Borrower.

(dd) Compliance with Law. It has complied in all material respects with all Applicable Law to which it may be subject and no item of the Collateral Portfolio contravenes in any material respect any Applicable Law.

(ee) Collections. The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein.

(ff) Set‑Off, etc. No Collateral Obligation in the Collateral Portfolio has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set‑off or modified by the Borrower, the Equityholder or the Obligor thereof, and no Collateral Obligation in the Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set‑off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Equityholder or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio not otherwise prohibited pursuant to Section 6.04(a) of this Agreement and in accordance with the Collateral Management Standard.

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(gg) Full Payment. As of the applicable Cut‑Off Date, the Borrower has no knowledge of any fact which should lead it to expect that any Eligible Collateral Obligation will not be paid in full.

(hh) [Reserved].

(ii) Sanctions. None of the Borrower, any Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower nor any Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower (i) is a Sanctioned Person; (ii) is controlled by or is acting on behalf of a Sanctioned Person; (iii) is, to the Borrower’s knowledge, under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions; or (iv) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Agreement, or any Related Party, to be in breach of, or penalized or targeted under, any Sanctions. To each such Person’s knowledge, no investor in such Person is a Sanctioned Person. The Borrower will notify each Lender and Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this provision.

(jj) [Reserved].

(kk) Accuracy of Representations and Warranties. Each representation or warranty by it contained herein, in any Transaction Document or in any certificate or other document furnished by it pursuant hereto or in connection herewith is true and correct in all material respects.

(ll) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral Portfolio is comprised of “instruments”, “security entitlements”, “general intangibles”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC) and/or such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(ll);

(iii) with respect to any portion of the Collateral Portfolio that constitutes “security entitlements”:

a. all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;

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b. the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and

c. the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Collateral Manager and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;

(iv) all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;

(v) with respect to any Controlled Account which constitutes a “deposit account” as defined in the applicable UCC, the Borrower, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into an account control agreement which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in such deposit account;

(vi) the Borrower owns and has good and marketable title to (or, with respect to assets securing any Collateral Obligations, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person; provided that, with respect to any Assigned Participation Interest purchased by the Borrower, the Borrower shall not be the record owner of the underlying Collateral Obligation until the Elevation (as defined in the Master Participation Agreement) of such Assigned Participation Interest;

(vii) any Collateral Obligations or interests therein transferred to the Borrower pursuant to the Purchase and Sale Agreement or the Master Participation Agreement shall be without recourse to the Seller except as described therein and the purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Seller, and no such asset shall constitute property of the Seller;

(viii) the Borrower has received all consents and approvals required by the terms of each Collateral Obligation to the granting of a security interest in each such Collateral Obligation hereunder to the Collateral Agent, on behalf of the Secured Parties;

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(ix) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Collateral Agent in the Collateral Portfolio and that portion of the Collateral Obligations in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required. For the avoidance of doubt, all filings (including UCC filings) shall be made by the Borrower or its designee;

(x) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(xi) all original executed copies of each underlying promissory note that constitute or evidence each Collateral Obligation has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xii) other than in the case of Noteless Loans, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Collateral Obligations solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 12.11 may serve as such acknowledgement;

(xiii) none of the underlying promissory notes (if any) that constitute or evidence the Collateral Obligations has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xiv) with respect to any portion of the Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Agent, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xv) with respect to any portion of the Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

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(mm) Commercial Activity. The Borrower represents and warrants that it is subject to civil and commercial law with respect to its obligations under the Transaction Documents, and the making and performance of the Transaction Documents by the Borrower constitute private and commercial acts rather than public or governmental acts. The Borrower is not entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, set‑off or proceeding, or the service of process in connection therewith, arising under the Transaction Documents.

(nn) Corporate Separateness. The Borrower acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as an entity being separate from the Equityholder. Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps to maintain its separate identity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities separate and distinct from those of the Equityholder and not a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower will not hold itself out to third parties as liable for the debts of the Equityholder.

(oo) Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification is true and correct in all respects.

(pp) Reaffirmation of Representations and Warranties. On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in Section 4.01 and Section 4.02 are correct in all material respects on and as of such day to the same extent and as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

Section 4.02 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut‑Off Date (solely with respect to the relevant Collateral Obligations being pledged as of such Cut‑Off Date), as of each applicable Advance Date, as of each Reporting Date and any date which Collateral Obligations are Pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required or deemed to be made (unless a specific date is specified below):

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Collateral Obligations to the Controlled Accounts and the filing of the financing statements, shall be a valid and first priority perfected security interest in the Collateral Obligations forming a part of the Collateral Portfolio and in that portion of the Collateral Obligations in which a security interest may be perfected by filing subject only to Permitted Liens. No Person claiming through or under the Borrower shall have any claim to or interest in the Controlled Accounts and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

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(b) Eligibility of Collateral Portfolio. (i) The Collateral Obligation Tape, and the information contained in each Notice of Borrowing, is an accurate and complete listing of all the Collateral Obligations contained in the Collateral Portfolio as of such date of determination and the information contained therein with respect to the identity of each such Collateral Obligation and the amounts owing thereunder is true and correct, (ii) each Collateral Obligation designated on any Borrowing Base Certificate as an Eligible Collateral Obligation and each Collateral Obligation included as an Eligible Collateral Obligation in any calculation of the Borrowing Base or a Borrowing Base Deficiency is an Eligible Collateral Obligation as of such date and (iii) with respect to each Collateral Obligation contained in the Collateral Portfolio, all requisite consents, licenses, approvals or authorizations or declarations of or registrations with any Governmental Authority or any Person have been duly obtained, effected or given, are in full force and effect and have been received by the Borrower, in connection with the transfer of a security interest therein, and duly delivered to the Collateral Agent, for the benefit of the Secured Parties. For the avoidance of doubt, any inaccurate representation that a Collateral Obligation is an Eligible Collateral Obligation hereunder or under the Purchase and Sale Agreement or the Master Participation Agreement shall not constitute an Event of Default if the Borrower complies with Section 2.07(b) hereunder and such Loan is repurchased by the Seller pursuant to the Purchase and Sale Agreement or the Master Participation Agreement.

(c) No Fraud. Each Collateral Obligation was originated without any fraud or material misrepresentation on the part of the Borrower or the Equityholder or, to the best of the Borrower’s knowledge, on the part of the Obligor or any other party.

Section 4.03 Representations and Warranties of the Collateral Manager. The Collateral Manager hereby represents and warrants, as of the Closing Date, as of each applicable Cut‑Off Date (solely with respect to the relevant Collateral Obligations being pledged as of such Cut‑Off Date), as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization and Good Standing. The Collateral Manager has been duly organized and is validly existing as a corporation in good standing under the laws of Maryland (except as such jurisdiction is changed as permitted hereunder), with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Collateral Manager is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other

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Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity) or implied covenants of good faith and fair dealing.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager’s certificate of formation, the Collateral Manager’s operating agreement or any contractual obligation of the Collateral Manager, (ii) result in the creation or imposition of any Lien upon any of the Collateral Manager’s properties pursuant to the terms of any such contractual obligation, other than Permitted Liens, or (iii) violate any Applicable Law, except, in the case of this subclause (iii), to the extent that such conflict or violation would not reasonably be expected to have a Material Adverse Effect.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Collateral Manager, threatened against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Collateral Manager is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of this Agreement and any other Transaction Document to which the Collateral Manager is a party have been obtained.

(h) Reports Accurate. No Collateral Manager Certificate, Monthly Report, Notice of Borrowing, Borrowing Base Certificate or any portion thereof and no other information, exhibit, financial statement, document, book, record or report furnished by the Collateral Manager (including on behalf of the Borrower) to the Administrative Agent, the Collateral Agent, the Lenders or the Collateral Custodian in connection with this Agreement is inaccurate in any material respect as of the date it is dated, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect; provided that, solely with respect to written or electronic information furnished by the Collateral Manager which was provided to the Collateral Manager from an Obligor with respect to a Collateral Obligation, such information need only be accurate, true and correct in all material respects to the knowledge of the Collateral Manager.

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(i) Collateral Management Standard. The Collateral Manager has complied in all material respects with the Collateral Management Standard with regard to the management and servicing of the Collateral Obligations and each of its other duties hereunder.

(j) Collections. The Collateral Manager acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio and the Collateral Obligations therein transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days from receipt as required herein.

(k) Solvency. The Collateral Manager is not the subject of any Bankruptcy Proceedings or any Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Collateral Manager is a party do not and will not render the Collateral Manager not Solvent.

(l) Taxes. The Collateral Manager has filed or caused to be filed all federal and other material tax returns that are required to be filed by it (subject to any extensions to file properly obtained by the same). The Collateral Manager has paid or made adequate provisions for the payment of all federal and other material Taxes and assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Collateral Manager), and no Tax lien (other than a Permitted Lien) has been filed and no claim is being asserted, with respect to any such Tax, assessment or other charge. Any Taxes, fees and other governmental charges due and payable by the Collateral Manager, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(m) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(n) [Reserved].

(o) [Reserved].

(p) Environmental. With respect to each item of Underlying Collateral, to the actual knowledge of a Responsible Officer of the Collateral Manager: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment, except in each of clauses (a) through (c), as would not reasonably be expected to have a Material Adverse

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Effect. The Collateral Manager has not received any written notice from any Governmental Authority regarding any violation, alleged violation, non‑compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, to the extent such violation, alleged violation, non-compliance, liability or potential liability would reasonably be expected to have a Material Adverse Effect.

(q) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Collateral Manager’s performance of its obligations under this Agreement or any Transaction Document to which the Collateral Manager is a party.

(r) Instructions to Obligors. The Collection Account is the only account to which Obligors, agent banks or administrative agents, as applicable, on the Collateral Obligations have been instructed by the Collateral Manager on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral Portfolio.

(s) Allocation of Charges. There is not any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(t) Collateral Manager Default. No event has occurred which constitutes a Collateral Manager Default (other than any Collateral Manager Default which has previously been disclosed to the Administrative Agent as such).

(u) Broker‑Dealer. The Collateral Manager is not a broker‑dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(v) Compliance with Applicable Law. The Collateral Manager has complied in all material respects with all Applicable Law to which it may be subject, and no Collateral Obligation in the Collateral Portfolio contravenes in any material respect any Applicable Law.

(w) [Reserved].

(x) Sanctions. None of the Collateral Manager, any Person directly or (to the knowledge of the Collateral Manager) indirectly Controlling the Collateral Manager nor any Person directly or (to the knowledge of the Collateral Manager) indirectly Controlled by the Collateral Manager (i) is a Sanctioned Person; (ii) is controlled by or is acting on behalf of a Sanctioned Person; (iii) is, to the Collateral Manager’s knowledge, under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions; or (iv) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Agreement, or any Related Party, to be in breach of, or penalized or targeted under, any Sanctions. To each Person’s knowledge, no investor in such Person is a Sanctioned Person. The Collateral Manager will notify each Lender and the Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this provision.

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(y) Eligible Collateral Obligations. Each Collateral Obligation included in any calculation of the Borrowing Base as an Eligible Collateral Obligation in any report or certification hereunder was, in fact, an Eligible Collateral Obligation at such time.

Section 4.04 Representations and Warranties of the Collateral Agent. The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing limited purpose national banking association with trust powers in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, and the performance of the transactions contemplated hereby and the fulfillment of the terms hereof, will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any material indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

Section 4.05 Representations and Warranties of each Lender. Each Lender hereby individually represents and warrants, as to itself, that it is a “qualified purchaser” under the 1940 Act.

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Section 4.06 Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing limited purpose national banking association with trust powers in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any material indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

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ARTICLE V

GENERAL COVENANTS

Section 5.01 Affirmative Covenants of the Borrower. From the Closing Date until the Collection Date (with any reference to the term “it” meaning the Borrower):

(a) Organizational Procedures and Scope of Business. It will observe all organizational procedures required by the Borrower Operating Agreement and the laws of its jurisdiction of formation in all material respects. Without limiting the foregoing, it will limit the scope of its business to: (i) the acquisition of Eligible Collateral Obligations and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Collateral Obligations as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Underlying Instruments to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non‑judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Collateral Obligations and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity permitted by the Borrower Operating Agreement and exercising any powers permitted to limited liability companies under the laws of Delaware, that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing and other activities permitted under the Borrower Operating Agreement.

(b) Special Purpose Entity Requirements. The Borrower will at all times: (i) have a manager or board of directors or similar governing body separate from that of the Equityholder and any other Person and maintain at least one Independent Director; (ii) maintain its own separate books and records and bank accounts; (iii) without prejudice to the Borrower and having regard to the fact that the Borrower does not have a distinct legal personality, hold itself out to the public and all other Persons as a legal entity separate from the Equityholder and any other Person (although, in connection with certain advertising and marketing, it may be identified as a Subsidiary of the Equityholder); (iv) file its own tax returns, if any, as may be required under Applicable Law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division or disregarded entity for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (v) except as contemplated by the Transaction Documents, not commingle its assets with the assets of any other Person; (vi) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (although, in connection with certain regulatory filings, advertising and marketing, the Borrower may be identified as a Subsidiary of the Equityholder) from any other Person; (vii) maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of the Equityholder or its direct or indirect parent (if any) in consolidated financial statements; provided that all audited financial statements of the Equityholder that are consolidated to include the Borrower will contain detailed notes clearly stating that (x) all of the

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Borrower’s assets are owned by the Borrower and (y) the Borrower is a separate legal entity; (viii) pay its own liabilities only out of its own funds; (ix) maintain an arm’s‑length relationship with its Affiliates and the Equityholder and not enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction (provided that they may make capital contributions or capital distributions permitted under the terms and conditions of its governing documents and properly reflected on its books and records); (x) pay the salaries of its own employees, if any; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead for shared office space; (xiii) to the extent used, use separate stationery, invoices and checks (although, in connection with certain regulatory filings, advertising and marketing, the Borrower may be identified as a Subsidiary of the Equityholder); (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions, liabilities and operations and pay its operating expenses and liabilities from its own assets; (xvii) cause its manager to meet or act pursuant to written consent and keep minutes of such meetings and actions, in each case in accordance with limited liability company formalities and observe in all material respects all other limited liability company formalities; (xviii) not acquire the obligations or any securities of its Affiliates (other than any Collateral Obligations and other investments permitted under the Transaction Documents); (xix) cause its directors, officers, agents, managers and other representatives to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower; and (xxx) hold title to its assets in its own name.

(c) Preservation of Existence. It shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its limited liability company existence, (ii) maintain its rights and franchises in the jurisdiction of its formation and (iii) qualify and remain qualified to do business in any other jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Legal Opinions. It shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Morgan, Lewis & Bockius LLP, as special counsel to the Borrower, relating to the issues of substantive consolidation and true sale of the Collateral Obligations.

(e) Deposit of Collections. The Borrower shall promptly (but in no event later than two (2) Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Collateral Manager or any of their Affiliates.

(f) Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent and the Lenders the purchase price for each Collateral Obligation proposed to be acquired by the Borrower.

(g) Obligor Defaults and Bankruptcy Events. It shall give, or shall cause the Collateral Manager to give, notice to the Administrative Agent and the Lenders within two (2) Business Days of its actual knowledge of the occurrence of any payment default by an Obligor

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under any Collateral Obligation or any Bankruptcy Event with respect to any Obligor under any Collateral Obligation.

(h) Required Loan Documents. Notwithstanding anything herein to the contrary, the Borrower shall deliver or cause to be delivered to the Collateral Custodian a hard copy or electronic copy of the Document Checklist and the Required Loan Documents pertaining to each Collateral Obligation within five (5) Business Days of the applicable Cut‑Off Date.

(i) Taxes. It will file or cause to be filed its tax returns, if any, and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(m)).

(j) Notice of Event of Default. It shall notify the Administrative Agent and each Lender of the occurrence of any Event of Default under this Agreement promptly upon, and in any event within one (1) Business Day of, obtaining actual knowledge of such event. In addition, no later than one (1) Business Day following its knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, it will provide to the Administrative Agent and each Lender a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(k) Notice of Material Events. It shall promptly notify the Administrative Agent and each Lender of any actual or possible event or circumstance that is reasonably likely to have a Material Adverse Effect promptly upon becoming aware of any such event or circumstance.

(l) Notice of Income Tax Liability. It shall furnish to the Administrative Agent and each Lender written notice within five (5) Business Days of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) of which the Borrower is a member in an amount equal to or greater than $1,000,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(m) Notice of Auditors’ Management Letters. It shall promptly notify the Administrative Agent and each Lender after the receipt of any auditors’ management letters received by it or by its accountants.

(n) Notice of Breaches of Representations and Warranties under this Agreement. It shall promptly notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, it shall notify the Administrative Agent and each Lender in the manner set forth in the preceding sentence before any Cut‑Off Date of any facts or circumstances within its knowledge which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

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(o) Notice of Proceedings. It shall notify the Administrative Agent, the Collateral Agent and each Lender, as soon as possible and in any event within five (5) Business Days, after it receives notice or obtains knowledge thereof, of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on any of the Collateral Obligations contained in the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower. For purposes of this Section 5.01(o), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower that could reasonably be expected to result in liability to such Person or reduce the value of the Collateral Portfolio, in each case, in excess of $500,000 shall be deemed to be reasonably expected to have such a Material Adverse Effect.

(p) Notice of ERISA Reportable Events. It shall promptly notify the Administrative Agent and each Lender after receiving notice of any Reportable Event with respect to any Pension Plan, and provide them with a copy of such notice.

(q) Notice of Benefit Plan Investor Status. It shall promptly notify the Administrative Agent and each Lender in the event the Borrower becomes a Benefit Plan Investor.

(r) Notice of Accounting Changes. As soon as possible and in any event within three (3) Business Days after the effective date thereof, it will provide to the Administrative Agent and each Lender notice of any material change in the accounting policies of the Borrower.

(s) Additional Documents. It shall provide the Administrative Agent and each Lender with copies of such documents as the Administrative Agent or any Lender may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.

(t) Protection of Security Interest. With respect to each Collateral Obligation contained in the Collateral Portfolio originated or acquired by the Borrower, the Borrower will (i) (at the expense of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder or under the Purchase and Sale Agreement or the Master Participation Agreement and Permitted Liens, including, without limitation, executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (ii) (at the expense of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iii) permit the Administrative Agent or any Lender or their respective agents or representatives (who may be

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accompanied by representatives of any requesting Lender) to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters (provided that the Borrower shall not be liable for the costs and expenses of more than two such visits in any calendar year unless an Event of Default has occurred hereunder, in which event the number of visits for which the Borrower shall be liable for the costs and expenses shall not be limited) and (iv) take all additional action that the Administrative Agent, any Lender or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(u) Liens. It will promptly notify the Administrative Agent and each Lender of the existence of any Lien on any portion of the Collateral Portfolio (other than Permitted Liens) and it shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under all or any portion of the Collateral Portfolio, as applicable, against all claims of third parties.

(v) Other Documents. At any time from time to time upon prior written request of the Administrative Agent or any Lender, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent or any Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request).

(w) Compliance with Law. It shall at all times comply in all material respects with all Applicable Law applicable to it or any of its assets (including, without limitation, Environmental Laws, and all federal securities laws), and it shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(x) Proper Records. It shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.

(y) Satisfaction of Obligations. It shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(z) Performance of Covenants. It shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it,

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and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. It shall comply in all material respects with the provisions of all other contracts or agreements to which it is a party or by which it is bound, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any lien or charge upon the Collateral Portfolio, except for any Permitted Liens.

(aa) Tax Treatment of the Advances. It, and the Equityholder shall treat the Advances advanced hereunder as indebtedness for U.S. federal income tax purposes and shall file any and all tax forms in a manner consistent therewith. It, and the Equityholder agree that the Advances are not governed by the rules set out in Treasury Regulations Section 1.1275‑4 and that the parties will not file any tax return, report or declaration inconsistent with the foregoing.

(bb) Maintenance of Records. It will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and will furnish the Administrative Agent and each Lender, upon the reasonable request by the Administrative Agent and each Lender, information with respect to the Collateral Portfolio and the conduct and operation of its business.

(cc) Obligor Notification Forms. It shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion on the Collateral Agent’s behalf, after the occurrence of an Event of Default) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf.

(dd) [Reserved].

(ee) Continuation Statements. The Borrower shall, not earlier than six months and not later than the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred, authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement and the Secured Parties hereby authorize the Borrower to file such continuation statements.

(ff) Solvency. It will remain Solvent. It shall promptly notify the Administrative Agent and each Lender of the occurrence of any event with respect to it that causes it to fail to be Solvent promptly upon, and in any event within three (3) Business Days of, obtaining actual knowledge of such event.

(gg) Beneficial Ownership Regulation. Promptly following any request therefor, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

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(hh) Compliance with Anti‑Money Laundering Laws and Anti‑Corruption Laws. The Borrower, each Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower and each Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower shall: (i) comply with all applicable Anti–Money Laundering Laws and Anti‑Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with the Anti‑Money Laundering Laws and Anti‑Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti‑Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and will maintain sufficient information to identify any applicable investor for purposes of the Anti‑Money Laundering Laws; (iii) ensure it does not use any of the credit in violation of any Anti‑Corruption Laws or Anti‑Money Laundering Laws; and (iv) ensure it does not fund any repayment of the Obligations in violation of any Anti‑Corruption Laws or Anti‑Money Laundering Laws.

(ii) Notice of Certain Changes to Beneficial Ownership Certification. If the Borrower is a “legal entity customer” under the Beneficial Ownership Regulation, it shall promptly give notice to the Administrative Agent of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(jj) [Reserved].

(kk) Know Your Customer. Promptly upon the request of any Lender or the Administrative Agent (on behalf of itself or any Lender or any prospective Lender), the Borrower shall supply, or procure the supply of, such documentation and other evidence as is requested by such Lender or the Administrative Agent, as applicable, in order for it to carry out and be satisfied with the results of all necessary and customary “know your customer” or other checks in relation to the Borrower under all applicable laws and regulations pursuant to the transactions contemplated hereunder and under the other Transaction Documents.

(ll) Reports Accurate. Each Collateral Manager Certificate, Monthly Report, Notice of Borrowing, Borrowing Base Certificate and other information, exhibit, financial statement, document, book, record or report furnished by the Borrower (or the Collateral Manager on behalf of the Borrower) to the Administrative Agent, the Collateral Agent, the Lenders, or the Collateral Custodian in connection with this Agreement (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) will be, as of their respective dates, accurate, true and correct in all material respects and no such document or certificate will omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect (when taken as a whole and after giving effect to all written updates provided by the Borrower or on its behalf to the Administrative Agent for delivery to the Lenders from time to time); provided that, solely with respect to written or electronic information furnished by the Borrower (or the Collateral Manager on behalf of the Borrower) which was provided to the Borrower (or the Collateral Manager on behalf of the Borrower) from an Obligor with respect to a Collateral Obligation, such information need only be, as of the date such information was furnished by the Borrower (or the Collateral Manager on behalf of the Borrower) accurate, true and correct in all material respects to the knowledge of the Borrower.

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Section 5.02 Negative Covenants of the Borrower. From the Closing Date until the Collection Date (with any reference to the term “it” meaning the Borrower):

(a) Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person; (ii) engage, directly or indirectly, in any business, other than the actions required or not prohibited to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents and arising in connection with ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any Capital Stock or other securities (other than any equity or other securities retained pursuant to Section 6.05) of, any Person, and that the Borrower may invest in those Collateral Obligations and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) fail to pay its debts and liabilities from its assets when due; (vi) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, division, sale or other transfer of any of its assets outside the ordinary course of its business other than such activities as are expressly permitted pursuant to this Agreement, (vii) create, form or otherwise acquire any Subsidiaries; or (viii) release, sell, transfer, convey or assign any Collateral Obligation unless in accordance with the Transaction Documents.

(b) Requirements for Material Actions. The Borrower shall not fail to provide (and at all times the Borrower Operating Agreement shall reflect) that the consent of the Independent Director or the unanimous consent of all directors is required for the Borrower to (i) file any insolvency, or reorganization case or proceeding, (ii) dissolve or liquidate, in whole or in part, or institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, (iii) institute proceedings under any applicable insolvency law, (iv) seek any relief under any law relating to relief from debts or the protection of debtors, (v) consent to the filing or institution of bankruptcy or insolvency proceedings against the Borrower, (vi) file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy or insolvency, (vii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Borrower, or a substantial part of its property, (viii) make any assignment for the benefit of its creditors, (ix) admit in writing its inability to pay its debts generally as they become due, or (x) take any action in furtherance of any of the foregoing.

(c) Protection of Title. It shall not take any action which would directly or indirectly impair or adversely affect the Borrower’s title to the Collateral Portfolio.

(d) Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any Person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any Person other than the Administrative Agent and the Lenders, in each case, except as otherwise expressly permitted under the Transaction Documents (including, without limitation, Section 2.07 hereof).

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(e) Liens; Indebtedness; Guarantees. It shall not create, incur, assume or permit to exist any (i) Indebtedness other than Indebtedness permitted under the Transaction Document or (ii) Lien (other than Permitted Liens) in or on any of the Collateral Obligations contained in the Collateral Portfolio and subject to the security interest granted thereby to the Collateral Agent pursuant to this Agreement. It shall not enter into any material agreement which prohibits the creation or assumption of any Lien (other than Permitted Liens) upon the Collateral Obligations or other Collateral Portfolio, whether now owned or hereafter acquired, other than the Transaction Documents. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Transaction Documents.

(f) Organizational Documents. It shall not amend, modify or terminate the Borrower Operating Agreement without the prior written consent of the Administrative Agent. The Borrower shall provide prior written notice of any such amendment, modification or termination to each Lender.

(g) Merger; Consolidation. It shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale of substantially all of its assets (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or permit the same to occur without the prior written consent of the Required Lenders in their respective sole discretion.

(h) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (i) to finance the origination, funding, purchase or other permitted acquisition by the Borrower of Eligible Collateral Obligations for inclusion in the Collateral Portfolio from the Seller on a “true sale” or “true contribution” basis pursuant to the terms of the Purchase and Sale Agreement or the Master Participation Agreement or from third parties, as applicable, (ii) to pay fees and expenses in connection with the transactions contemplated under this Agreement, (iii) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Revolving Obligations and Delayed Draw Obligations included in the Collateral Portfolio pursuant to Section 2.02(g), Section 2.04 or as otherwise permitted herein and (iv) to distribute such proceeds to the Equityholder (so long as such distribution is expressly permitted pursuant to Section 5.02(l)).

(i) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio other than with respect to any assets released from the Lien of the Collateral Agent in accordance with the terms and conditions of this Agreement.

(j) Compliance with Sanctions. None of the Borrower, any Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower nor any Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower will, directly or indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of, or penalized or targeted under, any Sanctions. Each Person shall comply with all applicable Sanctions in all material respects,

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and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. The Borrower will notify each Lender and the Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this provision.

(k) Extension or Amendment of Collateral Portfolio. The Borrower will not extend, amend or otherwise modify the terms of any Collateral Obligation (including the Underlying Collateral) to the extent such extension, amendment or modification is prohibited pursuant to Section 6.04(a) or is consummated in violation of the Collateral Management Standard.

(l) Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment other than, so long as no Event of Default nor any Unmatured Event of Default has occurred, is continuing or would result therefrom (including any such Event of Default or Unmatured Event of Default arising or which would arise as a result of any Borrowing Base Deficiency), as applicable, and to the extent otherwise permissible hereunder (i) distributions to the Equityholder from amounts on deposit in the Principal Collection Account and (ii) amounts on deposit in the Interest Collection Account that would have been distributed pursuant to Section 2.04(a)(xii) on the immediately preceding Payment Date but for the existence of an Unmatured Event of Default or Event of Default, as applicable, in each case, which has since been cured or waived in accordance with this Agreement.

(m) ERISA Matters. The Borrower will not (a) engage in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor or in any non‑exempt violation of applicable statutes, regulations or rulings (other than ERISA or the Code) that imposes prohibitions similar to those contained in Section 406 of ERISA or Section 4975 of the Code, (b) fail, or permit any ERISA Affiliate to fail, to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate of the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan. The Borrower (a) will not be a Benefit Plan Investor and (b) will not be a Governmental Plan, and none of the underlying assets of the Borrower will be treated as constituting or including assets of any Benefit Plan Investor or Governmental Plan.

(n) Instructions to Obligors. It will not make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors, agent banks or administrative agents on the Collateral Obligations regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change (such consent not to be unreasonably withheld or delayed, it being understood that any such account to which the Obligors may be instructed to make payments shall be subject to an account control agreement which provides the Collateral Agent with a first priority perfected security interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Administrative Agent).

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(o) Change of Jurisdiction, Location, Names or Location of Collateral Obligation Files. It shall not change the jurisdiction of its formation unless, prior to the effective date of any such change in the jurisdiction of its formation, it receives prior written consent from the Administrative Agent of such change. In addition, it will not change its name in any manner that would make any financing statement or continuation statement filed by or on behalf of the Borrower in accordance with this Agreement above seriously misleading unless the Borrower shall have given the Administrative Agent and the Collateral Agent at least 30 days’ prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed). It will not change the location of its chief executive office unless prior to the effective date of any such change of location, it notifies the Administrative Agent of such change of location in writing. It will not move, or consent to the Collateral Custodian or the Collateral Manager moving, the Collateral Obligation Files from the location thereof on the Closing Date, unless 30 days (or such shorter notice period as consented to by the Administrative Agent) prior to the effective date of any such move, the Borrower notifies the Administrative Agent of such move in writing. The Administrative Agent will provide each Lender with a copy of any such financing statements, other documents and instruments, and notices promptly upon receipt thereof.

(p) Allocation of Charges. There will not be any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(q) Affiliated Transactions. All Collateral Obligations acquired by the Borrower shall be acquired at arm’s-length from an unaffiliated third party in the ordinary course except as expressly permitted under the Purchase and Sale Agreement or the Master Participation Agreement and in accordance with the terms hereof, it being understood and agreed that, for administrative convenience, Collateral Obligations acquired by the Seller from Affiliates may be settled directly into the Borrower pursuant to an assignment in the manner contemplated by the Purchase and Sale Agreement or the Master Participation Agreement, as applicable.

Section 5.03 Affirmative Covenants of the Collateral Manager. From the Closing Date until the Collection Date:

(a) Compliance with Law. The Collateral Manager will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof.

(b) Preservation of Company Existence. The Collateral Manager will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would reasonably be expected to have a Material Adverse Effect.

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(c) Obligations and Compliance with Collateral Portfolio. The Collateral Manager will duly fulfill and comply in all material respects with obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio. It is understood and agreed that the Collateral Manager does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith.

(d) Keeping of Records and Books of Account.

(i) The Collateral Manager will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.

(ii) The Collateral Manager shall permit the Administrative Agent and each Lender (or any agents or representatives thereof who may be accompanied by the representatives of any requesting Lender), to visit the offices of the Collateral Manager during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Collateral Manager’s management thereof and discuss matters related thereto with any of the officers or employees of the Collateral Manager having knowledge of such matters (provided that the Collateral Manager shall not be liable for the costs and expenses of more than two such visits in any calendar year unless an Event of Default has occurred hereunder, in which event the number of visits for which the Collateral Manager shall be liable for the costs and expenses shall not be limited).

(e) Preservation of Security Interest. The Collateral Manager (at the Borrower’s expense) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Obligations and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f) Notice of Events of Default. The Collateral Manager will provide the Administrative Agent and each Lender (with a copy to the Collateral Agent) with prompt written notice of the occurrence of each Event of Default and each Unmatured Event of Default (and, in each case, in any event within two (2) Business Days) of which the Collateral Manager has knowledge or has received notice (other than notice from the Administrative Agent). In addition, no later than two (2) Business Days following the Collateral Manager’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Collateral Manager will provide to the Collateral Agent, the Administrative Agent and each Lender a written statement of a Responsible Officer of the Collateral Manager setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto.

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(g) Taxes. The Collateral Manager will file its tax returns, if any, and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (in each case, except as contemplated by Section 4.03(l)).

(h) Other. The Collateral Manager will promptly furnish to the Collateral Agent, the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Collateral Manager (to the extent such information relates to the Collateral Portfolio) as the Collateral Agent, any Lender or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Lenders, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(i) Notice of Proceedings Related to the Borrower, the Collateral Manager, the Equityholder and the Transaction Documents. The Collateral Manager shall notify the Administrative Agent and each Lender as soon as possible and in any event within three (3) Business Days after any Responsible Officer of the Collateral Manager receives notice or obtains actual knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower or the Collateral Manager or the Equityholder or the Transaction Documents. For purposes of this Section 5.03(i), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower or the Equityholder that could reasonably be expected to result in liability to such Person or reduce the value of the Collateral Portfolio, in each case, in excess of $500,000 (or $25,000,000 with respect to the Equityholder) shall be deemed to be reasonably expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Manager could reasonably be expected to result in liability to the Collateral Manager in excess of $25,000,000 shall be deemed to be reasonably expected to have such a Material Adverse Effect.

(j) Deposit of Collections. The Collateral Manager shall promptly (but in no event later than two (2) Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Collateral Manager or any of their Affiliates.

(k) Compliance with Anti‑Money Laundering Laws and Anti‑Corruption Laws. The Collateral Manager, each Person directly or (to the knowledge of the Collateral Manager) indirectly Controlling the Collateral Manager and each Person directly or (to the knowledge of the Collateral Manager) indirectly Controlled by the Collateral Manager shall: (i) comply with all applicable Anti‑Money Laundering Laws and Anti‑Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with the Anti‑Money Laundering Laws and Anti‑Corruption Laws; (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti‑Money Laundering Laws, including with respect to the legitimacy of any applicable investor and the origin of the assets used by such investor to purchase the property in question, and will maintain sufficient information to identify any applicable investor for purposes of the Anti‑Money

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Laundering Laws; (iii) ensure it does not use any of the credit in violation of any Anti‑Corruption Laws or Anti‑Money Laundering Laws; and (iv) ensure it does not fund any repayment of the Obligations in violation of any Anti‑Corruption Laws or Anti‑Money Laundering Laws.

(l) [Reserved].

(m) Notice of Proceedings Related to the Collateral Portfolio. The Collateral Manager shall notify the Administrative Agent, the Collateral Agent and each Lender as soon as possible and in any event within three (3) Business Days after any Responsible Officer of the Collateral Manager receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. For purposes of this Section 5.03(m), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio that could reasonably be expected to reduce the value of the Collateral Portfolio in excess of $1,500,000 shall be deemed to be reasonably expected to have such a Material Adverse Effect.

(n) Sanctions. The Collateral Manager shall promptly, but no later than one (1) Business Day after becoming aware thereof, notify the Administrative Agent and the Lenders in writing of any breach of any representation, warranty or covenant relating to Sanctions or Sanctioned Persons by itself or by the Borrower.

(o) Instructions to Agents and Obligors. The Collateral Manager shall direct any agent or administrative agent for any Collateral Obligation to remit all payments and collections with respect to such Collateral Obligation, and, if applicable, to direct the Obligor with respect to such Collateral Obligation to remit all such payments and collections with respect to such Collateral Obligation directly to the Collection Account. The Collateral Manager shall take commercially reasonable steps to ensure that only funds constituting payments and collections relating to the Collateral Portfolio shall be deposited into the Collection Account.

(p) Capacity as Collateral Manager. The Collateral Manager will ensure that, at all times hereunder, in any dealings or other activities with respect to the Collateral Obligations, in its capacity as Collateral Manager, it holds itself out as Collateral Manager, and not in any other capacity.

(q) Audits. The Borrower, at the Borrower’s expense, shall retain a nationally recognized audit firm selected by the Administrative Agent in its sole discretion to conduct a complete procedural review of the Collateral Obligations included in the Collateral Portfolio and the Collateral Reporting Package for three of the prior Remittance Periods in compliance with the standards set forth by the Administrative Agent, in its sole discretion, (i) within 180 days after the Closing Date and (ii) annually thereafter at the option of the Administrative Agent; provided that, there shall be no limits on the Administrative Agent’s right to conduct audits (at the Borrower’s expense) following the occurrence and during the continuation of an Unmatured Event of Default or Event of Default. The Administrative Agent shall promptly forward the results of such audit to the Collateral Manager.

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(r) [Reserved].

(s) Notice of Breaches of Representations and Warranties under this Agreement. The Collateral Manager shall promptly, upon receipt of notice or discovery thereof, notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and each Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Collateral Manager shall notify the Administrative Agent and each Lender in the manner set forth in the preceding sentence before any Cut‑Off Date of any facts or circumstances within the knowledge of the Collateral Manager which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(t) Insurance Policies. The Collateral Manager has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Collateral Obligations (to the extent the Collateral Manager or an Affiliate of the Collateral Manager is the agent or servicer under the applicable Underlying Instrument) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co‑insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Underlying Instrument, the Collateral Manager shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(u) Reports Accurate. Each Collateral Manager Certificate, Monthly Report, Notice of Borrowing, Borrowing Base Certificate and other information, exhibit, financial statement, document, book, record or report furnished by the Collateral Manager to the Administrative Agent, the Collateral Agent, the Lenders, or the Collateral Custodian in connection with this Agreement (other than financial projections, pro forma financial information, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports) will be, as of their respective dates, accurate, true and correct in all material respects and no such document or certificate will omit to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect (when taken as a whole and after giving effect to all written updates provided by the Collateral Manager or on its behalf to the Administrative Agent for delivery to the Lenders from time to time); provided that, solely with respect to written or electronic information furnished by the Collateral Manager which was provided to the Collateral Manager from an Obligor with respect to a Collateral Obligation, such information need only be, as of the date such information was furnished by the Collateral Manager accurate, true and correct in all material respects to the actual knowledge of the Collateral Manager.

(v) Indebtedness. The Collateral Manager shall not create, incur, assume or suffer to exist any Indebtedness of the Collateral Manager that would result in the Collateral Manager’s Asset Coverage Ratio, as of the last day of its most recent fiscal quarter, to be less than the greater of (x) 150% and (y) the ratio required for a business development company under the 1940 Act. In addition, the Collateral Manager shall not enter into any agreement granting any other party the right to consent to any amendment, waiver or modification of this Agreement.

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Section 5.04 Negative Covenants of the Collateral Manager. From the Closing Date until the Collection Date:

(a) Mergers, Acquisition, Sales, etc. The Collateral Manager will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Collateral Manager is the surviving entity and unless:

(i) the Collateral Manager has delivered to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof) an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Collateral Manager and such other matters as the Administrative Agent may reasonably request;

(ii) the Collateral Manager shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof);

(iii) after giving effect thereto, no Event of Default or Collateral Manager Default or event that with notice or lapse of time would constitute either an Event of Default or a Collateral Manager Default shall exist; and

(iv) the Administrative Agent shall have consented in writing to such consolidation, merger, conveyance or transfer unless such surviving entity (A) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager under this Agreement, (B) is legally qualified and has the capacity to act as Collateral Manager under this Agreement and (C) after the assignment, employs or utilizes the principal personnel performing the duties required under this Agreement who are substantially the same individuals who would have performed such duties had the consolidation, merger or transfer not occurred.

(b) Change of Name or Location of Collateral Obligation Files. The Collateral Manager shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral Portfolio from the address set forth under its name on the signature pages hereto, or change the jurisdiction of its formation, or (y) subject to Section 2.16 move, or consent to the Collateral Custodian moving, the Required Loan Documents and Collateral Obligation Files from the location thereof on the initial Advance Date, unless the Collateral Manager has given at least 30 days’ (or such shorter notice period as consented to by the Administrative Agent) written notice to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof) and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

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(c) Instructions to Obligors. The Collateral Manager will not make any change in its instructions to Obligors, agent banks or administrative agents, as applicable, on the Collateral Obligations regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change (such consent not to be unreasonably withheld or delayed, it being understood that any such account to which the Obligors may be instructed to make payments shall be subject to an account control agreement which provides the Collateral Agent with a first priority perfected security interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Administrative Agent).

(d) Extension or Amendment of Collateral Obligations. The Collateral Manager will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Collateral Obligation (including the Underlying Collateral).

(e) Allocation of Charges. There will not be any agreement or understanding between the Collateral Manager and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(f) Compliance with Sanctions. None of the Collateral Manager, any Person directly or (to the knowledge of the Collateral Manager) indirectly Controlling the Collateral Manager nor any Person directly or (to the knowledge of the Collateral Manager) indirectly Controlled by the Collateral Manager will, directly or indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of, or penalized or targeted under, any Sanctions. Each Person shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. Each Person will notify each Lender and the Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this provision.

Section 5.05 Affirmative Covenants of the Collateral Agent. From the Closing Date until the Collection Date:

(a) Compliance with Law. The Collateral Agent will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Negative Covenants of the Collateral Agent. From the Closing Date until the Collection Date, the Collateral Agent will not make any changes to the Collateral Agent Fees without the prior written approval of the Administrative Agent and the Borrower.

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Section 5.07 Affirmative Covenants of the Collateral Custodian. From the Closing Date until the Collection Date:

(a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Article XII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at its address located at Florence, South Carolina unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

Section 5.08 Negative Covenants of the Collateral Custodian. From the Closing Date until the Collection Date:

(a) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

(b) No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent and the Borrower.

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ARTICLE VI

ADMINISTRATION AND MANAGEMENT OF CONTRACTS

Section 6.01 Appointment and Designation of the Collateral Manager.

(a) Initial Collateral Manager. The Borrower, each Lender and the Administrative Agent hereby appoint MSD Investment Corp. as Collateral Manager, on behalf of the Borrower, subject to the terms and conditions of this Agreement, with the authority hereunder to manage, service, administer and exercise rights and remedies in respect of the Collateral Portfolio. Until the Administrative Agent (in its sole discretion or at the written request of the Required Lenders, as applicable) gives MSD Investment Corp. a Collateral Manager Termination Notice, MSD Investment Corp. hereby accepts such appointment and agrees to perform, on behalf of the Borrower, the duties and responsibilities of the Collateral Manager pursuant to the terms hereof. The Collateral Manager and the Borrower hereby acknowledge that the Administrative Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Manager hereunder.

(b) Collateral Manager Default. The Borrower, the Collateral Manager, each Lender, the Equityholder, and the Administrative Agent hereby agree that upon the occurrence of a Collateral Manager Default, the Administrative Agent in its sole discretion may (or at the written request of the Required Lenders, shall), by written notice to the Collateral Manager (a “Collateral Manager Termination Notice”), terminate all of the rights, obligations, power and authority of the Collateral Manager under this Agreement. On and after the receipt by the Collateral Manager of a Collateral Manager Termination Notice pursuant to this Section 6.01(b), the Collateral Manager shall continue to perform all management and other functions under this Agreement and any other applicable Transaction Documents until the date specified in the Collateral Manager Termination Notice (as such notice may be updated in writing by the Administrative Agent and/or the Required Lenders, as applicable) or, if no such date is specified in such Collateral Manager Termination Notice, until a date mutually agreed upon by the Collateral Manager, the Borrower, the Administrative Agent and/or the Required Lenders, and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, any Collateral Management Fees therefor accrued until such date. After such date, the Collateral Manager agrees that it shall (i) terminate its activities as Collateral Manager hereunder in a manner that the Collateral Manager reasonably believes (in consultation with and subject to the direction of the Administrative Agent and/or the Required Lenders, including without limitation under any applicable power of attorney) will facilitate the transition of the performance of such activities to a successor Collateral Manager pursuant to this Agreement, (ii) remain subject to the Collateral Management Standard, (iii) take all necessary or appropriate actions to facilitate the transfer of all relevant information and documents to any such successor Collateral Manager and cooperate therewith to effect such transfer in an expeditious manner and (iv) exercise its commercially reasonable efforts to assist the successor Collateral Manager in assuming such obligations, in each case, until such time as a successor Collateral Manager shall assume each and all of the Collateral Manager’s obligations hereunder and under any other Transaction Document or other instrument authorized or required thereby and agree to manage, service and administer the Collateral Portfolio on the terms and subject to the conditions set forth herein.

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(c) Appointment of Replacement Collateral Manager. At any time following the delivery of a Collateral Manager Termination Notice (i) the Borrower may nominate a replacement collateral manager and, with the prior written consent of the Administrative Agent (in its sole discretion) and the Required Lenders (which consent, in each case, if not received by the Borrower within seven (7) days of such nomination, shall be deemed to be withheld), appoint a new Collateral Manager, (ii) if such nominee under clause (i) is rejected (or deemed to have been rejected) by the Administrative Agent or the Required Lenders, the Borrower may nominate another replacement collateral manager and, with the prior written consent of the Administrative Agent (in its sole discretion) and the Required Lenders (which consent, in each case, if not received by the Borrower within seven (7) days of such nomination, shall be deemed to be withheld), appoint a new Collateral Manager and (iii) if such nominee under clause (ii) is rejected (or deemed to have been rejected) by the Administrative Agent or the Required Lenders, the Administrative Agent and the Required Lenders shall nominate a replacement collateral manager and, with the prior written consent of the Borrower, appoint a new Collateral Manager (any such appointed new Collateral Manager, the “Replacement Collateral Manager”). In each case, all authority, power, rights and obligations of the Collateral Manager shall pass to and be vested in such Replacement Collateral Manager which appointment shall take effect upon the Replacement Collateral Manager accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent (in its sole discretion) and the Required Lenders. Upon the appointment of a Replacement Collateral Manager, the initial Collateral Manager shall have no liability with respect to any action performed by the Replacement Collateral Manager on or after the date that the Replacement Collateral Manager becomes the successor to the Collateral Manager.

(d) Liabilities and Obligations of Replacement Collateral Manager. Upon its appointment, the Replacement Collateral Manager shall be the successor in all respects to the Collateral Manager with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Replacement Collateral Manager; provided that, the Replacement Collateral Manager shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Replacement Collateral Manager becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to perform any advancing obligations, if any, of the Collateral Manager unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Collateral Manager (provided that the Replacement Collateral Manager shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager. The indemnification obligations of the Replacement Collateral Manager upon becoming a Replacement Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Collateral Manager shall have no liability relating to the representations and warranties of the Collateral Manager contained in Section 4.03.

(e) Authority and Power. All authority and power granted to the Collateral Manager under this Agreement shall automatically cease and terminate upon termination of this

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Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney‑in‑fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Collateral Manager agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Collateral Manager to conduct servicing of the Collateral Portfolio.

(f) Subcontracts. The Collateral Manager may, with the prior written consent of the Administrative Agent and the Required Lenders, subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided that (i) the Collateral Manager shall select any such Person with reasonable care, in accordance with the Collateral Management Standard, and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Collateral Manager shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Collateral Manager Default.

(g) Waiver. The Borrower hereby acknowledges that, after delivery of a Collateral Manager Termination Notice, the Administrative Agent or any of its Affiliates may act as the Collateral Agent and/or the Collateral Manager, and the Borrower hereby waives any and all claims against the Administrative Agent, each Lender and their respective Affiliates, the Collateral Agent and the Collateral Manager (other than claims relating to such party’s gross negligence or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 6.02 Duties of the Collateral Manager.

(a) Duties. The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to manage, service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Collateral Management Standard. Prior to the delivery of a Collateral Manager Termination Notice, but subject to the terms of this Agreement (including, without limitation, Section 6.04), the Collateral Manager has the sole and exclusive authority to make any and all decisions with respect to the Collateral Portfolio and take or refrain from taking any and all actions with respect to the Collateral Portfolio. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(i) supervising the Collateral Portfolio, including communicating with Obligors, considering amendments, providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;

(ii) maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof) and each Lender (with a copy to the Collateral Agent and the Collateral Custodian) in respect of the servicing of the Collateral

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Portfolio (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof), the Collateral Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender, the Collateral Custodian or the Collateral Agent may from time to time reasonably request;

(v) identifying each Collateral Obligation in its internal servicing records to reflect the ownership of such Collateral Obligation by the Borrower;

(vi) notifying the Administrative Agent and each Lender of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Collateral Obligation (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vii) using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;

(viii) directing the Account Bank to convert into Dollars any amounts on deposit in the Canadian Dollar Account, the Euro Account and/or the GBP Account, as applicable, and any other amounts denominated in an Eligible Currency other than Dollars, in each case, to the extent necessary to make all payments pursuant to the Monthly Report in accordance with Section 2.04;

(ix) directing the sale or substitution of Collateral Portfolio in accordance with Section 2.07.

(x) providing administrative assistance to the Borrower with respect to the purchase and sale of and payment for the Collateral Obligations;

(xi) instructing the Obligors and the administrative agents on the Collateral Obligations to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xii) delivering the Collateral Obligation Files and the Collateral Obligation Tape to the Collateral Custodian;

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(xiii) preparing and delivering to the Borrower, the Collateral Agent and the Administrative Agent on each Measurement Date (including promptly, but in any event within five (5) Business Days, following the date on which a Responsible Officer of the Borrower, the Collateral Manager or the Equityholder has actual knowledge of the occurrence of any Revaluation Event (including a Material Modification)) (or in the case of a Measurement Date that is a Determination Date, on the related Reporting Date) a Borrowing Base Certificate setting forth the calculation of each Borrowing Base as of such Measurement Date; and

(xiv) complying with such other duties and responsibilities as may be required of the Collateral Manager by this Agreement.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower or the Collateral Manager acts as lead agent with respect to any Collateral Obligation, the Collateral Manager shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Underlying Instruments has the right to do so. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that the performance by the Collateral Manager of its duties hereunder shall be limited insofar as such performance would conflict with or result in a breach of any of the express terms of the related Underlying Instruments; provided that the Collateral Manager shall (a) provide prompt written notice to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof) upon becoming aware of such conflict or breach, (b) have determined that there is no other commercially reasonable performance that it could render consistent with the express terms of the Underlying Instruments which would result in all or a portion of the servicing duties being performed in accordance with this Agreement, and (c) undertake all commercially reasonable efforts to mitigate the effects of such non‑performance including performing as much of the servicing duties as possible and performing such other commercially reasonable and/or similar duties consistent with the terms of the Underlying Instruments.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the other Secured Parties of their rights hereunder shall not release the Collateral Manager (unless replaced by a Replacement Collateral Manager in full satisfaction of the requirements hereunder with respect to replacement of the Collateral Manager by a Replacement Collateral Manager) or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. No Secured Party shall have any obligation or liability with respect to all or any portion of the Collateral Portfolio, nor shall any such Secured Party be obligated to perform any of the obligations of the Collateral Manager hereunder, unless one of them becomes a Replacement Collateral Manager hereunder.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

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Section 6.03 Authorization of the Collateral Manager.

(a) Each of the Borrower, the Administrative Agent, the Collateral Agent and the Lenders hereby authorizes the Collateral Manager (including any successor thereto) to take any and all reasonable actions determined by the Collateral Manager, in accordance with the Collateral Management Standard, to be necessary or desirable and not inconsistent with the Pledge by the Borrower to the Collateral Agent, on behalf of the Secured Parties, of a security interest in the Collateral Portfolio that at all times ranks senior to that of any other creditor of the Borrower, to collect any and all amounts due under the Collateral Portfolio, including, without limitation, endorsing the name of any of the foregoing on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio, and, upon the delinquency of any portion of the Collateral Portfolio (to the extent permitted under Applicable Law) to commence proceedings with respect to enforcing the payment thereof to the same extent as the Seller could have done if it had continued to own such portion of the Collateral Portfolio. The Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its servicing and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Collateral Manager be entitled to make any Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s express prior written consent.

(b) After the declaration of the Termination Date, at the direction of the Administrative Agent, the Collateral Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio (including without limitation the execution of such further powers-of-attorney as the Administrative Agent may request in its reasonable discretion); provided that the Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral Obligation of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent, sub-agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.

(c) In dealing with the Collateral Manager and its duly appointed agents, neither the Administrative Agent nor any Lender shall be required to inquire as to the authority of the Collateral Manager or any such agent to bind the Borrower.

Section 6.04 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Collateral Manager will use its commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Underlying Instruments with respect to

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the Collateral Obligations included in the Collateral Portfolio as and when the same become due, all in accordance with the Collateral Management Standard. The Collateral Manager may not agree on behalf of the Borrower with respect to any Collateral Obligations held by the Borrower and included in the Collateral Portfolio, or permit the Borrower to agree, to a Material Modification with respect to any such Collateral Obligations if an Event of Default has occurred and is continuing or would result from such Material Modification; provided that a Material Modification that occurs without the consent of the Borrower shall not constitute a breach of this Section 6.04(a).

(b) Acceleration. If consistent with the Collateral Management Standard, the Collateral Manager shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Collateral Obligation promptly after such Collateral Obligation becomes defaulted.

(c) Taxes and other Amounts. The Collateral Manager will use its commercially reasonable efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Collateral Obligation to the extent required to be paid to the Borrower for such application under the applicable Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(d) Payments to Collection Account. On or before the applicable Cut‑Off Date, the Collateral Manager shall have instructed all Obligors, administrative agents or other agents, as applicable, with respect to a Collateral Obligation to make all payments owing to the Borrower or otherwise owing in respect of any Collateral Obligation and/or the Collateral Portfolio directly to the Collection Account; provided that the Collateral Manager is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Collateral Manager calls on the related guaranty or secondary obligation.

(e) Controlled Accounts. Each of the parties hereto hereby agrees that (i) each of the Controlled Accounts is intended to be a “securities account” or “deposit account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Account Control Agreement prior to the delivery of a Notice of Exclusive Control, the Borrower, the Collateral Manager and the Collateral Agent (acting at the direction of the Administrative Agent) shall be entitled to exercise the rights that comprise each Financial Asset held in each Controlled Account which is a securities account and have the right to direct the disposition of funds in any Controlled Account which is a deposit account, in each case in accordance with the terms of this Agreement; provided that after the delivery of a Notice of Exclusive Control, such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in a Controlled Account that is a securities account to agree with the parties hereto that (A) (subject to Section 6.04(f) below with respect to any property other than investment property, as defined in Section 9‑102(a)(49) of the UCC) such property (other than cash) is to be treated as a Financial Asset, (B) all cash shall be credited to the applicable account and (C) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Controlled Accounts, New York shall be deemed to be the Account Bank’s jurisdiction (within the meaning of Section 9‑304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8‑110 of the UCC). All securities or other property

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underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.

(f) Underlying Instrument. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Account Bank, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the Pledge by the Borrower to the Collateral Agent, of any Collateral Obligation in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents), or to treat such loan or participation as a financial asset. The Collateral Agent shall hold any Instrument delivered to it evidencing any Collateral Obligation Pledged to the Collateral Agent hereunder in accordance with the terms of this Agreement.

(g) Adjustments. If (i) the Collateral Manager makes a deposit into the Collection Account in respect of a Collection of a Collateral Obligation and such Collection was received by the Collateral Manager in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Collateral Manager shall promptly notify the Administrative Agent and the Collateral Agent (with a copy to each Lender) and appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(h) Custodianship; Transfer of Collateral Obligations and Permitted Investments. Each time that the Borrower shall direct or cause the acquisition of any Collateral Obligation or Permitted Investment, the Borrower shall, if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or (with respect to a Noteless Loan) assignment documentation has not already been delivered to the Collateral Custodian in accordance with the requirements set forth in the definition of “Required Loan Documents”, cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or (with respect to a Noteless Loan) assignment documentation in accordance with the requirements set forth in the definition of “Required Loan Documents” to the Collateral Custodian to be credited by the Collateral Agent to the Collateral Account in accordance with the terms of this Agreement and the Account Control Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released.

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Section 6.05 Realization Upon Collateral Obligations. The Collateral Manager will use reasonable efforts consistent with the Collateral Management Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a Defaulted Obligation as to which no satisfactory arrangements can be made for collection of delinquent payments. In addition, the Collateral Manager may, consistent with the Collateral Management Standard, sell or otherwise transfer, or if it deems advisable to maximize recoveries, hold any Defaulted Obligation, equity or other securities received by the Borrower in connection with a default, workout, restructuring or plan of reorganization or similar event under a Collateral Obligation. The Collateral Manager will comply with the Collateral Management Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Collateral Management Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Collateral Manager may cause the sale of any such Underlying Collateral to the Collateral Manager or its Affiliates for a purchase price equal to the then fair value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Collateral Manager delivered to the Administrative Agent setting forth the Collateral Obligation, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair value of such Underlying Collateral. In any case in which any such Underlying Collateral has suffered damage, the Collateral Manager will not expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines at the time of such expenditure that such repair and/or foreclosure or repossession will increase the recoveries by an amount greater than the amount of such expenses. The Collateral Manager will remit to the Collection Account the recoveries received in connection with the sale or disposition of Underlying Collateral relating to a Defaulted Obligation.

Section 6.06 Collateral Manager Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Collateral Manager shall be entitled to the Collateral Management Fee and reimbursement of its reasonable and documented out‑of‑pocket expenses as provided in Section 2.04.

Section 6.07 Payment of Certain Expenses by Collateral Manager. The Collateral Manager will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its Independent Accountants, Taxes imposed on the Collateral Manager, expenses incurred by the Collateral Manager in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Collateral Manager, on behalf of the Borrower, will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with this Agreement or the maintenance of the Controlled Accounts. The Collateral Manager may be reimbursed for any reasonable out‑of‑pocket expenses incurred hereunder (including out‑of‑pocket expenses paid by the Collateral Manager on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04; provided that, to the extent funds are not so available on any Payment Date to reimburse such expenses incurred during the immediately ended Remittance Period, such reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04 and such

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deferred reimbursement amount shall bear interest beginning on the Payment Date immediately following the Remittance Period in which such expenses were incurred until paid at an annual rate equal to the Yield Rate. For the avoidance of doubt, the Collateral Manager shall remain liable for, and shall pay in accordance with the terms hereof, all expenses payable by it as set forth in this Section 6.07 or otherwise under this Agreement, notwithstanding any failure of the Collateral Manager to be reimbursed on any Payment Date due to the insufficiency of funds. Following realization of the Collateral Portfolio and distribution of proceeds in the manner provided in Section 2.04, any claims of the Collateral Manager against the Borrower in respect of any deferred reimbursement amount or otherwise shall be extinguished and shall not thereafter revive.

Section 6.08 Reports to the Administrative Agent; Account Statements; Collateral Manager Information.

(a) Notice of Borrowing; Borrowing Base Certificate. On each Advance Date and on each reduction of Advances Outstanding pursuant to Section 2.18, the Borrower (or the Collateral Manager on its behalf) will provide a Notice of Borrowing, a Notice of Reduction or a Notice of Permanent Reduction/Termination, as applicable, to the Administrative Agent and each Lender (with a copy to the Collateral Agent), in each case, attaching a Borrowing Base Certificate, updated as of such date and giving pro forma effect to any such proposed Advance or reduction, as applicable. On each Measurement Date, the Borrower (or the Collateral Manager on its behalf) will provide a Borrowing Base Certificate, updated as of such date (or the related Reporting Date, as applicable), to the Administrative Agent and each Lender (with a copy to the Collateral Agent).

(b) Monthly Report. The Collateral Manager shall prepare (based on information provided to it by the Administrative Agent and the Lenders, as applicable) a monthly report in the form of Exhibit K (each such report, a “Monthly Report”) determined as of the close of business on each Determination Date and shall make available such Monthly Report to the Administrative Agent, the Lenders, the Borrower and the Collateral Agent (with a copy to the Account Bank) on each Reporting Date starting with the Reporting Date in the first full calendar month after the Closing Date. Each Monthly Report shall specify the amounts (i) for payment in Dollars pursuant to each sub-clause of Section 2.04(a), Section 2.04(b) and Section 2.04(c) and (ii) on deposit in the Canadian Dollar Account, the Euro Account and the GBP Account which shall be converted into Dollars to the extent necessary to make such payments pursuant to Section 2.04; provided that, the Collateral Manager shall provide any directions to the Account Bank in connection with the foregoing by 12:00 noon at least two (2) Business Days prior to the applicable Payment Date. If any party in receipt of a Monthly Report disagrees with any item contained in any such report, it shall provide written notice to the Collateral Manager (with a copy to the Administrative Agent, as applicable), which notice shall (i) identify any such disputed item and (ii) contain reasonably sufficient information necessary to correct any such disputed item. If the Collateral Manager agrees with any such correction and unless the Collateral Manager is otherwise timely directed by the Administrative Agent, the Collateral Manager shall distribute a revised Monthly Report on the Business Day after it receives such information. If the Collateral Manager does not agree with any such correction (or is so directed by the Administrative Agent), the Collateral Manager shall (within one Business Day) contact with the Administrative Agent and request instructions on how to proceed. The Administrative Agent’s reasonable determination with regard to any disputed item in the Monthly Report shall be final.

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The Collateral Agent and the Account Bank, as applicable, shall cooperate with the Collateral Manager in connection with the preparation of each Monthly Report and any supplements thereto. Without limiting the generality of the foregoing, the Collateral Agent and the Account Bank shall timely supply any information maintained thereby, which the Collateral Manager may from time to time reasonably request with respect to the Collateral Portfolio and which the Collateral Manager needs to complete the reports, calculations and certificates required to be prepared by the Collateral Manager hereunder. In connection with the preparation of each Monthly Report: (i) the Collateral Manager shall be responsible for the information required for parts (a) through (c) of Exhibit K for each such Monthly Report and (ii) the Administrative Agent and the applicable Lenders shall be responsible for providing to the Collateral Manager the information required by Section 2.03(c) and any other information required for part (d) of Exhibit K for each such Monthly Report. The Collateral Agent and the Account Bank may conclusively rely on the information provided pursuant to the foregoing sentence. The Collateral Manager shall review and verify the contents of each Monthly Report and any instructions, statements, certificates or other reports delivered in connection therewith, and each such Monthly Report shall be certified by a Responsible Officer of the Collateral Manager.

Each Monthly Report shall include, without limitation, as certified by a Responsible Officer of the Collateral Manager: (i) a Borrowing Base Certificate calculated as of the most recent Determination Date, (ii) a Collateral Obligation Tape prepared as of the most recent Determination Date and (iii) a calculation of each applicable Collateral Quality Test, each applicable Concentration Limitation and the Minimum Equity Test, in each case, demonstrating compliance therewith.

(c) Collateral Manager Certificate. Together with each Monthly Report, the Collateral Manager shall submit to the Administrative Agent, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit L (a “Collateral Manager Certificate”), signed by a Responsible Officer of the Collateral Manager and the Equityholder, which shall include certifications by (i) such Responsible Officer of the Collateral Manager that no Event of Default, Collateral Manager Default or Unmatured Event of Default has occurred or is expected to occur; provided that such certification with respect to any Event of Default or Unmatured Event of Default relating solely to (x) the Equityholder or (y) any Event of Default of the Borrower that does not relate to either (A) the Collateral Portfolio or (B) any duties of the Collateral Manager to the Borrower as set forth herein shall be to the knowledge of the Collateral Manager and (ii) such Responsible Officer of the Equityholder that no Event of Default or Unmatured Event of Default relating solely to clause (x) or (y) has occurred.

(d) Financial Statements. The Collateral Manager shall furnish to the Administrative Agent: (i) for each fiscal year of the Equityholder commencing with the 2023 fiscal year, promptly, but in any event within 120 days after the end of such fiscal year of the Equityholder a copy of the consolidated audited financial statements of the Equityholder, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year; and (ii) for each of the first three fiscal quarters of each fiscal year of the Equityholder, commencing with the quarter ending on June 30, 2023, promptly, but in any event within 60 days after the end of such fiscal quarter of the Equityholder, a copy of the unaudited financial statements of the Equityholder for the most recent fiscal quarter.

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(e) Obligor Financial Statements; Valuation Reports; Other Reports. The Collateral Manager will post on a password protected website maintained by the Collateral Manager to which the Administrative Agent will have access or deliver via email to the Administrative Agent and the Collateral Agent, with respect to each Obligor and each Collateral Obligation for such Obligor, the “Collateral Reporting Package” consisting of each of the following “loan-level” items set forth in this Section 6.08(e), as applicable, (i) the complete financial reporting package, including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations (including without limitation, calculations of EBITDA, any leverage or interest coverage ratios and any similar calculation), in each case, to the extent received or obtainable by the Borrower and/or the Collateral Manager pursuant to the related Underlying Instruments, which shall be updated no less than quarterly by each such Obligor, and delivered by the Collateral Manager within ten (10) Business Days of receipt thereof by the Borrower and/or the Collateral Manager; provided that, the Collateral Manager shall exercise commercially reasonable efforts in accordance with the Collateral Management Standard to enforce its rights with respect to (or otherwise obtain) the complete Collateral Reporting Package under each Underlying Instrument with respect to each Obligor, (ii) the annual budget (along with subsequent changes thereto) with respect to such Obligor and provided to the Borrower and/or the Collateral Manager by such Obligor, which delivery shall be made within ten (10) Business Days after receipt by the Borrower and/or the Collateral Manager as specified in the related Underlying Instruments and (iii)(x) the portfolio update, if any, prepared by the Collateral Manager with respect to each Obligor on a quarterly basis no later than ten (10) Business Days after delivery of the information required pursuant to the foregoing clauses (i) and (ii) and (y) all portfolio and internal monitoring reports, if any, prepared by the Collateral Manager during each calendar quarter with respect to each Collateral Obligation purchased, originated or otherwise acquired by the Borrower, which delivery of the foregoing reports shall be made no later than 60 days after the end of each calendar quarter and 120 days after the end of each fiscal year. Upon demand by the Administrative Agent, the Collateral Manager will provide such other information as the Administrative Agent may reasonably request with respect to any Obligor or prospective Obligor.

No later than the last day of each calendar quarter, the Equityholder shall provide a report (which may be provided as an attachment to the Monthly Report) in form and substance satisfactory to the Administrative Agent (i) with a certification that clause (oo) of the definition of “Eligible Collateral Obligation” is satisfied and (ii) setting forth the liquidity position of the Equityholder.

(f) Amendments to Collateral Obligations. The Collateral Manager shall deliver to the Administrative Agent and the Collateral Custodian a copy of any material amendment, restatement, supplement, waiver or other modification to any Underlying Instrument (along with any internal documents prepared by the Collateral Manager or provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within fifteen (15) days of the effectiveness of such amendment, restatement, supplement, waiver or other modification; provided that, notwithstanding and without limiting the foregoing, the Collateral Manager shall promptly notify the Administrative Agent in writing if at any time the Collateral Manager becomes aware of any such material amendment, restatement, supplement, waiver or other modification, which is currently being contemplated and (i) has a reasonable or material likelihood of being effected and (ii) if effected (a) could reasonably be expected to have a material adverse effect on the interests of any one or more Lenders and/or the

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Administrative Agent, (b) could reasonably be expected to have a material adverse effect on the Collateral Portfolio or any portion thereof or (c) could reasonably be expected to have a Material Adverse Effect.

(g) Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.03(h) and this Article VI shall be deemed to have been delivered on the date on which such information is posted on a website to which such Secured Party has access, as applicable, or upon receipt thereof through e‑mail or another delivery method the use of which has been accepted in writing by such Secured Party (or the Administrative Agent on behalf of such Secured Party, as applicable).

Section 6.09 Annual Statement as to Compliance. The Collateral Manager will provide to the Administrative Agent, each Lender and the Collateral Agent within 90 days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending in 2023, a fiscal report signed by a Responsible Officer of the Collateral Manager certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Manager Default has occurred or, if any such Collateral Manager Default has occurred, a statement describing the nature thereof and the steps being taken to remedy such Collateral Manager Default.

Section 6.10 Procedural Review of Collateral Portfolio; Access to Collateral Manager and Collateral Manager’s Records. (a) Each of the Borrower and the Collateral Manager shall permit representatives of the Administrative Agent (who may be accompanied, at any time during the continuance of an Event of Default, by representatives of any requesting Lender) at any time and from time to time as the Administrative Agent shall reasonably request (x) to inspect and make copies of and abstracts from its records relating to the Collateral Obligations included in the Collateral Portfolio and (y) to visit its properties in connection with the collection, processing or management of the Collateral Portfolio for the purpose of inspecting such records, and to discuss matters relating to the Collateral Portfolio or the Borrower’s and/or the Collateral Manager’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of the Collateral Manager or the Borrower, as applicable, having knowledge of such matters in each case other than (1) material and matters protected by attorney-client privilege and (2) material which such Person may not disclose pursuant to any Applicable Law. Each of the Borrower and the Collateral Manager agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that, such assistance shall not interfere in any material respect with the Collateral Manager’s business and operations. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon two (2) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than twice in any calendar year. During the continuation of an Unmatured Event of Default or an Event of Default, there shall be no limit on the timing or number of such inspections and no prior notice shall be required before any inspection.

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(b) Without limiting the foregoing, from and after the Closing Date and periodically thereafter at the reasonable discretion of the Administrative Agent, the Administrative Agent may review the Borrower’s and the Collateral Manager’s collection and administration of the Collateral Obligations included in the Collateral Portfolio in order to assess compliance by the Collateral Manager with the Collateral Management Standard, this Agreement and the other Transaction Documents, and the Administrative Agent may conduct an audit of the Collateral Portfolio, each Collateral Reporting Package, the Required Loan Documents, the Collateral Obligation Files and any other records in connection with such review, and the Borrower and the Collateral Manager shall provide the Administrative Agent with reasonable access thereto (including without limitation in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Lenders or otherwise by Applicable Law to review such documentation or other records). So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, such access shall be permitted only (i) upon two (2) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than twice in any calendar year. During the continuation of an Unmatured Event of Default or an Event of Default, there shall be no limitations on such access and no prior notice shall be required.

(c) Nothing in this Section 6.10 shall derogate from any obligation of the Borrower and the Collateral Manager to comply with contractual confidentiality provisions to which they are subject or any obligation pursuant to Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Borrower or the Collateral Manager to provide access as a result of any such obligation shall not constitute a breach of this Section 6.10.

(d) The Borrower shall bear the costs and expenses of all audits and inspections permitted or required by this Section 6.10 as well as Section 12.10.

Section 6.11 The Collateral Manager Not to Resign. The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. No such resignation shall become effective until a Replacement Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 6.02.

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ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) other than as provided in Section 7.01(m) below, any default in the payment when due (i) of any amount with respect to principal hereunder; (ii) of any other amount payable by the Borrower or the Collateral Manager in respect of any of the Obligations hereunder, including without limitation any Yield, Optional Prepayment Penalty, Undrawn Fee, Make-Whole Fee or Indemnified Amounts (in the case of each of the foregoing clause (i) and clause (ii), whether on any Payment Date, whether by reason of acceleration or notice of intention to prepay or whether in connection with any required prepayment or otherwise); or (iii) with respect to the Borrower or the Equityholder, under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $100,000 (or, with respect to the Equityholder, in excess of $25,000,000), and, in each case under clause (i) through (iii) above, which default shall continue for three (3) Business Days; or

(b) any failure on the part of the Borrower or the Equityholder duly to observe or perform in any material respect any term, covenant or other agreement contained herein, or in any other Transaction Document (other than any such term, covenant or other agreement specifically provided for in another clause of this Section 7.01 and subject to the proviso to this Section 7.01(b)) on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days (if capable of remedy) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Equityholder by the Administrative Agent or the Collateral Agent and (ii) the date on which the Borrower, the Collateral Manager or the Equityholder, as applicable, acquires knowledge thereof (after due inquiry and including constructive notice); provided that, no grace period shall apply with respect to the Borrower in the case of any covenants and agreements thereof contained in Section 5.01(c) (Preservation of Existence); Section 5.01(i) (Tax); Section 5.02(e) (Liens; Indebtedness; Guarantees); Section 5.02(g) (Merger; Consolidation); Section 5.02(l) (Restricted Distributions); and Section 5.02(q) (Affiliated Transactions); or

(c) (1) the occurrence of a Bankruptcy Event relating to the Borrower or the Equityholder; or (2) the Borrower otherwise is unable to pay its debts, shall be dissolved or become insolvent;

(d) the occurrence of a Collateral Manager Default; or

(e) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $100,000 against the Borrower (or, with respect to the Equityholder, in excess of $25,000,000), and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 45 consecutive days after the later of (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished, without such judgment, decree or order being vacated, stayed or

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discharged during such 30 day period; or (2) the Borrower or the Equityholder shall have made payments of amounts in excess of $100,000 (or, with respect to the Equityholder, in excess of $25,000,000) in the settlement of any litigation, claim or dispute; provided that the applicable amount set forth in clause (1) and (2) shall not include payments made using insurance proceeds (or expected to be paid using insurance proceeds so long as such insurance company has not denied coverage for the related claim in writing); or

(f) the Borrower shall fail to qualify as a bankruptcy‑remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect thereto; or

(g) (1) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Equityholder or the Collateral Manager, as applicable;

(2) (A) the Borrower, the Equityholder or the Collateral Manager shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder or (B) there shall be a contest in any manner of the effectiveness, validity, binding nature or enforceability of any Transaction Document or of any Lien or security interest thereunder by any other party (other than the Administrative Agent, the Collateral Custodian, the Collateral Agent or any Lender) in any material respect as determined by the Administrative Agent in its reasonable discretion; or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(h) either (1) a Borrowing Base Deficiency exists or (2) the Minimum Equity Test is not satisfied as of any Measurement Date and, in each case, such condition has not been remedied within two (2) Business Days in accordance with Section 2.06 (or in the event of a failure due to an administrative error, which continues unremedied for a period of three (3) Business Days) or, if the Collateral Manager has provided a Cure Notice within two (2) Business Days from the date of such event, within twelve (12) Business Days; provided that, with respect to any period during which a Borrowing Base Deficiency remains unremedied or the Minimum Equity Test is not satisfied, any payments required to be made during such period or with respect to any Remittance Period (or portion thereof) covering such period shall be made under Section 2.04(c); or

(i) failure on the part of the Borrower, the Equityholder or the Collateral Manager to (1) make any payment or deposit required by the terms of this Agreement or any other Transaction Document (including, without limitation, with respect to bifurcation and remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of this Agreement or any other Transaction Document), including without

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limitation in accordance with Section 2.19, Section 4.03(j), Section 5.01(e), and/or Section 5.03(j), as applicable; or (2) otherwise observe or perform any covenant, agreement or obligation with respect to cash management or the distribution of funds received with respect to the Collateral Portfolio and such failure continues unremedied for a period of two (2) Business Days (or in the event of a failure due to an administrative error, which continues unremedied for a period of three (3) Business Days after the date on which a Responsible Officer of the Borrower, the Collateral Manager or the Equityholder, as applicable, acquires actual knowledge thereof); or

(j) the Borrower or the Collateral Manager shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(k) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Equityholder (solely, with respect to the Equityholder, to the extent such lien relates to obligations in excess of $25,000,000) and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Equityholder (solely, with respect to the Equityholder, to the extent such lien relates to obligations in excess of $25,000,000) and such lien shall not have been released within five (5) Business Days; or

(l) any representation, warranty or certification made by the Borrower or the Equityholder in this Agreement or any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect when made, in any material respect, and continues to be unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Equityholder by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Borrower or the Equityholder acquires knowledge thereof; or

(m) failure to pay in full, on the Termination Date, the amount of all Advances Outstanding, and all Yield and all fees accrued and unpaid thereon together with all other Obligations, including, but not limited to, any Optional Prepayment Penalty, Undrawn Fee and/or Make-Whole Fee, as applicable; or

(n) the (i) failure on the part of the Borrower to maintain at least one Independent Director for more than seven days; provided that no vote for a “Material Action” (as defined in the Borrower Operating Agreement) shall be held until a new Independent Director is appointed, (ii) removal of any Independent Director of the Borrower without “cause” (as such term is defined in the Borrower Operating Agreement) or without giving prior written notice to the Administrative Agent and each Lender, each as required in the Borrower Operating Agreement, (iii) appointment of an Independent Director of the Borrower which is not provided by a nationally‑recognized service and with respect to which the Administrative Agent has not provided its prior written consent (such consent not to be unreasonably withheld); or

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(o) the Borrower ceases to have a valid ownership interest in all or any portion of the Collateral Portfolio; or

(p) the Borrower, the Collateral Manager or the Equityholder makes or attempts to make any assignment of its rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lenders and the Administrative Agent, which consent may be withheld by any Lender or the Administrative Agent in the exercise of its sole and absolute discretion; or

(q) any default by the Borrower under the Borrower Operating Agreement (that continues and has not been cured after giving effect to any grace and/or cure periods); or

(r) any Change of Control shall occur; or

(s) solely to the extent that the Collateral Manager is regulated as a business development company under the 1940 Act, as of the last day of any fiscal quarter, the Collateral Manager’s Asset Coverage Ratio shall be less that the ratio required for a business development company under the 1940 Act;

then, in each case, the Administrative Agent may (so long as CBNA or an Affiliate thereof is the Administrative Agent), or shall (if CBNA or an Affiliate thereof is not the Administrative Agent) at the direction of the Required Lenders, by notice to the Borrower (with a copy to the Collateral Manager and the Equityholder), declare the “Termination Date” to have occurred; provided that, in the case of any Event of Default described in the proviso to Section 7.01(b) or in Section 7.01(c) above, the “Termination Date” shall be deemed to have occurred automatically upon the occurrence of such event (unless otherwise agreed in writing by the Administrative Agent and the Required Lenders). Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing, originating or otherwise acquiring Collateral Obligations, (ii) the Administrative Agent may (so long as CBNA or an Affiliate thereof is the Administrative Agent), or shall (if CBNA or an Affiliate thereof is not the Administrative Agent) upon the direction or with the consent of the Required Lenders, declare the Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and (iii) all proceeds and distributions in respect of the Collateral Portfolio shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(c); provided that, the Borrower shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations immediately in accordance with Section 2.04(e). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Collateral Manager hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, (or any designee thereof, including, without limitation, the Collateral Manager), upon any such automatic occurrence (unless waived in writing by the Administrative Agent with the consent of the Required Lenders) or upon the declaration of the Termination Date during the continuation of an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under

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each Assigned Document, but without any obligation on the part of the Administrative Agent, any Lender or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document.

Section 7.02 Additional Remedies of the Administrative Agent.

(a) If, upon the declaration or automatic occurrence of the Termination Date (including, without limitation, the date on which the Termination Date is declared (or is deemed to have occurred automatically) pursuant to Section 7.01), the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid fees (including, but not limited to, any Optional Prepayment Penalty, Undrawn Fee and/or Make-Whole Fee, as applicable) and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Borrower’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, all or any portion of the Collateral Portfolio and apply the proceeds thereof to the Obligations.

(b) The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent or the Required Lenders declare the Advances Outstanding hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Collateral Manager shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Collateral Manager is required by Applicable Law or contract to keep confidential, to the extent such information can be provided without violation of such laws or contracts; provided that (A) notwithstanding the foregoing, neither the Borrower nor the Collateral Manager shall intentionally act or fail to act in a manner that causes a confidentiality restriction to exist or otherwise arise on any such information, (B) to the extent otherwise permissible under Applicable Law or contract, the Borrower and the Collateral Manager shall provide the Administrative Agent written notice promptly (and in any event within one (1) Business Day) after the earlier of obtaining actual knowledge or receiving written notice of the existence of confidentiality restriction which would preclude delivery of any information with respect to the Collateral Portfolio, and (C) the Borrower and the Collateral Manager shall undertake commercially reasonable efforts to remove any such confidentiality restrictions so that such information can be made available to the Administrative Agent) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts,

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financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder; provided that with respect to this clause (ii), neither the Borrower nor the Collateral Manager shall be required to disclose to each such bidder any information which it is required by Applicable Law or contract to be kept confidential. For the avoidance of doubt, each of the Borrower and the Collateral Manager acknowledge and agree that, pursuant to and in accordance with the provisions of Section 11.12, at the time each Collateral Obligation is included in the Collateral Portfolio, the Administrative Agent is entitled to receive all information relating to such Collateral Obligation and the Portfolio Assets related thereto. The Borrower agrees that, to the extent the notice of the sale or other disposition of any of the Collateral Portfolio shall be required by Applicable Law, ten (10) Business Days’ prior notice to the Borrower shall constitute reasonable notification of such sale or other disposition and the Borrower, to the extent it may lawfully do so, on behalf of itself and all who may claim through or under it, including any and all subsequent creditors, vendees, assignees and lienors, subject to the foregoing, expressly waives and releases any, every and all rights to presentment, demand, protest or any notice (to the extent permitted by Applicable Law and except as specifically provided in this Agreement) of any kind in connection with this Agreement or any Collateral Portfolio or to have any marshalling of the Collateral Portfolio upon any sale, whether made under any power of sale granted hereunder or any other Transaction Document, or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement or any other Transaction Document. The Borrower further consents and agrees that the Required Lenders shall have the right to direct the Administrative Agent to foreclose on the security interest granted to the Administrative Agent or sell the Collateral Portfolio securing payment of the relevant Obligations pursuant to the terms of this Agreement in any commercially reasonable manner that the Administrative Agent, in its sole discretion, may elect even though a higher price might have been obtained had the security interest been foreclosed upon or the Collateral Portfolio sold in another manner and, specifically, that any sale of the Collateral Portfolio or any part thereof pursuant to any or all of the Transaction Documents may be made in one or more lots at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.

(d) Each of the Borrower and the Collateral Manager agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Collateral Manager, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.

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(e) Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 7.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct. Prior to applying any such amounts pursuant to Section 2.04(c), the Collateral Agent, Collateral Custodian and Administrative Agent shall be entitled to deduct the costs, charges and expenses incurred by it in connection with such sale or liquidation of the Collateral Portfolio.

(f) The Administrative Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

(g) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h) Each of the Borrower and the Collateral Manager hereby irrevocably appoints the Collateral Agent (acting at the direction of the Administrative Agent) and any officer or agent thereof as its true and lawful attorney‑in‑fact (with full power of substitution), which appointment shall be coupled with an interest, with full power and authority, at the expense of the Borrower and in the name of the Borrower or the Collateral Manager, or in its own name, from time to time in the Administrative Agent’s discretion, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes hereof and, without limiting the generality of the foregoing, hereby gives the Collateral Agent (acting at the direction of the Administrative Agent), upon the occurrence and during the continuance of an Event of Default, the power and right on behalf and in the name of the Borrower or the Collateral Manager, without notice to or assent by the Borrower or the Collateral Manager, to the extent permitted by Applicable Law, to do the following, in each case on behalf of the Secured Parties:

(i) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due with respect to the Collateral Portfolio;

(ii) to receive, take, endorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non‑negotiable instruments, documents and chattel paper taken or received by the Administrative Agent in connection with the Collateral Portfolio;

(iii) to commence, file, prosecute, defend, settle, compromise or adjust any claim, suit, action or proceeding with respect to the Collateral Portfolio;

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(iv) to sell, transfer, assign or otherwise deal in or with the Collateral Portfolio or any part thereof pursuant to the terms and conditions hereunder and vote proxies with respect to securities and other property included in the Collateral Portfolio;

(v) to transfer all or any part of the Collateral Portfolio into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral Portfolio is subject to the security interests granted under the Transaction Documents;

(vi) to notify the parties obligated on any Collateral Obligations contained in the Collateral Portfolio to make payment to the Administrative Agent of any amount due or to become due thereunder;

(vii) to engage a rating agency to obtain a rating for the Collateral Obligations or to engage a third‑party to provide third party valuation services;

(viii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Collateral Manager hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto; and

(ix) to do, at its option and at the expense and for the account of the Borrower, at any time or from time to time, all acts and things which the Administrative Agent reasonably deems necessary to protect or preserve the Collateral Portfolio and to realize upon the Collateral Portfolio.

Nevertheless, if so reasonably requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such reasonable request. For the avoidance of doubt, no right under any power of attorney furnished under this Section 7.02(h) may be exercised until after the occurrence of an Event of Default.

Section 7.03 Judicial Proceedings.

(a) The Administrative Agent shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it and the other Secured Parties by this Agreement and the other Transaction Documents. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the Collateral Portfolio and to sell all, or from time to time any, of the Collateral Portfolio under the judgment or decree of a court of competent jurisdiction.

(b) All rights of action and rights to assert claims upon or under this Agreement may be enforced by the Administrative Agent without the possession of this Agreement, any Transaction Document or any other document or instrument evidencing any of the Obligations or the production thereof in any trial or other proceeding relative thereto, any such suit or proceeding instituted by the Administrative Agent shall be brought in its name as Administrative Agent and any recovery of judgment shall be held as part of the Collateral Portfolio.

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(c) In the event that the Administrative Agent shall have proceeded to enforce any right, remedy or power under this Agreement or any other Transaction Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent or any other Secured Party, then and in every such case the Borrower, the Administrative Agent and the other Secured Parties shall, subject to any effect of or determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder with respect to the Collateral Portfolio and in all other respects, and thereafter all rights, remedies and powers of the Administrative Agent and the other Secured Parties shall continue as though no such proceeding had been taken.

(d) If a receiver of the Collateral Portfolio shall be appointed in judicial proceedings, the Administrative Agent may be appointed as such receiver. Notwithstanding the appointment of a receiver, but subject to an order of the court in the judicial proceedings referred to above, the Administrative Agent shall be entitled to retain possession and control of all cash or property held by or deposited with it or its agents pursuant to any provision of this Agreement.

(e) During the pendency of any legal proceeding to determine whether any claim of any Person is an Obligation hereunder, the Administrative Agent shall segregate any funds allocable to the Person whose claim is the subject of such proceeding and hold such segregated funds until the matter has been resolved, such resolution being evidenced either by a written direction to the Administrative Agent by the parties to such proceeding or by a final, nonappealable order of a court of competent jurisdiction.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnities by the Borrower.

(a) Except for Taxes (other than Taxes that represent losses, claims, damages, etc. arising from any non‑tax claim) which shall not be covered by this Section 8.01 and without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement, any of the other Transaction Documents or in respect of any of the Collateral Portfolio (regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates or shareholders), excluding, however, Indemnified Amounts to the extent resulting solely from gross negligence, bad faith or willful misconduct on the part of an Indemnified Party.

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(b) Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party within five (5) Business Days following receipt by the Borrower of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent manifest error.

(c) If for any reason the indemnification provided above in this Section 8.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.

(e) The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Manager, the Collateral Agent, the Account Bank or the Collateral Custodian and the termination of this Agreement.

Section 8.02 Indemnities by Collateral Manager.

(a) Except for Taxes (other than Taxes that represent losses, claims, damages, etc. arising from any non‑tax claim) which shall not be covered by this Section 8.02 and without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Collateral Manager hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any of the following, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party claiming indemnification hereunder:

(i) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Collateral Obligations as Eligible Collateral Obligations which were not Eligible Collateral Obligations as of the date of any such computation;

(ii) reliance on any representation or warranty made or deemed made by the Collateral Manager or any of its officers under or in connection with this Agreement or any

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other Transaction Document, any Monthly Report, Collateral Manager’s Certificate or any other information or report delivered by or on behalf of the Collateral Manager pursuant hereto, which shall have been false, incorrect or misleading in any material, as determined by the Administrative Agent in its reasonable discretion, respect when made or deemed made or delivered;

(iii) the failure by the Collateral Manager to comply with (A) any term, provision or covenant contained in this Agreement or any other Transaction Document, or any other agreement executed in connection with this Agreement, or (B) any Applicable Law applicable to it with respect to any Portfolio Assets;

(iv) any litigation, proceedings or investigation against the Collateral Manager;

(v) any action or inaction by the Collateral Manager that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter;

(vi) except as permitted by this Agreement, the commingling by the Collateral Manager of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;

(vii) any failure of the Collateral Manager or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Collateral Manager acting pursuant to authority granted under Section 6.01 hereof) to remit to Collection Account payments and collections with respect to Collateral Obligations remitted to the Collateral Manager or any such agent or representative within two (2) Business Days of receipt;

(viii) the failure by the Collateral Manager to perform any of its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or errors or omissions related to such duties;

(ix) failure or delay in assisting a successor Collateral Manager in assuming each and all of the Collateral Manager’s obligations to manage, service and administer the Collateral Portfolio, or failure or delay in complying with instructions from the Administrative Agent with respect thereto; and/or

(x) any of the events or facts giving rise to a breach of any of the Collateral Manager’s representations, warranties, agreements and/or covenants set forth in Article IV, Article V or Article VI or this Agreement.

(b) Any Indemnified Amounts shall be paid by the Collateral Manager to the Administrative Agent, for the benefit of the applicable Indemnified Party, within five (5) Business Days following receipt by the Collateral Manager of the Administrative Agent’s written demand therefor (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section

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8.02, shall submit to the Collateral Manager a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent manifest error.

(c) If the Collateral Manager has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Collateral Manager, without interest.

(d) The Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Collateral Obligations.

(e) The obligations of the Collateral Manager under this Section 8.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank or the Collateral Custodian and the termination of this Agreement.

(f) Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral Portfolio.

Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 8.01 and Section 8.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

Section 8.03 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01, the first sentence of Section 8.02 or Section 8.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party (excluding the Collateral Agent, the Collateral Custodian and the Account Bank) after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided further that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified

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Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense; provided, further, that, if any Action asserts any liability with respect to either U.S. Bank National Association or U.S. Bank Trust Company, National Association in its individual capacity, each of U.S. Bank National Association and U.S. Bank Trust Company, National Association shall have the right to retain its own counsel, at the expense of the Indemnifying Party, to defend itself in such Action (other than to the extent that any such action arises from or is proximately caused by the gross negligence, bad faith or willful misconduct of U.S. Bank as determined by a court of competent jurisdiction). The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement absolves the Indemnified Party of any alleged misconduct and provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

Section 8.04 After‑Tax Basis. Indemnification under Section 8.01 and 8.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 The Administrative Agent.

(a) Appointment. Each Lender and each other Secured Party hereby irrevocably designates and appoints CBNA as Administrative Agent hereunder and under the other Transaction Documents, and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document to which it is a party, and the Administrative Agent shall not have any fiduciary relationship with any Lender or any other party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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(b) Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Agreement shall apply to any such agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. The Administrative Agent shall not be liable to the Borrower, any Lender, any other Secured Party or any other Person with respect to any determination made by it in good faith unless it shall be determined that the Administrative Agent was grossly negligent in ascertaining the pertinent facts. Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement or any other Transaction Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or the Collateral Manager or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties; (vi) shall not be responsible for or have any duty to ascertain or inquire into the contents of any certificate, report or other document delivered thereunder or in connection therewith; (vii) shall be entitled to reasonably rely upon, and shall not incur any liability for reasonably relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person and the Administrative Agent also may reasonably rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for reasonably relying thereon; and (viii) shall not have any duty to inquire into the satisfaction of any conditions precedent set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. In determining compliance with any condition to the making of an Advance, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent receives notice to the contrary from such Lender prior to the making of such loan.

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(d) Actions by Administrative Agent. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the Lenders. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of such Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, including prepayment of any related expenses and other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lenders or as determined by the Administrative Agent to be necessary to comply with any applicable law, regulation or court order; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent or in the opinion of its external counsel, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may affect a forfeiture, modification or termination of a property interest in violation of any applicable Bankruptcy Laws. Notwithstanding anything to the contrary herein or in any other Transaction Document, in the event the Administrative Agent requests the consent of any Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Lender within ten (10) Business Days of such Lender’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action. The obligations of the Administrative Agent and the Lenders under this Agreement and each of the other Transaction Document are several and not joint. Failure by any one Lender to perform its obligations does not affect the obligations (or liability) of the Administrative Agent or any other Lender hereunder or thereunder, as applicable.

(e) Notice of Event of Default, Unmatured Event of Default or Collateral Manager Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Collateral Manager Default, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Collateral Manager referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Collateral Manager Default and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Collateral Manager Default,” as applicable. The Administrative Agent shall (subject to Section 9.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Collateral Manager Default as may be requested by the Lenders acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lenders; provided that unless and until the Administrative Agent has received any such direction from the Required Lenders or all Lenders, as applicable, acting jointly, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Event of Default, Unmatured Event of Default or Collateral Manager Default as it shall deem advisable or in the best interest of the Lenders.

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(f) Credit Decision with Respect to the Administrative Agent. Each Lender and each other Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Collateral Manager, the Equityholder or any of their respective Affiliates or review or approval of any portion of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and each other Secured Party hereby represents that it is engaged in originating, acquiring and/or holding commercial loans in the ordinary course of its business and acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and each other Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each other Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide and shall not be liable for the failure to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Collateral Manager, the Equityholder or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates in any capacity.

(g) Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent required to be so reimbursed, but not reimbursed by the Borrower or the Collateral Manager), ratably in accordance with the Pro Rata Share of its related Lender, from and against any and all actual or prospective claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder. Without limiting the provisions set forth herein, each Lender agrees (i) to indemnify the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Lender, from and against any and all actual or prospective claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any action taken or omitted by the Administrative Agent, hereunder or under any of the other Transaction Documents, in accordance with the directions of the applicable Lenders and (ii) to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Lender, promptly upon demand for any out‑of‑pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the applicable Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower

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or the Collateral Manager. The indemnification provisions hereunder survive and remain in full force and effect regardless of repayment of the Borrower’s obligations, the expiration or termination of the Lenders’ commitments, the termination of this Agreement, or the resignation of the Administrative Agent. In no event shall the Administrative Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Transaction Documents or in the exercise of any of its rights or powers under this Agreement.

(h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon either (x) sixty days’ written notice thereof to each Lender and the Borrower whether or not a successor has been appointed or (y) the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender (in each case, the “Resignation Effective Date”). Upon any such resignation, if no successor Administrative Agent has been appointed, the Required Lenders shall appoint a successor Administrative Agent, subject to the approval of the Borrower (which approval shall not be (i) unreasonably withheld, conditioned or delayed or (ii) required at any time during the continuance of an Event of Default or after the declaration or automatic occurrence of the Termination Date). Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (x) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (y) an Affiliate of such a bank. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent). Regardless of whether a successor is appointed as of the Resignation Effective Date, the retiring Administrative Agent shall be discharged from all of its duties and obligations under this Agreement and the other Transaction Documents and except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by, to or through each Lender directly, until such time, if any, as the applicable Lenders appoint a successor Administrative Agent as provided for above. Notwithstanding the Resignation Effective Date, the provisions of this Article IX shall continue to inure to the retiring Administrative Agent’s benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

(i) Payments by the Administrative Agent. Unless allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to each Lender in accordance with each such Lender’s Pro Rata Share, as applicable, or if there are no Advances Outstanding, in accordance with the most recent Commitments of the Lenders, as applicable, on the Business Day such amounts are received by the Administrative Agent, unless such amounts are received after 2:00 p.m. on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to each such Lender not later than the following Business Day.

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(j) Administrative Agent in its Individual Capacity. The Administrative Agent may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to Advances Outstanding pursuant to this Agreement, the Administrative Agent (in its capacity as a Lender) shall have the same rights and powers of any Lender hereunder and may exercise the same as though it were not the Administrative Agent, and the terms “Lender,” and “Lenders,” shall include the Administrative Agent in its capacity as a Lender hereunder unless otherwise stated.

(k) Administrative Agent in the Case of any Bankruptcy Proceeding. In case of any Bankruptcy Proceeding involving the Borrower, the Administrative Agent shall be entitled, but not obligated, to intervene in such Bankruptcy Proceeding to (i) file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Advances and all other obligations that are owing and unpaid under the terms of this Agreement and the Transaction Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for reasonable compensation, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in the proceedings related to such Bankruptcy Proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same to the Lenders under the terms of this Agreement. Further, any custodian, receiver, assignee, trustee, liquidator or similar official in any such Bankruptcy Proceeding is (A) authorized to make payments or distributions in a Bankruptcy Proceeding directly to the Administrative Agent on behalf of all of the Lenders to whom any amounts are owed under this Agreement and the Transaction Documents, unless the Administrative Agent expressly consents in writing to the making of such payments or distributions directly to such Lenders; and (B) required to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement and the Transaction Documents.

Section 9.02 Force Majeure.

The Administrative Agent shall not incur any liability for not performing any act or not fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of a Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 9.03 Enforcement.

The authority to enforce rights and remedies under this Agreement and the Transaction Documents against the Borrower or any of its Affiliates shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Lenders.

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Section 9.04 Merger or Consolidation.

Any Person (a) into which the Administrative Agent may be merged or consolidated, (b) that may result from any merger or consolidation to which the Administrative Agent shall be a party, or (c) that may succeed to the properties and assets of the Administrative Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Administrative Agent hereunder, shall be the successor to the Administrative Agent under this Agreement without further action of any of the parties hereto.

ARTICLE X

COLLATERAL AGENT

Section 10.01 Designation of Collateral Agent.

(a) Initial Collateral Agent. Each of the Lenders and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 10.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c) Secured Party. The Administrative Agent and the Lenders hereby appoint U.S. Bank Trust Company, National Association, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. U.S. Bank Trust Company, National Association, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 10.02(b).

Section 10.02 Duties of Collateral Agent.

(a) Appointment. The Lenders and the Administrative Agent hereby appoint U.S. Bank Trust Company, National Association to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

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(b) Duties. On or before the initial Advance Date, and until its removal pursuant to Section 10.05, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Agent shall, promptly upon its actual receipt of a Monthly Report from the Collateral Manager on behalf of the Borrower, verify the Outstanding Balance of each Collateral Obligation and the balance of each Account used in the calculation of Borrowing Base and, if the Collateral Agent’s calculation or statement of any Outstanding Balance or Account balance does not correspond with the calculation or statement provided by the Collateral Manager in such Monthly Report, deliver such calculation or statement to each of the Administrative Agent, Borrower and Collateral Manager within five (5) Business Days of receipt by the Collateral Agent of such Monthly Report and the parties shall use commercially reasonable efforts to reconcile such discrepancy;

(ii) The Collateral Agent shall re-calculate (based upon information provided by the Collateral Manager or the Administrative Agent, as applicable, upon which the Collateral Agent may conclusively rely) amounts to be remitted pursuant to Section 2.04 to the applicable parties and shall notify the Collateral Manager and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Monthly Report (such dispute to be resolved in accordance with Section 2.05).

(iii) The Collateral Agent shall provide to the Collateral Manager a copy of all written notices and communications identified as being sent to it in connection with the Collateral Obligations and the other Collateral Portfolio held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Collateral Manager in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Collateral Manager, prior to the occurrence of an Event of Default or the Administrative Agent, after the occurrence of Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(iv) Within ten (10) Business Days following the Closing Date, the Collateral Agent shall create a database (the “Collateral Database”) with respect to the Collateral Obligations held by the Borrower on the Closing Date based on the information provided to the Collateral Agent by the Collateral Manager and the Administrative Agent. The Collateral Agent shall permit access to the information in the Collateral Database by the Collateral Manager and the Borrower. The Collateral Agent shall update the Collateral Database promptly for Collateral Obligations and Permitted Investments acquired or sold or otherwise disposed of and for any amendments or changes to Collateral Obligation amounts or interest rates.

(v) The Collateral Agent shall establish with the Account Bank each of the Controlled Accounts in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties together with such additional sub‑accounts as the Collateral Agent or the Administrative Agent may determine from time to time are necessary for administrative convenience.

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(vi) The Collateral Agent shall track the receipt and daily allocation of cash to the Interest Collection Account and Principal Collection Account and any withdrawals therefrom and, on each Business Day, provide to the Collateral Manager daily reports reflecting such actions to the Interest Collection Account and Principal Collection Account as of the close of business on the preceding Business Day.

(vii) The Collateral Agent shall assist and reasonably cooperate with the independent certified public accountants in the preparation of those reports required under Section 6.10.

(viii) The Collateral Agent shall provide the Collateral Manager with such other information as may be reasonably requested in writing by the Collateral Manager and as is within the possession of the Collateral Agent.

(ix) The Collateral Agent shall forward to the Borrower, the Collateral Manager and the Administrative Agent any notices, reports or proxies or any other requests it has received relating to corporate actions affecting the Collateral Portfolio.

(c) Authorizations.

(i) Each of the Administrative Agent, the Lenders and the other Secured Parties further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Obligations now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(c) shall be deemed to relieve the Borrower or the Collateral Manager of their respective obligations, or impose the Borrower’s or the Collateral Manager’s obligations on the Collateral Agent to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).

(ii) The Administrative Agent is hereby authorized to direct the Collateral Agent with respect to actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder. With respect to such incidental actions, the Collateral Agent shall not be required to make any independent determinations as to the taking of any such incidental action hereunder, but shall be required only to act or to refrain from acting (and

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shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent.

(d) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement in such capacity.

Section 10.03 Merger or Consolidation. Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole or its corporate trust business, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

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Section 10.04 Collateral Agent Compensation. As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 10.05 or (ii) the termination of this Agreement.

Section 10.05 Collateral Agent Removal. The Collateral Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 10.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.

Section 10.06 Limitation on Liability.

(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio or as to whether any of the Collateral Portfolio satisfies the definition of Eligible Collateral Obligation. The Collateral Agent shall not be obligated to take any action hereunder that might in its reasonable judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

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(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default or the Termination Date, request instructions from the Collateral Manager and may, after the occurrence of an Event of Default or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Manager, the Administrative Agent or the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Manager, the Administrative Agent or the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent, in its role as Collateral Agent, shall have no duty to perform any of the duties of the Collateral Manager or the Collateral Custodian under this Agreement.

(j) The Collateral Agent shall in no event have any liability for the actions or omissions of the Administrative Agent, the Collateral Manager, or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Administrative Agent, the Collateral Manager, or any other Person. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which result from or is caused by a failure or delay on the part of the Administrative Agent, the Collateral Manager, or any other Person in furnishing necessary, timely and accurate information to the Collateral Agent.

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(k) It is expressly acknowledged by the parties hereto that application and performance by the Collateral Agent of its various duties hereunder (including, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(l) In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes, lockouts, embargo, government action (including any laws, ordinances, regulations), interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services or the like that delay, restrict or prohibit the provision of services by the Collateral Agent as contemplated by this Agreement. The Collateral Agent may execute any of its duties by or through its subsidiaries, affiliates, agents or attorneys‑in‑fact, provided that, no such delegations shall relieve the Collateral Agent of its responsibilities with respect to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorney‑in‑fact selected by it with reasonable care.

(m) The Collateral Agent and its respective affiliates, directors, officers, agents or employees shall not be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Advance hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower, the Collateral Manager or the Administrative Agent; (iii) the satisfaction of any condition specified in Article III; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Transaction Documents or any other instrument or writing furnished in connection herewith. Without prejudice to the Collateral Agent’s duties under this Article X or any other provision of any Transaction Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Obligation or any other Collateral Portfolio under any circumstances, including if payment is refused after due demand.

(n) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the relevant party to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. In the absence of an instruction from the Borrower, the Collateral Manager or the Administrative Agent, as applicable pursuant to the terms of this Agreement, all funds in any account held under this Agreement shall be held uninvested.

(o) Without limiting the generality of any terms of this section, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Administrative Agent, the Borrower or the Collateral Manager to provide accurate and complete information as required hereby to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that

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is caused by or results from any such inaccurate or incomplete information, or information not delivered as required hereby, or other failure on the part of any such other party to comply with the terms hereof.

(p) In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (collectively, “Applicable Banking Laws”), the Collateral Agent may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Banking Laws.

(q) The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral Portfolio and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral Portfolio in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral Portfolio or responsibility for (i) ascertaining or taking action with respect to calls, maturities, tenders or other matters relative to any Collateral Portfolio, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral Portfolio.

(r) Without limitation to the provisions set forth herein, the Collateral Custodian and Account Bank shall have the same rights, protections, benefits, immunities and indemnities afforded to the Collateral Agent pursuant to this Article X; provided that, such rights, protections and benefits shall be in addition to any rights, protections and benefits afforded the Collateral Custodian and Account Bank (as the case may be) under this Agreement or any other Transaction Documents.

Section 10.07 Collateral Agent Resignation. The Collateral Agent may resign at any time by giving not less than 90 days written notice thereof to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof) and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents, with the consent of the Borrower, not to be unreasonably withheld, conditioned or delayed, by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, the Collateral Manager and the Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed. For the avoidance of doubt, any Collateral Agent Fees shall be payable to the Collateral Agent so resigning until such time as a successor Collateral Agent shall have been appointed.

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ARTICLE XI

MISCELLANEOUS

Section 11.01 Amendments and Waivers.

(a) Subject to Section 2.25, this Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 11.01. The Borrower, the Collateral Manager, the Equityholder, the Required Lenders and the Administrative Agent may from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided that, (i) the Administrative Agent and the Borrower shall be permitted to amend any provision of this Agreement or any other Transaction Document (and such amendment shall become effective without any further action or consent of any other party) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; (ii) no such amendment, supplement, waiver or modification shall (1) amend, modify or waive any provision adversely affecting the rights, obligations or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (2) amend, modify or waive any provision adversely affecting the rights, obligations or duties of the Collateral Agent or the Account Bank without the prior written consent of the Collateral Agent or the Account Bank, (3) amend, modify or waive any provision adversely affecting the rights, obligations or duties of the Collateral Custodian without the prior written consent of the Collateral Custodian, (4) waive any Event of Default or Collateral Manager Default without the prior written consent of the Required Lenders or (5) materially affect the rights, obligations or duties of the Collateral Manager without the prior written consent of the Collateral Manager; and (iii) no such amendment, supplement, waiver or modification shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(b) Notwithstanding the provisions of Section 11.01(a), (i) the written consent of the Administrative Agent and all Lenders materially and adversely affected thereby shall be required for any amendment, modification, waiver or supplement of or to this Agreement that would constitute a Fundamental Amendment; and (ii) amendments pursuant to Section 2.25 shall be governed by the provisions of Section 2.25 and any definitions or other provisions related thereto or referred to therein, as applicable.

Section 11.02 Notices, Etc.

(a) All notices and other communications hereunder shall, unless otherwise stated herein, be in writing and faxed, e‑mailed or delivered, to each party hereto entitled to receipt thereof, at its address set forth hereunder in Section 11.02(c) or at such other address as shall be

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designated by such party in a written notice to the other applicable parties hereto. Notices and communications by facsimile and e‑mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.

(b) U.S. Bank agrees to accept and act upon instructions or directions pursuant to this Agreement or any document executed in connection herewith sent by unsecured e‑mail, facsimile transmission or other similar unsecured electronic methods. If such person elects to give U.S. Bank e‑mail or facsimile instructions (or instructions by a similar electronic method) and U.S. Bank in its discretion elects to act upon such instructions, U.S. Bank’s reasonable understanding of such instructions shall be deemed controlling. U.S. Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from U.S. Bank’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Other than to the extent arising from U.S. Bank’s bad faith or failure to implement or maintain commercially reasonable policies, procedures and safeguards commensurate with such policies, procedures and safeguards implemented and maintained by other internationally‑recognized banking institutions similarly engaged and entrusted, any Person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to U.S. Bank, including without limitation the risk of U.S. Bank acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it.

(c) Addresses for Notice:

MSD BDC SPV II, LLC, as Borrower:

c/o MSD Partners, L.P.

One Vanderbilt Avenue, 26th Floor

New York, New York 10017

Attention: Marcello Liguori/Brian Williams

Phone(212) 303-7822

(212) 303-4726

Email: mliguori@msdpartners.com; bwilliams@bdtmsd.com

MSD Investment Corp., as Equityholder and Seller:

c/o MSD Partners, L.P.

One Vanderbilt Avenue, 26th Floor

New York, New York 10017

Attention: Marcello Liguori/Brian Williams

Phone(212) 303-7822

(212) 303-4726

Email: mliguori@msdpartners.com; bwilliams@bdtmsd.com

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MSD Investment Corp., as Collateral Manager:

c/o MSD Partners, L.P.

One Vanderbilt Avenue, 26th Floor

New York, New York 10017

Attention: Marcello Liguori/Brian Williams

Phone(212) 303-7822

(212) 303-4726

Email: mliguori@msdpartners.com; bwilliams@bdtmsd.com

CITIZENS BANK, N.A., as Administrative Agent, Lender and Swingline Lender:

For agency services purposes:

Citizens Bank, N.A.

20 Cabot Road

Medford, MA 02155

Phone: (781) 655-4516

Email: kathy.serrentino@citizensbank.com;

cmlagencyservicing@citizensbank.com

Attention: Private Debt Investors Feeder Borrower II

For all other notices and communications:

Citizens Bank, N.A.

4250 Congress Street, Suite 300

Charlotte, NC 28209

Phone: (704) 496-5844

Email: peter.c.rogers@citizensbank.com

Attention: Private Debt Investors Feeder Borrower II

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent:

U.S. Bank Trust Company, National Association

190 South LaSalle Street

Chicago, IL 60603

Email: joseph.ruppert@usbank.com

Attention: Joseph Ruppert, Vice President

U.S. BANK NATIONAL ASSOCIATION, as Account Bank:

U.S. Bank National Association

190 South LaSalle Street

Chicago, IL 60603

Email: joseph.ruppert@usbank.com

Attention: Joseph Ruppert, Vice President

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U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian:

For delivery purposes:

U.S. Bank National Association

1719 Otis Way

Florence, South Carolina 29501

Email: steven.garrett@usbank.com

Attention: Steven Garrett, Assistant Vice President

For all other notices and communications:

U.S. Bank National Association
Rankin Building
113 Rankin Street, Suite 100
St. Paul, Minnesota 55116
Email: Kenneth.brandt@usbank.com
Attention: Kenneth.brandt@usbank.com

Section 11.03 No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent, each Lender, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. Subject to Section 11.04(b) below, with the prior written consent of the Borrower (such consent not to be (x) unreasonably withheld, delayed or conditioned and (y) required if an Event of Default or Unmatured Event of Default has occurred and is continuing), each Lender and their respective successors and assigns may assign, or grant a security interest or sell a participation interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) to any Person; provided that, notwithstanding the foregoing, (A) a Lender may assign, grant a security interest or sell a participation in, its rights and obligations hereunder to an Affiliate without the prior consent of the Borrower; (B) unless an Event of Default or Unmatured Event of Default has occurred and is continuing, no transfer of any Commitment (or any portion thereof) or Advance (or any portion thereof) shall be made unless the transferee has either a long-term unsecured debt rating of “Baa2” or above from Moody’s or “BBB” or above from S&P; and (C) any Lender may assign or participate all or a portion of its interests hereunder without the consent of the Borrower upon such Lender’s good faith determination that such assignment or participation is required for regulatory reasons, so long as such Lender provides written notice to the Borrower of such assignment or participation, which notice shall identify the material regulatory reasons necessitating such assignment or participation. For the avoidance of doubt, during the continuation of an Event of Default or Unmatured Event of Default or at any

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time following the Termination Date, a Lender may assign its rights and obligations hereunder to any Person without the prior consent of the Borrower. Notwithstanding anything contained in this Agreement to the contrary, (i) CBNA shall not need prior consent of the Borrower to consolidate with or merge into any other Person or convey or transfer substantially all of its properties and assets, including without limitation any Advance (or portion thereof), to any Person and (ii) if any Lender becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.22(b), the Administrative Agent shall have the right to cause or direct such Person to assign its entire interest in the Advances and this Agreement to a transferee selected by the Administrative Agent, in an assignment which satisfies the conditions set forth above. Any such assignee shall deliver to the Collateral Manager, the Borrower and the Administrative Agent a fully‑executed Transferee Letter substantially in the form of Exhibit N hereto (a “Transferee Letter”) and a fully‑executed Joinder Supplement and each such Lender shall be deemed to represent and warrant that is a “Qualified Purchaser” within the meaning of Section 3(c)(7) of the 1940 Act. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender, and such Lender shall forward any such agreements or documents, as applicable, to the Administrative Agent. None of the Borrower, the Equityholder or the Collateral Manager may assign, or permit any Lien (other than Permitted Liens) to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender and the Administrative Agent. The Borrower agrees that each participant shall be entitled to the benefits of Section 2.10 and Section 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(g) (it being understood that the documentation required under Section 2.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 11.04; provided that, such participant (A) agrees to be subject to the provisions of Section 2.23 as if it had acquired its interest by assignment pursuant to this Section 11.04; and (B) shall not be entitled to receive any greater payment under Section 2.10 or Section 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.23 with respect to any participant. Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that, subject to the notice requirements set forth above in this clause (a), no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations and proposed Section 1.163‑5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement

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notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c) Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement (as applicable, to the extent any such party is not party hereto).

Section 11.05 Term of This Agreement. This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V and the Collateral Manager’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Collateral Manager pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII, IX and Article XI and the provisions of Section 2.10, Section 2.11, Section 11.07, Section 11.08 and Section 11.09 shall be continuing and shall survive any termination of this Agreement.

Section 11.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5‑1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 11.07 Costs and Expenses.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Section 8.01 and Section 8.02 hereof, the Borrower agrees to pay, on the Payment Date pertaining to the Remittance Period in which such cost or expenses are incurred, all reasonable and documented out‑of‑pocket costs and expenses of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian and (solely in the case of clause (y) below) the Lenders incurred in connection with (x) the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and documented fees and out‑of‑pocket expenses of counsel for the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral

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Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and (y) the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay, on the Payment Date pertaining to the Remittance Period in which such costs or expenses are incurred, all other reasonable, invoiced out‑of‑pocket costs and expenses incurred by the Administrative Agent, the Lenders, the Collateral Agent, the Collateral Custodian and the Account Bank, including, without limitation, all costs and expenses incurred by the Administrative Agent and the Lenders in connection with periodic audits of the Borrower’s or the Collateral Manager’s books and records.

(c) For the avoidance of doubt, except with respect to the costs and expenses to be paid to the Collateral Agent and the Collateral Custodian, costs and expenses to be paid pursuant to this Section 11.07 shall exclude all allocable overhead costs and expenses.

(d) Nothing contained in this Section 11.07 shall relate to the payment of Taxes under the Transaction Documents. Taxes shall be covered by Section 2.11 herein.

Section 11.08 No Proceedings.

(a) Upon its acceptance of this Agreement and the benefits to which it is entitled hereunder, each party hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Bankruptcy Proceedings so long as there shall not have elapsed one year (or such longer preference period as shall then be in effect) and one day since the Collection Date; provided that, this Section 11.08(a) shall not apply to the Administrative Agent acting at the direction or with the consent of the Required Lenders.

(b) Upon its acceptance of this Agreement and the benefits to which it is entitled hereunder, each party hereto hereby agrees that it will not institute against, or join any other Person in instituting against, the Administrative Agent any Bankruptcy Proceeding so long as there shall not have elapsed one year (or such longer preference period as shall then be in effect) and one day since the Collection Date.

(c) The provisions of this Section 11.08 are a material inducement for the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and consummate the transactions contemplated hereby and are an essential term hereof. The Administrative Agent, with the consent of the Lenders, may seek and obtain specific performance of such provisions (including injunctive relief), including without limitation in any bankruptcy, reorganization, arrangement, winding‑up, insolvency, moratorium or liquidation proceedings, or other proceedings under the Bankruptcy Code.

Section 11.09 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the

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Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of any such Person or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of any incorporator, stockholder, affiliate, officer, employee or director of any such Person, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of any such Person and each incorporator, stockholder, affiliate, officer, employee or director of any such Person or of any such administrator, or any of them, for breaches by the Administrative Agent or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that, the foregoing non‑recourse provisions shall in no way affect any rights the Secured Parties might have against any incorporator, affiliate, stockholder, officer, employee, partner, member, manager or director of the Borrower, the Collateral Manager, the Seller or the Equityholder to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Equityholder or the Collateral Manager or any other Person against the Administrative Agent or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Equityholder and the Collateral Manager each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected; provided that, nothing contained in this sentence shall limit the Borrower’s indemnification obligations hereunder to the extent such damages are included in a third party claim in connection with which an Indemnified Party is entitled to indemnification hereunder.

(c) No obligation or liability to any Obligor under any of the Collateral Obligations is intended to be assumed by the Administrative Agent, the Lenders or any other Secured Party under or as a result of this Agreement and/or the transactions contemplated hereby.

(d) The provisions of this Section 11.09 shall survive the termination of this Agreement.

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Section 11.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e‑mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Each of this Agreement, the other Transaction Documents, and any other written instruments authorized or contemplated hereby or thereby, as applicable, contains the final and complete integration of all prior expressions by the parties thereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties thereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

Section 11.11 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Borrower and the Collateral Manager agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Collateral Manager, as applicable, at its address specified in Section 11.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.11 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 11.12 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, the Collateral Manager, the Collateral Agent, the Borrower, the Account Bank, the Equityholder and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the Collateral Obligations (and the related Underlying Instruments) and the Borrower, the Collateral Manager and their respective businesses, and all information in connection with or related to the Underlying Instruments (including but not limited to any information provided pursuant to Section 6.08), obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers, employees and affiliates may (i) disclose such information to its external accountants,

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investigators, auditors, attorneys or other agents, including any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Collateral Obligations contemplated herein (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Collateral Manager, the Equityholder, the Collateral Agent, the Borrower, the Account Bank and the Collateral Custodian that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. Notwithstanding the foregoing provisions in this Section 11.12(a), the Collateral Manager may, subject to Applicable Law and the terms of any Underlying Instruments, make available copies of the documents in the Collateral Obligation Files and such other documents it holds in its capacity as Collateral Manager pursuant to the terms of this Agreement, to any of its creditors. It is understood that the financial terms that may not be disclosed except in compliance with this Section 11.12(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Collateral Manager Defaults, and priority of payment provisions.

(b) Notwithstanding anything herein to the contrary, the Borrower, the Equityholder and the Collateral Manager each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders (including the permitted successors and assigns thereof and any prospective Lender), the Account Bank, the Collateral Agent or the Collateral Custodian by each other, (ii) by the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent and the Collateral Custodian to any prospective or actual assignee or participant of any of them; provided that (A) such Person would be permitted to be an assignee or participant pursuant to the terms hereof and (B) such Person agrees to hold such information confidential on terms consistent with the terms set forth in this Section 11.12; provided each such Person is informed of the confidential nature of such information. In addition, each of the Lenders, the Administrative Agent, the Collateral Agent, the Account Bank and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known (after such information becomes publicly known); (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of any Lender’s, the Administrative Agent’s, the Collateral Agent’s, the Account Bank’s or the Collateral Custodian’s business or that of their Affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, the Collateral Agent, the Collateral Custodian or the Account Bank or an officer, director, employer, shareholder or Affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Equityholder or the Collateral Manager or (e)

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to any Affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, the Equityholder or the Collateral Manager, as applicable.

Section 11.13 Waiver of Set‑Off. Each of the parties hereto (other than the recipients of such waiver) hereby waives any right of set‑off it may have or to which it may be entitled from time to time under this Agreement or any other Transaction Document against the Administrative Agent, the Lenders or their respective assets.

Section 11.14 Headings and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 11.15 Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 11.16 Failure of the Borrower or the Collateral Manager to Perform Certain Obligations. If the Borrower or the Collateral Manager, as applicable, fails to perform any of its agreements or obligations under Section 5.01(t), Section 5.02(o) or Section 5.03(e), the Administrative Agent may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the reasonable and documented expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower upon the Administrative Agent’s demand therefor.

Section 11.17 Power of Attorney. The Borrower irrevocably authorizes and appoints the Administrative Agent as its attorney‑in‑fact to act on behalf of the Borrower (i) to file such financing statements and other instruments as are necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or reasonably desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.

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Section 11.18 Delivery of Termination Statements, Releases, etc. Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents the Borrower deems reasonably necessary or appropriate to evidence the termination of the Pledge and other Liens securing the Obligations, all at the expense of the Borrower.

Section 11.19 Non‑Petition.

(a) Each of the parties hereto (other than the Administrative Agent and the Lenders) hereby agrees for the benefit of the Borrower, the Administrative Agent and the Lenders that it will not institute against, or join any other Person in instituting against, the Borrower any Bankruptcy Proceeding or file a voluntary bankruptcy petition under the Bankruptcy Code with respect to the Borrower so long as there shall not have elapsed one year (or such longer preference period as shall then be in effect) and one day since the Collection Date. The Borrower shall file a timely objection to, and promptly and timely move to dismiss and diligently prosecute such objection and/or motion to dismiss, any Bankruptcy Proceeding commenced by any Person in violation of this Section 11.19(a). The Borrower hereby expressly consents to, and agrees not to raise any objection in respect of, the Administrative Agent and each of the Lenders having creditor derivative standing in any Bankruptcy Proceeding to enforce each and every covenant contained in this Section 11.19(a).

(b) Each of the Borrower and the Collateral Manager further agrees that (i) a breach of any of their respective covenants contained in Section 11.19(a) will cause irreparable injury to the Administrative Agent and the Lenders, (ii) the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach, and (iii) each and every covenant contained in Section 11.19(a) shall be specifically enforceable against the Borrower and the Collateral Manager, and each of the Borrower and the Collateral Manager hereby waives and agrees not to object, or assert any defenses to an action for specific performance, or injunction in respect of any breach of such covenants.

(c) The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the covenants provided for in this Section 11.19, including without limitation the following powers: (i) to object to and seek to dismiss any Bankruptcy Proceeding relating to a Bankruptcy Event described in clause (i) of the definition thereof, and (ii) all powers and rights incidental thereto. This appointment is coupled with an interest and is irrevocable.

(d) The provisions of this Section 11.19 shall survive the termination of this Agreement.

Section 11.20 Intent of Parties. All parties hereto intend that the Borrower’s obligations to the Lenders, incurred through the Indebtedness borrowed hereunder, shall be in the form of “loans” and not “securities” for all purposes.

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Section 11.21 Covered Transactions. The Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are (x) used for the benefit of, or transferred to, an “affiliate” of a Lender (as such term is defined in 12 C.F.R. Part 223), or (y) used to invest in any fund advised by a Lender or an “affiliate” thereof (as such term is defined in 12 C.F.R. Part 223).

Section 11.22 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian), or any Person who has received funds on behalf of a Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian) (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian) or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within ten (10) days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian) shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate in effect on such day and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian) or any Person who has received funds on behalf of a Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x)

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that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian), or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian) shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.23(b).

(c) Each Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian) hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian) under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian) from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (A) such Lender shall be deemed to have assigned its Pro Rata Share of the aggregate Advances Outstanding (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the such Lender’s Pro Rata Share of the aggregate Advances Outstanding (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver a Transferee Letter and Joinder Supplement (or, to the extent applicable, an agreement incorporating a Transferee Letter and Joinder Supplement by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment

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Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Lender’s Pro Rata Share of the aggregate Advances Outstanding to the Borrower or the Administrative Agent, (B) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (D) the Administrative Agent may reflect in the Register its ownership interest in such Lender’s Pro Rata Share of the aggregate Advances Outstanding subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 11.04, the Administrative Agent may, in its discretion, sell any Lender’s Pro Rata Share of the aggregate Advances Outstanding acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advances Outstanding (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. For the avoidance of doubt, an Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the proceeds of prepayments or repayments of principal, interest or any other Obligations hereunder, or other distribution in respect of principal, interest or any other Obligations hereunder, received by the Administrative Agent on or with respect to any such Advances Outstanding acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances Outstanding are then owned by the Administrative Agent).

(e) The parties hereto agree that (x) except to the extent that the Administrative Agent has sold an Advance Outstanding (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party (other than the Account Bank, the Collateral Agent and the Collateral Custodian) under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”) (provided, that, the Borrower’s Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances Outstanding that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided, that (i) this Section 11.23 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing

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for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent and (ii) the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of, the Borrower for the purpose of making a payment of the Obligations or is otherwise paid from any portion of the Collateral Portfolio or other funds of the Borrower, the Collateral Manager or any equity holder of the foregoing (including, pursuant to Section 2.04).

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set‑off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.23 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII

COLLATERAL CUSTODIAN

Section 12.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 12.01. Each of the Borrower, the Lenders and the Administrative Agent hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 12.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 12.02 Duties of Collateral Custodian.

(a) Appointment. The Borrower, the Lenders and the Administrative Agent hereby appoint U.S. Bank National Association to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

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(b) Duties. From the Closing Date until its removal pursuant to Section 12.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.03(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt of any Required Loan Documents, the related Collateral Obligation Tape and the Document Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Document Checklist) and have no mutilated pages (in the case of electronic copies, “mutilated” shall mean that the pages are illegible) (B) UCC and other filings required under the applicable Underlying Instruments have been provided as listed on the Document Checklist, (C) if listed on the Document Checklist, a copy of an Insurance Policy with respect to any real or personal property constituting the Underlying Collateral is included, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Collateral Obligation number and Obligor name, as applicable, with respect to such Collateral Obligation is referenced on the related Collateral Obligation Tape (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Collateral Manager shall provide to the Collateral Custodian a copy (which may be an electronic copy) of the related Document Checklist which contains the Collateral Obligation information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Collateral Obligation. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Document Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the original balance of the Collateral Obligation with respect to which it has received Required Loan Documents is less than as set forth on the Collateral Obligation Tape, the Collateral Custodian shall notify the Administrative Agent and the Collateral Manager of such discrepancy within one (1) Business Day, or (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one (1) Business Day notify the Collateral Manager of such determination and provide the Collateral Manager with a list of the non‑complying Collateral Obligations and the applicable Review Criteria that they fail to satisfy. The Collateral Manager shall have five (5) Business Days after notice or knowledge thereof to correct any non‑compliance with any Review Criteria. In addition, if directed in writing (in the form of Exhibit M, which shall include an incumbency certificate for each authorized signer) by the Collateral Manager and approved by the Administrative Agent within ten (10) Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Collateral Obligation which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents.

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(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided further that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents required to be kept in physical form shall be kept in fire resistant vaults, rooms or cabinets at the office of the Collateral Custodian located at Florence, South Carolina, or at such other office as shall be specified to the Administrative Agent and the Collateral Manager by the Collateral Custodian in a written notice delivered at least 30 days (or such shorter notice period as consented to by the Administrative Agent) prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to the Borrower and its Affiliates and subsidiaries; provided that the Collateral Custodian shall segregate any commingled files upon written request of the Administrative Agent and the Borrower.

(iv) The Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(c) (i) The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit M, which shall include an incumbency certificate for each authorized signer), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Collateral Manager or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii) The Administrative Agent is hereby authorized to direct the Collateral Custodian with respect to actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder. With respect to such incidental actions, the Collateral Custodian shall not be required to make any independent determinations as to the taking of any such incidental action hereunder, but shall be required only to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon

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the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

Section 12.03 Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole or the corporate trust business of the Collateral Custodian, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 12.04 Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Collateral Agent and Collateral Custodian Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 12.05, (ii) its resignation as Collateral Custodian pursuant to Section 12.07 or (iii) the termination of this Agreement.

Section 12.05 Collateral Custodian Removal. The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by 30 days written notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.

Section 12.06 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

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(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 12.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Termination Date, request instructions from the Collateral Manager and may, after the occurrence of an Event of Default or the Termination Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) In no event shall the Collateral Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes, lockouts, embargo, government action (including any laws, ordinances, regulations),

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interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services or the like that delay, restrict or prohibit the provision of services by the Collateral Custodian as contemplated by this Agreement. The Collateral Custodian may execute any of its duties by or through its subsidiaries, affiliates, agents or attorneys-in-fact; provided that, no such delegations shall relieve the Collateral Agent of its responsibilities with respect to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorney-in-fact selected by it with reasonable care.

(j) The Collateral Custodian shall not be bound to make an independent investigation into the facts or matters stated in any notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed in any way by the terms of this Agreement, the Collateral Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(k) Nothing herein shall obligate the Collateral Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(l) The Collateral Custodian shall in no event have any liability for the actions or omissions of the Administrative Agent, the Collateral Manager, or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Administrative Agent, the Collateral Manager, or any other Person. The Collateral Custodian shall not be liable for failing to perform or delay in performing its specified duties hereunder which result from or is caused by a failure or delay on the part of the Administrative Agent, the Collateral Manager, or any other Person in furnishing necessary, timely and accurate information to the Collateral Custodian.

(m) It is expressly acknowledged by the parties hereto that application and performance by the Collateral Custodian of its various duties hereunder (including, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

Section 12.07 Collateral Custodian Resignation. Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof) of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents

‑204‑

in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit M; provided that the Borrower shall consent to any successor Collateral Custodian appointed by the Administrative Agent (such consent not to be unreasonably withheld). In the case of a resignation or removal of the Collateral Custodian pursuant to this Section 12.07, if no successor custodian shall have been appointed and an instrument of acceptance by a successor custodian shall not have been delivered to the Collateral Custodian within 90 days after the giving of such notice of removal, the Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor custodian. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.

Section 12.08 Release of Documents.

(a) Release for Collateral Manager. From time to time and as appropriate for the enforcement or management of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit M, to release to the Collateral Manager within two (2) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Collateral Manager shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Collateral Manager’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Collateral Obligation shall be liquidated, in which case, the Collateral Manager shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Collateral Manager to the Collateral Agent, all in the form annexed hereto as Exhibit M.

(b) Limitation on Release. The foregoing provision with respect to the release to the Collateral Manager of the Required Loan Documents and documents by the Collateral Custodian upon request by the Collateral Manager shall be operative only to the extent that at any time the Collateral Custodian shall not have released to the Collateral Manager active Required Loan Documents (including those requested) pertaining to more than ten (10) Collateral Obligations at the time being managed by the Collateral Manager under this Agreement. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Collateral Manager shall provide notice of the same to the Administrative Agent (who will provide each Lender with a copy promptly upon receipt thereof). Any additional Required Loan Documents or documents requested to be released by the Collateral Manager may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Collateral Manager pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit M

‑205‑

(which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Collateral Manager.

(d) Shipment of Collateral Obligation Files. Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Collateral Obligation Files in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Borrower, the Administrative Agent or the Required Lenders to the Collateral Custodian prior to any shipment of any Collateral Obligation Files hereunder. The Borrower shall arrange for the provision of such services at its sole cost and expenses (or, at the Collateral Custodian’s option, reimburse the Collateral Custodian for all reasonable and documented out‑of‑pocket costs and expenses incurred by the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Collateral Obligation Files as the Administrative Agent deems appropriate.

Section 12.09 Return of Required Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit M hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Required Loan Documents so requested to the Borrower.

Section 12.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Collateral Manager. Upon reasonable prior notice to the Collateral Custodian, the Borrower, the Collateral Manager and their agents, accountants, attorneys and auditors (at the Borrower’s expense), authorized representatives of the Administrative Agent will be permitted during normal business hours to examine and make copies of the Collateral Obligation Files and any other documents or records in the possession or under the control of the Collateral Custodian relating to any or all of the Collateral Obligations included in the Collateral Portfolio. Prior to the occurrence of an Unmatured Event of Default or an Event of Default, upon the request of the Administrative Agent and at the cost and expense of the Borrower, the Collateral Custodian shall promptly provide the Administrative Agent with the Collateral Obligation Files or copies thereof, as designated by the Administrative Agent, subject to the limitations and other conditions set forth in Section 6.10.

Section 12.11 Bailment. The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

‑206‑

ARTICLE XIII

ACKNOWLEDGMENT AND CONSENT TO BAIL‑IN OF EEA FINANCIAL INSTITUTIONS

Section 13.01 Acknowledgment and Consent to Bail‑In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document (other than an EU Excluded Liability), may be subject to the Write‑Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write‑Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail‑In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability including without limitation reduction in any accrued or unpaid interest in respect of such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the applicable terms of any relevant agreement governing such liability to give effect to the exercise of the Write‑Down and Conversion Powers of any EEA Resolution Authority.

‑207‑

ARTICLE XIV

RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES

Section 14.01 Recognition of the U.S. Special Resolution Regimes.

To the extent that this Agreement and/or any other Transaction Document constitutes a QFC, the Borrower hereby agrees with each Secured Party as of the Closing Date as follows:

(a) In the event a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and/or such other Transaction Document, and any interest and obligation in or under this Agreement and/or such other Transaction Document from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or such other the Transaction Document, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that a Covered Party or a BHC Act Affiliate of such Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or such other Transaction Document that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or such other Transaction Document were governed by the laws of the United States or any State thereof.

[Signature pages to follow.]

‑208‑

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:

MSD BDC SPV II, LLC

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan and Servicing Agreement

THE EQUITYHOLDER:

MSD INVESTMENT CORP.

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan and Servicing Agreement

THE COLLATERAL MANAGER:

MSD INVESTMENT CORP.

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan and Servicing Agreement

THE ADMINISTRATIVE AGENT:

CITIZENS BANK, N.A.

By:	/s/ Rachel Bilskie
Name: Rachel Bilskie
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan and Servicing Agreement

LENDER:

CITIZENS BANK, N.A.

By:	/s/ Rachel Bilskie
Name: Rachel Bilskie
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan and Servicing Agreement

LENDER:

Texas Capital Bank

By:	/s/ Ana Vega
Name: Ana Vega
Title: VP - Corporate Banking

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan and Servicing Agreement

LENDER:

EverBank, N.A.

By:	/s/ Martin O'Brien
Name: Martin O'Brien
Title: Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

SWINGLINE LENDER:

CITIZENS BANK, N.A.

By:	/s/ Rachel Bilskie
Name: Rachel Bilskie
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE COLLATERAL AGENT:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Jon C. Warn
Name: Jon C. Warn
Title: Senior Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE ACCOUNT BANK:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jon C. Warn
Name: Jon C. Warn
Title: Senior Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Loan and Servicing Agreement

THE COLLATERAL CUSTODIAN:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jon C. Warn
Name: Jon C. Warn
Title: Senior Vice President

Loan and Servicing Agreement

ANNEX A

Lender	Commitment
Citizens Bank, N.A.	$250,000,000
EverBank, N.A.	$100,000,000
Texas Capital Bank	$20,000,000

Annex A-1

SCHEDULE I

CONDITIONS PRECEDENT DOCUMENTS

As required by Section 3.01 of this Agreement, each of the following items must be delivered to the Administrative Agent and the Lenders prior to the effectiveness of the Agreement:

(a) A copy of this Agreement duly executed by each of the parties hereto;

(b) A certificate of the Director or the Secretary or Assistant Secretary or another Responsible Officer, as applicable, of each of the Borrower and the Collateral Manager, each dated as of the Closing Date, each certifying (i) the names and true signatures of the incumbent officers or directors, as applicable, of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent and the Lenders may conclusively rely until such time as the Administrative Agent and the Lenders shall receive from the Borrower or the Collateral Manager, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copies attached to such certificates of incorporation or formation of such Person are complete and correct copies and that such certificates of limited partnership and certificates of incorporation or formation, as applicable, have not been amended, modified or supplemented and are in full force and effect, (iii) that the copies attached to the certificate of the limited partnership agreements, exempted limited partnership agreements, memorandum and articles of association or limited liability company agreements, as applicable, of each such Person are complete and correct copies, and that such limited partnership agreements or limited liability company agreements, as applicable, have not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of the general partners, managers or boards of directors, as applicable, of each such Person approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;

(c) True and complete copies, certified pursuant to a certificate of the Director or Secretary or Assistant Secretary referred to in subclause (b) above, of the constituent documents, of each of the Borrower, the Equityholder and the Collateral Manager, to include limited partnership agreements, exempted limited partnership agreements, memorandum and articles of association or limited liability company agreements of each entity, together with any certificates of limited partnership, certificates of incorporation and certificates of formation, as applicable.

(d) A good standing certificate, dated as of a recent date for each of the Borrower and the Collateral Manager;

(e) (i) Financing statements describing the Collateral Portfolio, and naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party and (ii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s, on behalf of the Secured Parties, interests in all Collateral Portfolio;

Sch. I‑1

(f) Financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral Portfolio previously granted by the Borrower;

(g) Copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name) as debtor(s) and which are filed in the applicable jurisdictions, together with copies of such financing statements (none of which shall cover the Collateral Portfolio or any portion thereof);

(h) One or more favorable Opinions of Counsel with respect to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the permitted and prospective successors and assigns of the Administrative Agent and the Lenders (for reliance purposes in the case of each of the foregoing) and the Collateral Agent, with respect to such matters as the Administrative Agent may reasonably request (including an opinion, with respect to the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio and the membership interests of the Borrower under the UCC laws of the applicable jurisdictions);

(i) One or more favorable Opinions of Counsel with respect to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the permitted and prospective successors and assigns of the Administrative Agent and the Lenders (for reliance purposes in the case of each of the foregoing), the Collateral Agent and the Collateral Custodian, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, this Agreement and the other Transaction Documents;

(j) One or more favorable Opinions of Counsel with respect to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the permitted and prospective successors and assigns of the Administrative Agent and the Lenders (for reliance purposes in the case of each of the foregoing), the Collateral Agent and the Collateral Custodian, with respect to the issue of substantive consolidation in a proceeding under the Bankruptcy Code.

(k) Duly completed copies of the applicable IRS Form W‑9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) from the Borrower; and

(l) A copy of each of the other Transaction Documents, duly executed by the parties thereto.

Sch. I‑2

SCHEDULE II

[RESERVED]

Sch. II‑1

SCHEDULE III

[RESERVED]

Sch. III‑1

SCHEDULE IV

COLLATERAL OBLIGATION TAPE

For each Collateral Obligation, the Borrower shall provide, as applicable, the following information and the applicable Collateral Obligation Tape:

(a) Obligor Name

(b) Collateral Obligation Type (First Lien Loan, First Lien Last Out Loan, Second Lien Loan, Senior Secured Bond, or Recurring Revenue Loan), as well as whether the Collateral Obligation is a Specified Collateral Obligation (Group 1, Group 2, or Group 3) or an Approved Collateral Obligation

(c) Whether such Collateral Obligation is a funded Term Loan, Delayed Draw Obligation or a Revolving Obligation

(d) Calculation of the Senior Net Leverage Ratio as of the applicable Cut‑Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)

(e) Calculation of the Total Net Leverage Ratio as of the applicable Cut‑Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)

(f) Calculation of the Cash Interest Coverage Ratio as of the applicable Cut-Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)

(g) Calculation of the Facility Attachment Ratio as of the applicable Cut‑Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)

(h) Calculation of the Gross Debt‑to‑Recurring‑Revenue Ratio as of the applicable Cut‑Off Date for any Qualified Recurring Revenue Loan and for the most recent Relevant Test Period (quarterly)

(i) TTM EBITDA as of the applicable Cut-Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)

(j) For Qualified Recurring Revenue Loans, the Recurring Revenue as of the applicable Cut-Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)

(k) Effective LTV as of the most recent transaction (as it applies to the Cut-Off Date)

(l) Calculation of the EBITDA add-back percentage as of the applicable Cut-Off Date for any Collateral Obligation that is not a Qualified Recurring Revenue Loan

(m) Whether such Collateral Obligation is a Qualified First Lien Loan

Sch. IV‑1

(n) Whether such Collateral Obligation is a DIP Collateral Obligation, a Participation Interest, a Permitted Deferrable Obligation, a Defaulted Obligation, or a Discount Obligation

(o) Whether such Collateral Obligation is a Cov-Lite Loan

(p) The payment frequency of such Collateral Obligation (whether it be monthly, quarterly, or semi-annually)

(q) For any Floating Rate Obligation, the current spread (inclusive of any index floor benefit and credit spread adjustment) and for any Fixed Rate Obligation, the current coupon

(r) Scheduled maturity date

(s) Whether the rate of interest is floating or fixed

(t) For Fixed Rate Obligations, whether such Collateral Obligation is unhedged

(u) Outstanding Balance

(v) Any Unfunded Exposure Amount (if applicable)

(w) Par amount

(x) Assigned Value

(y) Adjusted Balance

(z) Aggregate Adjusted Balance

(aa) Moody’s Industry Classification

(bb) Whether such Collateral Obligation has been subject to a Revaluation Event (and specifying which clause under the definition thereof, as applicable)

(cc) Whether such Collateral Obligation has been subject to a Material Modification (and specifying which clause under the definition thereof, as applicable)

(dd) The Cut‑Off Date and date of acquisition for such Collateral Obligation

(ee) Advance Rate

(ff) Obligor domicile

(gg) The applicable Eligible Currency for such Collateral Obligation

(hh) Purchase Price of such Collateral Obligation

Sch. IV‑2

(ii) Whether such Collateral Obligation is a Related Obligation

(jj) Any applicable public ratings or credit estimates for the related Collateral Obligation by S&P, Moody’s, or Fitch rating agencies

(kk) The “as of” date, with respect to the financials used for such Obligor

(ll) Any Collateral Obligation which does not qualify as a Specified Collateral Obligation due to (1) the Administrative Agent waived any requirements set forth in the definition of Eligible Collateral Obligation, (2) the Collateral Obligation’s Senior Net Leverage Ratio has deteriorated materially since the most recent transaction, (3) lack of information on the underlying Obligor, or (4) a Key Person Event has occurred.

(mm) Any custom Revaluation Event trigger as determined by the Facility Agent in its sole discretion

(nn) MSD’s role on the transaction and aggregate commitment to the Collateral Obligation across the platform and the total commitments to the Collateral Obligation across all lenders, the lead agent on the transaction, and the sponsor

Sch. IV‑3

SCHEDULE V

[Reserved]

Sch. V‑1

SCHEDULE VI

[Reserved]

Sch. VI‑1

SCHEDULE VII

COLLATERAL OBLIGATION LIST

[Distributed Separately]

Sch. VII‑1

SCHEDULE VIII

MOODY’S INDUSTRY CLASSIFICATION GROUP LIST

CORP - Aerospace & Defense	(A) 1
CORP - Automotive	(B) 2
CORP - Banking, Finance, Insurance & Real Estate	(C) 3
CORP - Beverage, Food & Tobacco	(D) 4
CORP - Capital Equipment	(E) 5
CORP - Chemicals, Plastics, & Rubber	(F) 6
CORP - Construction & Building	(G) 7
CORP - Consumer goods: Durable	(H) 8
CORP - Consumer goods: Non-durable	(I) 9
CORP - Containers, Packaging & Glass	(J) 9
CORP - Energy: Electricity	(K) 9
CORP - Energy: Oil & Gas	(L) 9
CORP - Environmental Industries	(M) 9
CORP - Forest Products & Paper	(N) 9
CORP - Healthcare & Pharmaceuticals	(O) 9
CORP - High Tech Industries	(P) 9
CORP - Hotel, Gaming & Leisure	(Q) 9
CORP - Media: Advertising, Printing & Publishing	(R) 9
CORP - Media: Broadcasting & Subscription	(S) 9
CORP - Media: Diversified & Production	(T) 9
CORP - Metals & Mining	(U) 9
CORP - Retail	(V) 9
CORP - Services: Business	(W) 9
CORP - Services: Consumer	(X) 9
CORP - Sovereign & Public Finance	(Y) 9
CORP - Telecommunications	(Z) 9
CORP - Transportation: Cargo	(AA) 9
CORP - Transportation: Consumer	(BB) 9
CORP - Utilities: Electric	(CC) 9
CORP - Utilities: Oil & Gas	(DD) 9
CORP - Utilities: Water	(EE) 9
CORP – Wholesale	(FF) 9

Sch. VIII‑1

SCHEDULE IX

DIVERSITY SCORE CALCULATION

The Diversity Score as of any date of determination is calculated as follows:

(a)
An “Obligor Par Amount” is calculated for each Obligor of an Eligible Collateral Obligation, and is equal to the Aggregate Outstanding Balance of all Eligible Collateral Obligations issued by such Obligor and any of its Affiliates.
(b)
An “Average Par Amount” is calculated by summing the Obligor Par Amounts for all Obligors, and dividing by the number of Obligors.
(c)
An “Equivalent Unit Score” is calculated for each Obligor, and is equal to the lesser of (x) one and (y) the Obligor Par Amount for such issuer divided by the Average Par Amount.
(d)
An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s industry classification groups, shown on Schedule VIII, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.
(e)
An “Industry Diversity Score” is then established for each Moody’s industry classification group, shown on Schedule VIII, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate		Aggregate		Aggregate		Aggregate
Industry	Industry	Industry	Industry	Industry	Industry	Industry	Industry
Equivalent	Diversity	Equivalent	Diversity	Equivalent	Diversity	Equivalent	Diversity
Unit Score	Score	Unit Score	Score	Unit Score	Score	Unit Score	Score

0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900

Sch. IX‑1

Aggregate		Aggregate		Aggregate		Aggregate
Industry	Industry	Industry	Industry	Industry	Industry	Industry	Industry
Equivalent	Diversity	Equivalent	Diversity	Equivalent	Diversity	Equivalent	Diversity
Unit Score	Score	Unit Score	Score	Unit Score	Score	Unit Score	Score

1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)
The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s industry classification group shown on Schedule VIII.

For purposes of calculating the Diversity Score, affiliated Obligors in the same Moody’s industry classification group are deemed to be a single Obligor except as otherwise agreed to by the Administrative Agent.

Sch. IX‑2